UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.)
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Everi Holdings Inc.
(Name of Registrant as Specified in Its Charter)

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To Our Stockholders:

Everi’s results in 2020 reflect one of the most unusual and challenging years in the history of the Company. We faced significant challenges due to the ongoing impact of the coronavirus disease 2019 (“COVID-19”) pandemic. We acted swiftly and focused on addressing the pandemic’s impact on our employees and their families, our Company, and our customers. As a result, we evaluated our business strategies in the second quarter of 2020, and implemented measures to create a safe workplace environment, including implementing remote working policies, reducing our ongoing operating costs, seeking ways to operate our business more efficiently and effectively, and conserving our resources. We also borrowed an additional $125 million, which together with cash on hand and our revolving credit line, provided liquidity.

As we continue to navigate the ongoing effects of the COVID-19 pandemic, our first priority continues to be the health and welfare of our employees, our customers, and their guests while maintaining our focus on the long-term success and health of our Company.

The quarterly sequential increases in revenues and net income achieved in the fourth quarter reflect the strength and balance of our businesses, in particular, our significant percentage of higher-margin recurring revenues, and our track record of consistent operating execution. Year-over-year progress in several of our operating metrics, despite increased restrictions on certain casino activities during the quarter, is a direct result of the material advances in our Games and FinTech product portfolios.

These advances reflect our focus on developing new and enhanced products to help our customers extend their relationship with their guests and operate more efficiently, and for which we are seeing increasing demand. Our improved operating performance, together with the ongoing benefits of our cost savings initiatives, resulted in an increase in operating income and our return to generating net income in the fourth quarter.

We believe our FinTech contactless, compliance, and player-loyalty solutions continue to be mission critical elements for our customers as they conduct business. Products and services, such as our digital mobile CashClub Wallet®, and player-loyalty promotional and self-service enrollment kiosks, enable our customers to provide cashless/contactless solutions and operate more cost efficiently, even as they help drive revenue.

Our Games development teams continue to create original, entertaining, in-demand games that provide memorable player experiences for players in both land-based and online digital gaming.

2020 Financial Highlights

Revenues
increased on a quarterly sequential basis in each of the third and fourth quarters of 2020

Returned to net income in the fourth quarter

2020 Product Highlights

Annual Gaming and Technology Awards from Global Gaming Business:

Best Slot Product and Best Consumer-Service Technology Awards for Second Consecutive Year

The Vault® game theme won Gold Medal for Best Slot Product

CashClub Wallet® Core Edition technology
won Silver Medal for Best Consumer-Service Technology

Our success in implementing our new product development priorities enabled us to drive improvements in several key performance metrics and execute on new opportunities, such as the demand for cashless funding solutions, despite the challenges of the COVID-19 pandemic. This success, combined with our focus on optimizing our operations, has enabled Everi to address the industry’s current challenges, while positioning us to grow as the operating environment normalizes.

The combination of our core values – Collaboration, Integrity, Inclusion, Excellence, and Fun, our operating initiatives, and long-term growth prospects has provided Everi with a solid foundation on which we can achieve further success. We expect these factors and our focus on fiscal discipline to drive consistent profitable growth and cash flow in the years ahead, as the gaming industry and broader economy recover. Everi is committed to expanding its innovative and creative reach and continuing to build a culture based on the tenets of respect and transparency.

In closing, we would like to thank each and every one of our team members around the globe for their wholehearted commitment during 2020 and their ongoing dedication, as well as for the support of our customers, stockholders, and vendor partners. We have an exciting growth story and look forward to further elevating Everi as a leading supplier of imaginative gaming entertainment content and products and trusted financial technology and loyalty solutions.

On behalf of the Board and employees of Everi, we also thank Miles Kilburn for his 15 years of distinguished service as both a member and Chairman of the Board of Directors. Miles has been an integral contributor to our success and upon his retirement from the Board at the 2021 Annual Meeting, we wish him all the best in his next and future endeavors.

/s/ Michael D. Rumbolz

Michael D. Rumbolz
Chief Executive Officer

April 19, 2021

April 19, 2021
Dear Stockholder:
On behalf of the Board of Directors and officers of Everi Holdings Inc. (“we,” “us,” “our,” “Everi,” or the “Company”), we are pleased to invite you to attend our 2021 Annual Meeting of Stockholders. The meeting will be held at Everi’s headquarters located at 7250 S. Tenaya Way, Suite 100, Las Vegas, Nevada 89113, on Wednesday, May 19, 2021 at 9:00 a.m. Pacific Time (the “Annual Meeting”).
Due to the ongoing public health impact of the coronavirus disease 2019 (“COVID-19”) global pandemic, and in consideration of the health and well-being of our stockholders and other meeting participants, we will require attendees to comply with health and safety protocols endorsed by the Centers for Disease Control and Prevention, including the wearing of masks and maintaining social distancing.
At the Annual Meeting, you will be asked to:

1	2	3	4	5
Elect two Class I director nominees named in this Proxy Statement.	Approve, on a non-binding, advisory basis, the compensation of our named executive officers.	Approve the Everi Holdings Inc. Amended and Restated 2014 Equity Incentive Plan.	Ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.	Transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.
The accompanying Proxy Statement provides a detailed description of these proposals and other information that you should read and consider before voting.
Your vote is very important to us. Regardless of whether you expect to attend the Annual Meeting in person, please submit your proxy or voting instructions over the Internet, telephone, or by mail as soon as possible to ensure that your shares are represented at the Annual Meeting and your vote is properly recorded. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you previously submitted your proxy.
If you have any questions concerning the Annual Meeting, and you are the stockholder of record of your shares, please contact our Senior Vice President, Investor Relations, William Pfund, at william.pfund@everi.com or (702) 676-9513. If your shares are held by a broker or other nominee, please contact your broker or other nominee for questions concerning the Annual Meeting.
We are fully cognizant of the continued challenges for the Company, our people, our customers, our stockholders, and our other stakeholders. During these uncertain times, we remain optimistic that our products and services will remain highly valued by our customers and their patrons. Your Board brings executive, financial, and strategic leadership together with a wide range of complementary skills and backgrounds relative to the Company’s industry, to assist management in navigating these uncharted times. The Board remains diligent and highly focused on our people, sustainable growth, and performance as we continue to build long-term shareholder value and continue striving for a more diverse and inclusive Company. On behalf of the Board of Directors and our employees, we thank you for your past and ongoing support of the Company.
Sincerely,
/s/ Michael D. Rumbolz
Michael D. Rumbolz
Chief Executive Officer & Director

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS
Date and Time: Wednesday, May 19, 2021 9:00 a.m. Pacific Time	Location: Everi Holdings Inc. Corporate Headquarters 7250 S. Tenaya Way, Suite 100 Las Vegas, Nevada 89113
To Our Stockholders:
You are cordially invited to attend the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Everi Holdings Inc., at which stockholders will vote on the following proposals listed below. Your vote is very important to us. Regardless of whether you expect to attend the Annual Meeting in person, please submit your proxy or voting instructions over the Internet, telephone, or by mail as soon as possible to ensure that your shares are represented at the Annual Meeting and your vote is properly recorded. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you previously submitted your proxy. The Company may require attendees to comply with health and safety protocols endorsed by the Centers for Disease Control and Prevention, which may include recommended social distancing and the use of personal protective equipment such as face masks.

Voting Matters
1.	Election of two Class I director nominees named in this Proxy Statement.	Visit www.proxyvote.com. You will need the 16-digit number included in your proxy card or voting instruction form.
2.	To approve on a non-binding, advisory basis, the compensation of our named executive officers.	Call 1-800-690-6903 or the number on your voting instruction form. You will need the 16-digit number included in your proxy card or voting instruction form.
3.
To approve the Everi Holdings Inc. Amended and Restated 2014 Equity Incentive Plan to, among other things, increase the maximum aggregate number of shares that may be issued thereunder by 5,000,000 shares.
Send your completed and signed proxy card or voting instruction form to the address on your proxy card or voting instruction form.
4.	To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.
If you plan to attend the meeting in person, you will need to bring a government-issued picture ID and proof of ownership of Everi Holdings Inc. common stock as of the record date. The Company may require attendees to comply with health and safety protocols, including social distancing and the use of personal protective equipment such as face masks.

5.	To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.
Given the impact of the COVID-19 pandemic, we strongly encourage you to vote in advance of the meeting over the Internet, telephone or by mail as described above.

Record Date
Stockholders of record as of the close of business on April 5, 2021 will be entitled to notice of, and to vote at, the Annual Meeting, or any adjournment or postponement thereof.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 19, 2021. Our Proxy Statement is attached. Financial and other information concerning Everi Holdings Inc. is contained in our Annual Report to Stockholders for the fiscal year ended December 31, 2020 (the “2020 Annual Report”). A complete set of proxy materials relating to our Annual Meeting is available on the Internet. These materials, consisting of the Notice of 2021 Annual Meeting of Stockholders, Proxy Statement, Proxy Card, and 2020 Annual Report are available and may be viewed at www.proxyvote.com.

This Notice of Annual Meeting and the accompanying Proxy Statement are first being made available to our stockholders on or about April 19, 2021.
By Order of the Board of Directors,
/s/ Kate C. Lowenhar-Fisher
Executive Vice President, Chief Legal Officer – General Counsel
and Corporate Secretary

April 19, 2021

PROXY STATEMENT TABLE OF CONTENTS

PROXY STATEMENT SUMMARY	7	Severance Benefits	58
2020 Performance Highlights	7	Compensation Committee Report	58
Corporate Governance Highlights	10	Members of the Compensation Committee	58
Environmental Sustainability; Social Responsibility	11	Compensation of Named Executive Officers	59
PROXY STATEMENT	13	2020 Summary Compensation Table	59
PROPOSAL 1: ELECTION OF TWO CLASS I DIRECTORS	13	Grants of Plan-Based Awards	60
		Outstanding Equity Awards	62
BOARD AND CORPORATE GOVERNANCE MATTERS	20	2020 Option Exercises and Stock Vested	64
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	40	Employment Contracts and Equity Agreements, Termination of Employment, and Change in Control Arrangements	64
EXECUTIVE OFFICERS	42
PROPOSAL 2: ADVISORY (NON-BINDING) VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (SAY ON PAY)	43	Pension Benefits and Nonqualified Deferred Compensation	66
		SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	67
EXECUTIVE COMPENSATION	44
Compensation Discussion and Analysis	44	EQUITY COMPENSATION PLAN INFORMATION	68
I. EXECUTIVE SUMMARY	45	PAY RATIO	69
Compensation Actions	45	PROPOSAL 3: APPROVAL OF THE EVERI HOLDINGS INC. AMENDED AND RESTATED 2014 EQUITY INCENTIVE PLAN	70
II. COMPENSATION PHILOSOPHY AND OBJECTIVES	46
Compensation Governance Practices	47	PROPOSAL 4: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	78
Components of Our Compensation Program	48
2020 Target Total Compensation	48	REPORT OF THE AUDIT COMMITTEE	80
2020 Say on Pay Results	48	DELINQUENT SECTION 16(a) REPORTS	81
III. COMPENSATION DECISION MAKING PROCESS	49	FREQUENTLY ASKED QUESTIONS	81
Paying for Performance: Realizable Pay	49	OTHER MATTERS	85
Role of the Board	49	ANNUAL REPORT TO STOCKHOLDERS AND ANNUAL REPORT ON FORM 10-K	85
Role of the Compensation Committee	50
Role of Management	50	APPENDIX A: RECONCILIATION OF NON-GAAP MEASURES	A-1
Role of Compensation Consultants	50
Compensation Risk Oversight	51	APPENDIX B: EVERI HOLDINGS INC. AMENDED AND RESTATED 2014 EQUITY INCENTIVE PLAN	B-1
IV. COMPENSATION COMPETITIVE ANALYSIS	51
Peer Group	51	APPENDIX C: SUPPLEMENT TO PRESENT REQUIRED INFORMATION IN SEARCHABLE FORMAT	C-1
V. ELEMENTS OF COMPENSATION	52
Base Salary Compensation	52
Annual Incentives	52
2020 Performance Metrics	53
2020 Performance and Actual Payouts	54
Long-Term Equity Incentive Awards	55	INDEX OF FREQUENTLY REQUESTED INFORMATION
2020 Awards	55	Corporate Governance Highlights	10
VI. ADDITIONAL COMPENSATION POLICIES AND PRACTICES	56	Environmental Sustainability; Social Responsibility	11

Equity Ownership Policy	56	Director Nominees	13
Clawback Policy	57	Compensation of Directors	20
Anti-Hedging and Anti-Pledging Policies	57	Compensation of Named Executive Officers	59
Tax Considerations	57	Pay Ratio	69
Retirement Plans	57

PROXY STATEMENT SUMMARY
This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Everi Holdings Inc. (“we,” “us,” “Everi” or the “Company”) for use at the 2021 Annual Meeting of Stockholders and at any adjournment or postponement thereof. On or about April 19, 2021, we will begin distributing to each stockholder entitled to vote at the 2021 Annual Meeting of Stockholders this Proxy Statement, the Notice of 2021 Annual Meeting of Stockholders, a proxy card or voting instruction form, and our 2020 Annual Report. Shares represented by a properly executed proxy will be voted in accordance with the instructions provided by the stockholder. This summary highlights information contained elsewhere in this Proxy Statement; however, it does not contain all of the information you should consider. You should read the entire Proxy Statement before casting your vote.

Voting Matters and Board Recommendations
Proposal	Description	Board Recommendation	Page (for more detail)
1	Election of two Class I director nominees named in this Proxy Statement.	FOR each of the Board’s nominees	13
2	Approval, on an advisory basis, of the compensation of our named executive officers.	FOR	43
3	Approval of the Everi Holdings Inc. Amended and Restated 2014 Equity Incentive Plan.	FOR	70
4	Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.	FOR	78
Stockholders will also transact any other business that properly comes before the meeting.
Additional information, including “FREQUENTLY ASKED QUESTIONS” about this Proxy Statement, the Annual Meeting, and voting can be found on page 81.

2020 Performance Highlights
Throughout 2020, we responded to the challenges posed by the COVID-19 pandemic and its impact on our Company, our customers, and the gaming and hospitality industry while continuing to execute on our key growth initiatives. At the onset of the pandemic in March 2020, as it impacted our industry and we faced an immediate future of no revenues and no incoming cash flow, we acted swiftly. The leadership team took actions to reduce expenses, conserve liquidity, and plan for the survival of the Company.
Approximately 80 percent of the Company’s workforce were placed on furlough, salaries were reduced for remaining employees, and we implemented remote working and safe workplace policies. To lead the way, the Board of Directors and Chief Executive Officer cut their compensation to zero, with 70 percent reductions for the executive team, and smaller reductions for those employees earning less. In April 2020, the Company was able to secure an additional $125 million in borrowings, which together with cash on hand and its revolving credit line, provided liquidity for the Company while casinos were closed. Everyone demonstrated his/her dedication across the Company and accepted sacrifices to help the Company become well positioned to weather a prolonged period of little-to-no revenue.
Fortunately, the first casinos reopened their doors in late May, and during the next few months, more customers restarted operations and casino patrons returned. As customers reopened, we brought back furloughed employees, implemented policies designed to provide a safe workplace return, and began to restore compensation. With a majority of our gaming customers reopening properties by the end of September 2020, and our activity rates and results continuing to improve through the third and fourth quarter, we: (i) reinstated base compensation to pre-COVID-19 levels for the employee base and retroactively restored a significant portion of the reduced salaries with one-time catch up payments; (ii) although not promised at the time of reduction, reversed nearly all compensation reductions for both our executives and directors; and (iii) fully paid down the outstanding balance on our revolving line of credit.
Through our dedication and unwavering commitment to provide our customers and their patrons with exceptional products and services, our 2020 fourth quarter operating results reflected quarterly sequential improvement over the third quarter, despite the continued impact from the COVID-19 pandemic and related casino closures. In addition, we were able to return to net income in the fourth quarter.
In the 2020 fourth quarter, revenues rose to $119.6 million from $112.1 million in the 2020 third quarter, and net income improved to $1.1 million, or $0.01 per diluted share, compared to a net loss of $0.9 million, or $(0.01) per diluted share, in the 2020 third quarter.
Additionally, the creative talents and commitment of our employees were recognized with our premium game, The Vault®, winning the Gold Medal for Best Product in the Gaming Industry for the 2020 Global Gaming Business Gaming & Technology Awards, which consecutively follows winning of the Gold Medal last year as well. Our digital mobile CashClub Wallet® solution for casinos was awarded the Silver Medal for Best Consumer Technology, the third consecutive year of such recognition for our FinTech business.
The fourth quarter also saw the first deployment of our new digital, cashless CashClub Wallet® solution at two customers. Powered by our CashClub Wallet® technology, our offering provides operators with a cashless, touchless, flexible, robust, secure, regulatory-compliant, and cost-effective payment method capable of providing their guests with a seamless experience across their entire gaming and resort amenities of the casino.

For more information on our 2020 results and other related financial measures, we refer you to our 2020 Annual Report.

CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS AND WEBSITE REFERENCES
This Proxy Statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including as they relate to our expectations, goals, or plans related to corporate responsibility, sustainability and environmental matters, employees, policy, business, procurement and other risks and opportunities, as do other materials or oral statements we release to the public. Forward-looking statements are neither historical facts nor assurances of future performance, but instead are based only on our current beliefs, expectations, and assumptions regarding the future of our business, plans and strategies, projections, anticipated events and trends, the economy, and other future conditions, as of the date on which this report is filed, and these are subject to change, including the standards for measuring progress that are still in development. All statements other than statements of historical or current facts, including statements regarding our strategy, our operational objectives, and our environmental and social plans and goals, made in this document are forward-looking and aspirational, and are not guarantees or promises such expectations, plans, or goals will be met. Forward-looking statements often, but do not always, contain words such as “expect,” “anticipate,” “aim to,” “designed to,” “commit,” “intend,” “plan,” “believe,” “goal,” “target,” “future,” “estimate,” “seek,” “project,” “may,” “can,” “could,” “should” or “will,” and other words and terms of similar meaning.
Forward-looking statements are subject to inherent risks, uncertainties, and changes in circumstances that are often difficult to predict and many of which are beyond our control. Our actual results and financial condition may differ materially from those indicated in forward-looking statements, and important factors that could cause them to do so include, but are not limited to, the risks and uncertainties described in our 2020 Annual Report on Form 10-K.
We undertake no obligation to update or publicly revise any forward-looking statements as a result of new information, future developments or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our reports and other filings with the Securities and Exchange Commission (the “SEC”). Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.

Corporate Governance Highlights

Our Board has developed strong corporate governance practices to promote long-term value creation, transparency, and accountability to our stockholders. Highlights of our corporate governance policies and structure following the Annual Meeting include:

WHAT WE DO

•86% Independent Directors - 6 of 7
•29% Female Directors - 2 of 7 (Including Chair of Nom Gov Committee)
•14% Ethnic Diversity of Directors (Self-Identified)
•100% attendance at our Board and Committee meetings in 2020
•"Plurality-Plus" Voting for Directors (mandatory resignation policy for nominees who fail to receive an affirmative majority of votes cast)
•Limitations on Outside Public Company Board Service
•Lead Independent Director
•Entirely Independent Committees
•Audit Committee Financial Experts - 4 of 6
•Annual Board and Committee Self-Evaluations
•Systemic Risk Oversight by Board and Committees
•Environmental, Social, and Governance Oversight by Board and Committees
•Regular Executive Sessions of Independent Directors
•Investor Outreach Program
•Equity Ownership Policy for Directors and Executives
•Cash and Equity Compensation Clawback Policy
•Annual Say on Pay Advisory Vote
•"Double-Trigger" for Change in Control Severance Payments
•Ongoing Board Refreshment Planning
•Executive Succession Planning Process
•Comprehensive Code of Business Conduct, Standards and Ethics, Supplier Code of Conduct, and Corporate Governance Guidelines
•Board and Committee Authority to Engage Independent Advisors

WHAT WE DON’T DO

•Poison Pill
•Pledging of Our Securities
•Hedging of Our Securities
•Repricing of Stock Options without Stockholder Approval
•Cash Buyouts of Underwater Stock Options without Stockholder Approval
•Tax Reimbursements for Perquisites

Environmental Sustainability
Water and Electricity
Our initiatives to improve working remotely are beneficial to our sustainability efforts, including reduction of our energy, water, and paper consumption. In 2020, we reduced and consolidated the number of our office and facilities locations from 14 to 10, with plans to further reduce our office space by approximately 70,000 square feet by June 2021, effectively reducing our carbon footprint.
We implemented recording and reporting protocols at our corporate headquarters and other office and manufacturing locations to monitor our environmental impact at those locations and commence our progress towards setting long-term sustainability targets.

Parts Refurbishment	We currently have recycling partners in place for industrial material used in the manufacture of our products, including cardboard, electronics, pallets, batteries, packaging materials, and metals, as well as consumer paper, plastics, and aluminum in all of our facilities. In addition, in our Games business, we redeploy component parts and electronic gaming machines to the extent possible.

Social Responsibility
Corporate Culture
We are an industry leader and keenly aware of the importance of this role as we strive to also be an industry-leading corporate citizen. We foster a culture among our employees so that the WHY we work at Everi reflects our shared commitment to positively impact our employees, partners, customers and their guests, stockholders, communities, and the environment.
To build this culture we have invested in programs and implemented standards to promote ethical business conduct, diversity, sustainability, giving and volunteerism, and responsible gaming that we believe will support our long-term business success while also bringing positive, lasting contributions to our communities.

Policies and Principles
We review our Corporate Governance Guidelines and other governance policies annually.
We recently updated our Supplier Code of Conduct to outline our values and expectations for responsible business practices of our third-party suppliers and reinforce our commitment to the improvement of economic, environmental, and social conditions through our business activities and in the same tone and spirit of our own commitments.

Diversity and Inclusion
We recognize that we can only be at our best when we embrace and reflect the customers and communities that we serve. We believe diverse backgrounds, perspectives, and talents will enable us to continue to be successful and drive shareholder value.
In 2017, we launched our Women's Leadership Initiative to develop and advance diversity throughout the organization and to create opportunities and a path for advancement.
We continue to be committed to maintaining a diverse and inclusive work environment and have implemented mandatory employee-wide diversity and inclusion training initiatives to continue to cultivate a respectful workplace. These training initiatives address challenges like unconscious bias and micro inequities, and offer employees suggestions for navigating these challenges, to help us create a workplace where all contributions are valued, and a range of voices heard.

Social Responsibility
Employee Engagement	We value continuous dialogue with our employees about their experiences. We have several employee feedback mechanisms including opinion surveys, Company-wide email communications, and quarterly Town Hall meetings, among other mediums. Throughout the year, we directly address employee feedback through these mechanisms to increase employee confidence that their feedback will lead to action by management.

Responsible Gaming	Over the years, the Company has worked with dozens of leading responsible gaming associations across the globe to develop a set of comprehensive tools to help prevent problem gamblers from obtaining funds in a casino. The Company's initiatives and controlled solutions enable casinos to enhance their promotion of responsible gaming while helping them comply with local laws, customs, and culture in the prevention of problem gambling.

Accolades	Named a Winning 'W' Company by 2020 Women on Boards for achieving at least 20 percent women on its board of directors before the year 2020. One of these board members, Eileen F. Raney, was a keynote panelist on "The National Conversation on Board Diversity" event sponsored by 2020 Women on Boards, and continues to be an active contributor to the organization.

Human Capital Management	In addition to our Corporate Culture initiatives, Everi implemented programs to support internal and external career development opportunities, offer attractive employee benefits, and actively solicit employee feedback.

PROXY STATEMENT

PROPOSAL 1 ELECTION OF TWO CLASS I DIRECTORS (Item No. 1 on the Proxy Card) THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION TO THE BOARD OF THE NOMINEES NAMED BELOW.

Qualifications of Our Class I Director Nominees:
☑    Ms. Raney and Mr. Bali are independent.
☑    Ms. Raney and Mr. Bali have been determined to be financial experts
☑    Ms. Raney and Mr. Bali, respectively, have 4+ and 1+ years of service on our Board.
☑    The two nominees are highly qualified, experienced, diverse, and actively engaged individuals.

Name	Age	Director Since	Principal (or Most Recent) Occupation	Current Committees
Eileen F. Raney	71	2016	Former member of the Board and a member of the Audit, Compensation, and Governance Committees of the Board of SHFL entertainment, Inc., a global gaming supplier that was acquired by Bally Technologies, Inc. in November 2013	•Audit Committee •Compensation Committee •Nominating and Corporate Governance Committee (“Nom Gov Committee” or “Nom Gov”)
Atul Bali	49	2019	Non-executive Chairman of the Board of Meridian Tech Holdings Ltd., a regulated global emerging markets sports betting and online gaming firm, operating in Europe, Latin America, and Africa	•Audit Committee •Compensation Committee •Nom Gov Committee
Our Certificate of Incorporation provides that the number of directors that shall constitute the Board shall be exclusively fixed by resolutions adopted by a majority of the authorized number of directors constituting the Board. The Company’s Bylaws state that the authorized number of directors of the Company shall be fixed in accordance with the Company’s certificate of incorporation. The authorized number of directors of the Company is currently set at eight. Our Certificate of Incorporation and Bylaws provide that the Board shall be divided into three classes constituting the entire Board. The members of each class of directors serve staggered three-year terms. Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement. As of the filing of the Proxy Statement, the Board is composed of the following eight members:

Class	Directors	Term Commencement	Term Expiration
I	E. Miles Kilburn, Eileen F. Raney, and Atul Bali(1)	2018 Annual Meeting of Stockholders	2021 Annual Meeting of Stockholders
II	Geoffrey P. Judge, Michael D. Rumbolz, and Ronald V. Congemi	2019 Annual Meeting of Stockholders	2022 Annual Meeting of Stockholders
III	Linster W. Fox and Maureen T. Mullarkey	2020 Annual Meeting of Stockholders	2023 Annual Meeting of Stockholders
___________________
(1)Mr. Bali’s term of office began on November 4, 2019, when he was appointed to the Board.

On April 2, 2021, E. Miles Kilburn, a member of the Board since March 2005 and Chairman of the Board since 2008, informed the Company that he will retire from the Board and will not stand for re-election at the Company’s 2021 Annual Meeting. Therefore, Mr. Kilburn’s last day of service as a director, Chairman of the Board, and member of the Audit Committee, Compensation Committee, and Nom Gov Committee of the Board will be May 19, 2021. The Board has appointed Michael D. Rumbolz, a current member of the Board and Chief Executive Officer of the Company, to jointly serve as Chairman of the Board and Chief Executive Officer of the Company upon Mr. Kilburn’s retirement. The Board named Ronald V. Congemi, an independent member of the Board since 2013, as Lead Independent Director, effective April 2, 2021.
Upon the recommendation of the Nom Gov Committee of the Board, the Board has nominated Eileen F. Raney and Atul Bali, current Class I Directors of the Company, for election as Class I Directors of the Company. Mr. Bali was recommended to the Board for appointment by Michael D. Rumbolz, Chief Executive Officer of the Company. If elected, each will serve a three-year term until the 2024 Annual Meeting of Stockholders and until his or her successor is each duly elected and qualified or until his or her earlier resignation or removal. Ms. Raney and Mr. Bali have consented, if elected as Class I Directors of the Company, to serve until their respective terms expire. The Board believes that Ms. Raney and Mr. Bali will serve if elected, but if a nominee should become unavailable to serve as a director, and if the Board designates a substitute nominee, the person or persons named as proxy in the enclosed form of proxy may vote for a substitute nominee recommended by the Nom Gov Committee and approved by the Board.
Information Concerning the Director Nominees
Information regarding the business experience of our nominees for election as Class I Directors is provided below, as well as a description of the skills and qualifications that are desirable in light of our business and structure, and led to the conclusion that each nominee should serve as a director.

Class I Directors Whose Term Will Expire in 2021

Eileen F. Raney INDEPENDENT, AUDIT COMMITTEE FINANCIAL EXPERT Age: 71 Director Since: 2016 Committees: Audit, Compensation, Nom Gov (Chair)
BACKGROUND
•Served from January 2011 to November 2013 as a member of the Board and a member of the Audit, Compensation, and Governance Committees of the Board of SHFL entertainment, Inc., a global gaming supplier that was acquired by Bally Technologies, Inc. in November 2013

•Founder and Sole Proprietor of Carpe Executive Coaching, a company which provides advisory services to improve executive leadership and performance since 2020
•Certified as an Executive Coach by the Center for Executive Coaching in 2020
•Certified as a National Association of Corporate Directors (NACD) Board Leadership Fellow in 2018 to 2020
•Active member of the Advisory Board for the University of Nevada-Las Vegas Libraries since 2010
•Active member of the Advisory Board of Fino Consulting since June 2015
•Served on the Board of the University Medical Center of Southern Nevada from 2014 to 2017, as Vice Chair of the Board of Governors and as Chair of both the Strategy Committee and the Audit and Finance Committee

•Served from April 2013 to April 2015 as a member of the Board and Finance Committee of the Board of Nevada Health Centers, a federally-qualified health center in Nevada
•Retired as National Managing Principal, Research & Development and Member, Deloitte & Touche USA Executive Committee in 2007, a position Ms. Raney held from 2003 to 2007
•Served on the Deloitte Board of Directors from 2000 to 2003 while serving as the Human Capital E-Business Leader
•Held numerous positions with Deloitte & Touche USA, LLP from 1988 to 2007, including Global Leader, Integrated Health Group from 1996 to 2000, and Western Regional Leader and National Co-Leader, Integrated Health Group from 1988 to 1996

DIRECTOR QUALIFICATIONS
Ms. Raney provides valuable knowledge and skills to our Board due to her financial skills and experience in the gaming industry. Ms. Raney has been designated as an “audit committee financial expert” in accordance with NYSE listing standards.

Atul Bali INDEPENDENT, AUDIT COMMITTEE FINANCIAL EXPERT Age: 49 Director Since: 2019 Committees: Audit, Compensation, Nom Gov
BACKGROUND
•Serves, since 2016, as non-executive Chairman of the Board of Meridian Tech Holdings Ltd., a regulated global emerging markets sports betting and online gaming firm, operating in Europe, Latin America, and Africa

•Serves, since 2021, as non-executive Chairman of The Football Pools Limited, the oldest pool betting company in the world, based in the United Kingdom
•Active as an investor in, and advisor to, a range of privately held lottery, gaming, and fintech businesses, including Instant Win Gaming Ltd., a provider of mobile instant win games to State Lottery operators, and Gaming Realms PLC (LSE: GMR), a developer, publisher, and licensor of mobile games, where he served on the board of directors from 2014 to 2018 and held the position of Deputy Chairman from 2015 to 2018

•Serves, since 2017, as a director on the Board of Rainbow Rare Earths Ltd. (LSE: RBW), a mining company focused on production from, and expansion of Rare Earth Projects in Burundi, East Africa and in South Africa

•Served as President and CEO of GTECH G2, a subsidiary of GTECH Corporation (now NYSE: IGT) until 2010, and held various executive positions, including SVP Corporate Development & Strategy, SVP Commercial Services, and VP Global Business Development at GTECH Corporation between 1997 and 2010

•Served as CEO of XEN Group from 2010 to 2012, and thereafter, in divisional President & CEO roles at Aristocrat Technologies Inc. (ASX: ALL) from 2012 to 2014, and RealNetworks, Inc. (NASDAQ: RNWK) from 2014 to 2015

•Began his career as a Chartered Accountant with KPMG
DIRECTOR QUALIFICATIONS
Mr. Bali provides valuable knowledge and skills to our Board due to his extensive skills and experience in the interactive gaming, gaming, and fintech industries. Mr. Bali was previously qualified as a Chartered Accountant and has been designated as an “audit committee financial expert” in accordance with NYSE listing standards.

Directors Whose Terms Will Expire in Future Years
Each of the Company’s directors listed below will continue in office for the remainder of his or her term and until a successor is duly elected and qualified or until his or her earlier resignation or removal. Information regarding the business experience, skills and qualifications, and directorships of each such director is provided below.

Class II Directors Whose Term Will Expire in 2022

Geoffrey P. Judge INDEPENDENT Age: 67 Director Since: 2006 Committees: Audit, Compensation (Chair), Nom Gov
BACKGROUND
•Served as a Partner at iNovia Capital, a manager of early stage venture capital funds, from 2010 to 2016 and continues to sit on boards of iNovia portfolio companies
•Active private equity investor since 2002, working actively with CEOs at his portfolio companies
•Served as Chief Operating Officer in 2002 of Media Solution Services, Inc., a provider of credit card billing insert media
•Co-founder and Senior Vice President and General Manager from 1997 to 2002 of the media division of 24/7 Real Media
•Served from 1995 to 1997 as Vice President of Marketing for iMarket, Inc., a software company
•Served from 1985 to 1994 in various management positions, including as a Vice President and General Manager in the credit card division of American Express
•Holds an M.B.A. from Columbia University and a degree in economics from Northwestern University
DIRECTOR QUALIFICATIONS
Mr. Judge provides valuable knowledge and skills to our Board due to his extensive knowledge of the Company’s business and his experience in the financial services and payments industries.

Michael D. Rumbolz CHIEF EXECUTIVE OFFICER, NON-INDEPENDENT CHAIRMAN OF THE BOARD, Effective May 19, 2021 Age: 67 Director Since: 2010 Committees: None
BACKGROUND
•Serves as our Chief Executive Officer, having previously served as our President and Chief Executive Officer since June 2016, as our Interim President and Chief Executive Officer since February 2016, and previously as an independent member of our Board from 2010 until his February 2016 appointment to the Interim President and Chief Executive Officer position. He will also serve as Chairman of the Board following Mr. Kilburn’s retirement from the Board at the Annual Meeting.

•Served from 2008 to 2010 as a consultant to the Company advising on various strategic, product development, and customer relations matters following the Company’s acquisition in 2008 of Cash Systems, Inc., a provider of cash access services to the gaming industry

•Served as Chairman and Chief Executive Officer of Cash Systems, Inc. from January 2005 until August 2008
•Held various positions in the gaming industry, including Vice Chairman of the Board of Casino Data Systems, President and Chief Executive Officer of Anchor Gaming, Director of Development for Circus Circus Enterprises (later Mandalay Bay Group), President of Casino Windsor at the time of its opening in Windsor, Ontario, and also has provided various consulting services

•Served as Member and Chairman of the Nevada Gaming Control Board from January 1985 to December 1988
•Former Chief Deputy Attorney General of the State of Nevada from January 1983 to January 1985
•Served as Member and Chairman of the Board of Directors of Employers Holdings, Inc. (NYSE: EIG), a holding company whose subsidiaries are engaged in the commercial property and casualty industry, from January 2000 until May 2020

•Serves as a member of the Board of Directors of VICI Properties Inc. (NYSE: VICI) since October 2017
•Serves as a member of the Board of Seminole Hard Rock Entertainment, LLC since 2008
DIRECTOR QUALIFICATIONS
Mr. Rumbolz’ vast experience in, and knowledge of, the highly-regulated gaming industry, both as an operator and as a regulator, as well as his experience in the cash access business, and skills gained from previous and current public and private board service, are valuable to our Company and our Board.

Ronald V. Congemi LEAD INDEPENDENT DIRECTOR, Effective April 2, 2021 Age: 74 Director Since: 2013 Committees: Audit, Compensation, Nom Gov
BACKGROUND
•Active member of the Philadelphia Federal Reserve’s Consumer Finance Institute
•Served as a member of the Board of Directors of Clearent LLC, a merchant processing company, from 2007 to 2015
•Served as consultant to the Acxsys Corporation of Canada, the operating arm of the Interac debit network of Canada from 2009 to 2011
•Served as the Chief Executive Officer of First Data’s Debit Services Group (which was acquired by KKR and Co. in 2008, and subsequently by Fiserv in 2019), from 2004 until his retirement in 2009
•Served as Senior Vice President of Concord EFS, Inc., a payment and network services company (which was acquired by First Data Corporation in February 2004), and Concord’s Network Services Group from 2001 to 2004

•Founded Star Systems, Inc., an ATM and Personal Identification Number, or PIN, debit network in the United States (which was acquired by Concord EFS, Inc. in 2001), and served as its President and Chief Executive Officer from 1984 to 2009

DIRECTOR QUALIFICATIONS
Mr. Congemi is valuable to our Board due to his extensive management experience in the payments industry.

Class III Directors Whose Term Will Expire in 2023

Linster W. Fox INDEPENDENT, AUDIT COMMITTEE FINANCIAL EXPERT Age: 71 Director Since: 2016 Committees: Audit (Chair), Compensation, Nom Gov
BACKGROUND
•Retired and previously served as Executive Vice President, Chief Financial Officer and Secretary of SHFL entertainment, Inc., a global gaming supplier, from 2009 up until the company’s acquisition by Bally Technologies, Inc. in November 2013

•Served on the Executive Advisory Board of the Lee Business School at the University of Nevada-Las Vegas from 2015 to 2016
•Served as interim Chief Financial Officer of Vincotech in 2009 and as Executive Vice President, Chief Financial Officer and Secretary of Cherokee International Corp. from 2005 to 2009
•Served in a variety of executive roles over the course of 18 years at Anacomp, Inc., including Executive Vice President and Chief Financial Officer and as a member of the company’s Board of Directors
•Began his career as an accountant at PricewaterhouseCoopers LLC
•Mr. Fox is a Certified Public Accountant in the State of California. His license is presently inactive.
•Has a B.S.B.A. from Georgetown University in Washington, D.C
DIRECTOR QUALIFICATIONS
Mr. Fox provides valuable knowledge and skills to our Board due to his financial background and experience in the gaming industry. Mr. Fox is a certified public accountant, with an inactive license in the State of California, and has been designated as an “audit committee financial expert” in accordance with NYSE listing standards.

Maureen T. Mullarkey INDEPENDENT, AUDIT COMMITTEE FINANCIAL EXPERT Age: 61 Director Since: 2018 Committees: Audit, Compensation, Nom Gov
BACKGROUND
•Retired in 2007 as Executive Vice President and Chief Financial Officer of International Game Technology (currently known as International Game Technology PLC), a leading supplier of gaming equipment and technology, a position Ms. Mullarkey held from 1998 to 2007, and served in a variety of financial and executive management positions in her 18 years with the company

•Serves since 2014 as a director of PNM Resources, Inc. (NYSE: PNM), a holding company with two regulated utilities providing electricity and electric services in the State of New Mexico and Texas
•Served as a director of NV Energy, Inc. from 2008 to 2013 when the company was sold to Mid-American Energy Holdings Company, a subsidiary of Berkshire Hathaway, Inc.
•Served as Entrepreneur in Residence with The Nevada Institute of Renewable Energy Commercialization from 2009 to 2011
•Has a B.S. from the University of Texas and an M.B.A. from the University of Nevada-Reno
DIRECTOR QUALIFICATIONS
Ms. Mullarkey provides valuable knowledge and skills to our Board due to her financial skills and experience in the gaming industry. Ms. Mullarkey has been designated as an “audit committee financial expert” in accordance with NYSE listing standards.

BOARD AND CORPORATE GOVERNANCE MATTERS
Corporate Governance Philosophy
The business and affairs of the Company are managed under the direction of the Board in accordance with the Delaware General Corporation Law, as implemented by the Company’s Certificate of Incorporation and Bylaws. The role of the Board is to effectively oversee the affairs of the Company for the benefit of its stockholders and other constituencies. The Board strives to guide the success and continuity of business through the selection of qualified management. It is also responsible for reviewing the Company’s compliance programs so that the Company’s activities are conducted in a responsible and ethical manner. The Company is committed to having sound corporate governance principles. Highlights of our corporate governance policies and structure following the Annual Meeting include:

WHAT WE DO
86% Independent Directors. Six of our seven directors have been determined by us to be "independent" as defined by the SEC and NYSE listing standards, which the Board has adopted as our standards.
Limitations on Outside Public Company Board Service.
- Our independent directors may not serve on more than three boards of public companies in addition to the Company's Board or on more than two audit committees of public companies, including the Company's Audit Committee, unless otherwise approved by the Board.
- A director who is Chief Executive Officer of the Company should not serve on more than three boards of public companies, including the Company's Board.

29% Female Directors. Two of our seven directors are female.
14% Ethnic Diversity of Directors (Self-Identified).

"Plurality-Plus" Voting for Directors. Director nominees are elected by the highest number of shares cast "for" a director (mandatory resignation policy for nominees who fail to receive an affirmative majority of votes cast).
Annual Board and Committee Self-Evaluations. Our Board and Committee members conduct self-evaluations at least annually to determine whether the Board and its Committees are functioning effectively.

Lead Independent Director. Our Board, in accordance with provisions as set forth in our Corporate Governance Guidelines, named an independent director of the Board to serve as Lead Independent Director.
Ongoing Board Refreshment Planning. Periodic review of our Board's composition to create the right mix of skills, background, and tenure.

Entirely Independent Committees. All six members of our Audit, Compensation, and Nom Gov Committees are independent.	Executive Succession Planning Process. Our Board oversees Chief Executive Officer and senior management succession planning, which is reviewed at least annually.

Audit Committee Financial Experts. Four of the six members of our Audit Committee qualify as an "audit committee financial expert" as defined by the SEC. The remaining two members qualify as "financially literate."

Code of Business Conduct, Standards and Ethics (and related training). We have adopted and updated a Code of Business Conduct, Standards and Ethics for our non-employee directors and all employees and provide training on compliance.

Board and Committee Authority to Engage Independent Advisors.	Supplier Code of Conduct. We have adopted and updated our Supplier Code of Conduct relating to our third-party suppliers.

All Directors Attended 100% of Board and Respective Committee Meetings. Each director attended 100% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all Committees of the Board on which he or she serves held during 2020.

Systemic Risk Oversight by Board and Committees. Our Board has overall responsibility for risk oversight, while each of our Audit, Compensation, and Nom Gov Committees monitor and address risks within the scope of their particular expertise or charter.

Regular Executive Sessions of Independent Directors. Our independent directors regularly meet in executive session without management's participation.

WHAT WE DON’T DO
No Hedging of Our Securities. Our officers and directors are prohibited from engaging in any hedging or other speculative trading in our stock.	No Cash Buyouts of Underwater Stock Options without Stockholder Approval.
No Pledging of Our Securities. Our officers and directors are prohibited from pledging our stock to secure loans of any type.	No Poison Pill. We do not have a "poison pill" or stockholder rights plan.
No Tax Reimbursements for Perquisites.	No Repricing of Stock Options without Stockholder Approval.

Corporate Governance
Corporate Governance
We have adopted Corporate Governance Guidelines that reflect the Board's commitment to monitoring the effectiveness of policy and decision making both at the Board and management level, with a view to enhancing stockholder value over the long term.
The Corporate Governance Guidelines address, among other things:
•Director qualification standards, director selection process, voting and administration of election of directors;
•Director responsibilities, time commitments, meeting attendance requirements, orientation and continuing education;
•Equity ownership policy;
•Director access to management and independent advisors;
•Management succession planning, development, and review;
•Annual performance evaluations of the Chief Executive Officer and directors; and
•Director interaction with stockholders and interested parties.
In addition, our Corporate Governance Guidelines are reviewed annually by the Nom Gov Committee and each of our committee charters is reviewed annually by the applicable committee.

Code of Business Conduct, Standards and Ethics
We have recently adopted an updated version of our Code of Business Conduct, Standards and Ethics to place greater emphasis on diversity and inclusion, privacy, safety and health, sustainability, and corporate social responsibility. Our Code of Business Conduct applies to all our employees, officers, directors, consultants, vendors, suppliers, and agents of the Company.
Our Code of Business Conduct addresses, among other matters:
•Speaking up and reporting concerns;
•Potential conflicts of interest;
•Compliance and adherence to laws, rules, and regulations;
•Privacy and data protection;
•Company assets and property;
•Environmental Sustainability;
•Social Responsibility;
•Diversity and Inclusion/prohibited harassment;
•Human rights;
•Supplier diversity;
•Workplace safety and health;
•Charitable contributions;
•Political activities; and
•Responsible gaming.
To the extent required by law, any substantive amendment to, or waiver of this Code of Business Conduct will be disclosed to the public within four business days on the Company's website at:
https://www.everi.com/investor-relations/business-summary/governance-documents/.

Ethics and Compliance Hotline
Procedures for (i) the receipt, retention and treatment of complaints regarding improper or questionable accounting internal controls or auditing matters or practices, and (ii) the confidential, anonymous submission of such complaints are set forth in the Company's Code of Business Conduct, Standards and Ethics. In order to facilitate the submission of such complaints, we have implemented a secure compliance hotline and website. The compliance hotline and website are operated by an independent service provider and are available for the anonymous submission of complaints.

Corporate Governance
Supplier Code of Conduct
We have recently updated our Supplier Code of Conduct to place greater emphasis on our commitment to the improvement of economic, environmental, and social conditions through our business activities and in the same tone and spirit of our own commitments.
Our Supplier Code of Conduct includes our expectation that our suppliers:
•comply with all applicable laws and regulations;
•conduct business ethically, professionally, and with integrity;
•take all necessary steps to keep their workplaces free of harassment and discrimination;
•prohibit forced labor and abuse of labor, including human trafficking;
•prohibit child labor;
•comply with all applicable laws and regulations regarding work hours, wages, and benefits;
•ensure health and safety; and
•support environmental sustainability.

Clawback Policy	In February 2016, the Board adopted an Incentive Compensation Clawback Policy (the "Clawback Policy "). Pursuant to the Company's Clawback Policy, in the event of a restatement of the Company's financial results due to the misconduct of any employee, the Board or, if so designated by the Board, the Compensation Committee of the Board, is authorized to take action to recoup all or part of any incentive compensation received by Covered Persons.

Insider Trading Policy
We have an Insider Trading Policy and under it, our directors and executive officers, as well as other designated employees, are prohibited from engaging in the following activities:
•Hedging or monetization transactions involving our securities; and
•Pledging our securities or holding our securities in a margin account as collateral for a loan.

Corporate Governance Policies
As we continue to grow, innovate, and build a culture based on the principles of respect and transparency, it is our duty to our customers, our business associates, our stakeholders, and the communities we serve, to endeavor to uphold the highest standards of ethical conduct, honesty, integrity, and compliance in all that we do, which is what our Code of Business Conduct, Standards and Ethics and our Supplier Code of Conduct are designed to promote.
We recently updated our Code of Business Conduct, Standards and Ethics and Supplier Code of Conduct to place greater emphasis on issues such as diversity and inclusion, privacy, health and safety, environmental sustainability, and corporate social responsibility.
Stockholders may access the Board committee charters, our Code of Business Conduct, Standards and Ethics, Corporate Governance Guidelines, Clawback Policy, and Supplier Code of Conduct in the Corporate Governance section of the “Investors” page on our website at https://www.everi.com/investor-relations/business-summary/governance-documents/. Copies of our Board committee charters, Code of Business Conduct, Standards and Ethics, Corporate Governance Guidelines, Clawback Policy, and Supplier Code of Conduct will be provided to any stockholder upon written request to the Corporate Secretary, Everi Holdings Inc., 7250 South Tenaya Way, Suite 100, Las Vegas, Nevada 89113, or via e-mail to secretary@everi.com.
Environmental Sustainability and Social Responsibility
Overview
We believe that environmental sustainability and social responsibility are key components to driving and maintaining stockholder value. We take our environmental and social responsibilities seriously, and we are continuously exploring ways to strengthen our culture and corporate responsibility framework.

Through our Nom Gov Committee, our Board oversees the Company’s corporate Environmental Sustainability and Social Responsibility efforts. Our Nom Gov Committee regularly reviews policies, goals, and initiatives related to environmental sustainability, building corporate culture (including diversity and inclusion), supporting our communities, and executing on our human capital management strategy (including corporate culture initiatives, career development, and employee feedback). As the management and reporting of Environmental, Social, and Governance risks and opportunities evolve, we expect to adapt accordingly to support our industry, our communities, and our world.
Environmental Sustainability
We believe our initiatives to improve working remotely are beneficial to our sustainability efforts, including reduction of our energy, water, and paper consumption. In 2020, we reduced and consolidated the number of our office and facilities locations from 14 to 10, with plans to further reduce our office space by approximately 70,000 square feet by June 2021, effectively reducing our carbon footprint.
We have a number of Company-wide programs in place to protect the environment. We implemented recording and reporting protocols at our corporate headquarters and other office and manufacturing locations in order to monitor our environmental impact at those locations and commence our progress towards setting long-term sustainability targets.
With corporate and production facilities worldwide, we are committed to improving our use of electricity and water. In 2019, we implemented metrics to measure water and electric energy use domestically. We strive to reduce overall water and electric energy usage throughout these domestic facilities through technologies such as motion-activated lights and faucets, low-flow toilets, and water filtration systems. Over time, we expect to expand these efforts to support global sustainability in our corporate and production facilities worldwide.
We currently have recycling partners in place for industrial material used in the manufacture of our products, including cardboard, electronics, pallets, batteries, packaging materials, and metals, as well as consumer paper, plastics, and aluminum in all of our facilities. In addition, in our Games business, we redeploy component parts and electronic gaming machines to the extent possible.
Similarly, to reduce bottled water waste, we have installed water filtration systems and hydration stations at a number of our corporate and production facilities to encourage our employees to utilize refillable water bottles, rather than single use plastic water bottles.
In addition, we have an initiative to both reduce our overall paper usage as well as to be more environmentally aware and socially conscious of our choices and consumption. We reprogrammed our printer settings to default to double-sided printing, resulting in an overall reduction in paper consumption. We reinvested the savings from lower purchase volume to begin using copier paper made from recycled paper products.
Social Responsibility
The Company understands that our long-term success depends in part on our ability to create and sustain a corporate culture that fosters a positive work environment. We believe our focus on employee health and safety, diversity and inclusion, and talent strategies that promote employee development, and employee engagement has, and will continue to, contribute to the Company’s overall performance and its future growth. As part of our social responsibility initiatives, we have implemented a Human Rights Statement and Human Rights Policy.
Our Company website makes publicly available descriptions of the Company’s policies and commitment to Social Responsibility at: https://www.everi.com/about-us/corporate-social-responsibility/.
COVID-19
Our commitment to the safety and health of our customers and workforce also guides us as we continue to address the unprecedented challenges of COVID-19. Our focus from the outset has been on our people. We proactively took actions to protect our employees and their families from potential virus transmission. As early as February 2020, we began communicating to our employees regarding World Health Organization and Centers for Disease Control and Prevention guidance and providing cleaning supplies and sanitizing stations to promote workplace health and safety, later expanding these communications to include travel restrictions and work-from-home programs, prior to the issuance of various governmental stay-at-home mandates.
For our furloughed employees, the Company covered the cost of health benefit plans through November 30, 2020, and implemented a Board-approved, Company-funded employee disaster relief fund to provide further assistance to our team members.
In anticipation of a phased return to the workplace plan, we implemented a safe workplace program to provide, among other things, workplace health, hygiene, sanitization, and social distancing guidance.
We believe our efforts have helped position the Company to foster a safe and healthy environment.

Community
We aim to bring positive, lasting change to the communities in which we operate. In spite of the COVID-19 pandemic, driven by our employee team members called Everi Heart™, we sponsored employee virtual fundraisers and raised contributions for underserved youth, which team contributions were additionally increased by the Company. The Company also made donations to food banks and local charities in Austin, Las Vegas, and Chicago. In the past, we have supported opportunities for youth, underserved families, senior citizens, veterans, animal shelters, and disaster relief efforts, including our own employee disaster relief fund for furloughed Everi employees during the COVID-19 pandemic.
In addition, to continue our commitment to community and provide our casino operator customers a means to also complement their own corporate social responsibility initiatives and support their communities, the Company developed the Everi Cares™ Giving Module, a platform which allows casino patrons to donate change from redeemed vouchers. Our customers and their patrons have embraced the concept of the Giving Module and the potential each donation of that little bit of change can make. To date, our customers’ patrons have made more than $1,000,000 in donations to approximately 80 regional and national charities through our Giving Module since the introduction of the program in 2017.
Responsible Gaming
Over the years, the Company has worked with dozens of leading responsible gaming associations across the globe to develop a set of comprehensive tools to help prevent problem gamblers from obtaining funds in a casino. The Company’s initiatives and Everi’s Self Transaction Exclusion Program (“STeP”) enable casinos to enhance their promotion of responsible gaming while helping them comply with local laws, customs, and culture in the prevention of problem gambling. Our CashClub Wallet® also includes a self-imposed velocity and transaction limits as a supplement to our existing STeP program.
In addition, to further our commitment to Responsible Gaming and to provide our casino operator customers a toolset designed to efficiently maintain compliance with various tax reporting and anti-money laundering requirements, the Company has developed Everi Compliance® AML, a platform with features such as quick alerts, currency transaction and suspicious activity report filing, auditable logging, and tax form generation. These Compliance features can similarly be utilized by casinos in support of their responsible gaming initiatives, including Merchant STeP programs.
Human Capital
Everi believes that a key driver to our current and future success is our ability to attract and retain a workforce of talented individuals from diverse backgrounds and are committed to continuing to develop and implement programs and benefits in furtherance of this focus.
Composition of Our Workforce
As of December 31, 2020, we had approximately 1,300 employees, a vast majority of which work domestically, and are comprised of approximately 600 and 700 employees, for our Games and FinTech segments, respectively. We have not experienced a work stoppage and none of our employees is subject to a collective bargaining agreement.
Corporate Culture Initiatives / Our Workplace
Starting in 2019, we began a campaign to refresh our mission statement and core values. After reviewing the historical core values from our legacy companies, we surveyed our employees for feedback on what it means to work for Everi. We launched our WHY campaign, inspired by Simon Sinek’s TED talk concept of “Start with the WHY”, to encourage our employees to share their own WHYs with their colleagues and customers. In 2020, and again in 2021, we similarly launched our refreshed mission statement and core values.
Our mission statement, which is fundamental to our purpose, is to lead the Industry by reimagining the gaming experience. At Everi, we are guided by our core values: (i) Collaboration; (ii) Integrity; (iii) Inclusion; (iv) Excellence; and (v) Fun, described at our Company website at: https://www.everi.com/careers-culture/.

Diversity and Inclusion of Our Workforce
The Company is committed to a policy of inclusiveness and actively seeks out highly qualified diverse candidates, including race, gender, ethnicity, veteran status, and similar varied experiences. We have implemented manager awareness training and value-based recruitment initiatives to mitigate unconscious bias, including blind resume review, and sought out diverse recruitment locations, recognizing value in differentiated experiences, and accepting and including a range of voices.
We recognize that we can only be at our best when we embrace and reflect the customers and communities that we serve. We believe diverse backgrounds, perspectives, and talents will enable us to continue to be successful and drive shareholder value. We are an equal opportunity employer and are committed to maintaining a diverse and inclusive work environment. Our employees are to be treated with dignity and respect in an environment free from harassment and discrimination regardless of race, color, age, gender, disability, minority, sexual orientation, or any other protected class.
To build this culture, we have invested in programs and implemented standards to promote ethical business conduct, diversity and inclusion, sustainability, giving and volunteerism, and responsible gaming that we believe will support our long-term business success, while also empowering our team members. We recently updated our Code of Business Conduct, Standards and Ethics to place greater emphasis on issues such as diversity and inclusion, privacy, health and safety, environmental sustainability, and corporate social responsibility. We have also created a new Company position of Senior Vice President, Diversity, Inclusion, and Talent Management.
We have implemented mandatory employee-wide diversity and inclusion training initiatives to continue to cultivate a respectful workplace. These training initiatives address some of the diversity and inclusion concepts biggest challenges, such as unconscious bias and micro inequities, and offer employees suggestions for navigating diversity and inclusion challenges to help us create a workplace where contributions are valued, and voices are heard throughout the organization. Throughout the year, email communications are sent to employees Company-wide on social climate and diversity and inclusion topics, including Juneteenth, and daily communications during Black History Month and Women’s History Month, featuring and honoring historical, influential contributors.
In 2017, we launched our Women’s Leadership Initiative (“WLI”) to develop and advance diversity throughout the organization and to create opportunities and a path for advancement. WLI is committed to promoting and advocating for gender diversity at all levels of leadership through awareness, development, and inspiration, recruiting high-potential female candidates from a wide array of areas of the Company.
Employee Development
We develop our employees through a variety of means, both internally and externally. We offer a leadership program to provide employees training and related resources in a wide variety of managerial skills topics, such as: conflict management, delegation, talent acquisition, eliminating bias behaviors, employee relations, and compliance. In addition, we encourage employees to pursue external education and certification opportunities, many of which may be eligible for cost and tuition reimbursement by the Company, to supplement their career development goals.
Employee Engagement
We value continuous dialogue with our employees about their experiences. We have several employee feedback mechanisms including opinion surveys, Company-wide email communications, and virtual Company-wide Town Hall meetings, among other mediums. Throughout the year, we directly address employee feedback through these mechanisms to increase employee confidence that their feedback will lead to action by management. In 2020, we surveyed employees regarding work-from-home versus office preferences, addition or revision of benefits, and engaged an outside firm, Entromy, to conduct anonymous and confidential surveys and evaluate feedback on our organization, including on department leadership, executive leadership, Company strategy, organizational communications, onboarding, training, and recognition/rewards. In addition, our employees recently were provided an opportunity to participate in our first pulse survey through Energage Top Workplaces program to benchmark our overall success as a workplace nationally and regionally, including on categories such as values, culture, diversity, leadership, and more.
Employee Health and Safety
The health and safety of our employees play an important role in the ongoing success of our Company. They are vital to maintaining our brand image through daily positive interactions with customers. We have policies in place to monitor the working conditions of our employees and implement measures to protect their health, safety, and well-being. We focus on compliance with applicable laws and regulations regarding workplace health and safety as well as our efforts with respect to emergency and disaster recovery plans.
We strive to provide our employees with the best benefits possible and we try to continually improve our benefits offerings to meet employees’ ever-changing needs. We believe that a comprehensive and compelling benefits package allows for us to attract and retain the best employees. Our benefits are designed to recognize the diverse needs of our workforce. Our program provides: (i) competitive and comprehensive benefit options; (ii) a program that considers individual’s needs; and (iii) long-term financial security for our employees and their families.

In 2020, in response to the COVID-19 pandemic, we extended medical benefits and the Company continued to pay both the Company and employee portion of insurance premiums on medical, dental, vision, and life insurance for furloughed employees through November 30, 2020. Additionally, to address the challenges of juggling work and increased family care needs, we added a new suite of benefits, the “Caregiver Loop Support Bundle” (“Care Companions,” “Connected Caregiving,” and “Law Assure”), designed to bring new tools to help care for immediate family members as well as extended family members, such as a parent, grandparent, in-laws, adult children, or siblings. We also implemented a new flexible Discretionary Paid Vacation and Time Off Policy to afford flexibility for employees to take paid time off throughout the year to promote a better-balanced life with more employees working remotely, and sponsored virtual meetings and webinars, including on mental health, health fair, workouts/yoga, and 401(k) consultation.

CORPORATE GOVERNANCE
Board Leadership Structure
On April 2, 2021, E. Miles Kilburn, a member of the Board since March 2005 and Chairman of the Board since 2008, informed the Company that he will retire from the Board and will not stand for re-election at the Company’s 2021 Annual Meeting. Therefore, Mr. Kilburn’s last day of service as a director, Chairman of the Board, and member of the Audit Committee, Compensation Committee, and Nom Gov Committee of the Board will be May 19, 2021.The Board has appointed Michael D. Rumbolz, a current member of the Board and Chief Executive Officer of the Company, to jointly serve as Chairman of the Board and Chief Executive Officer of the Company upon Mr. Kilburn’s retirement. The Board named Ronald V. Congemi, an independent member of the Board since 2013, as Lead Independent Director, effective April 2, 2021.
The Board believes that following Mr. Kilburn’s departure, it is in the best interests of the Company for a single person to serve as both the Chairman of the Board and Chief Executive Officer as the Board’s strategic planning and oversight efforts, particularly during the ongoing pandemic, will benefit from Mr. Rumbolz’ deep knowledge and insights with regard to our day-to-day operations. At the same time, the independent directors will have strong leadership in Mr. Congemi as Lead Independent Director, whose responsibilities will include: (a) presiding at meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors; (b) approving information sent to the Board; (c) approving the agenda and schedule for Board meetings to provide that there is sufficient time for discussion of all agenda items; (d) serving as liaison between the Chairman and the independent directors; and (e) being available for consultation and communication with major stockholders upon request. The Lead Independent Director also has the authority to call executive sessions of the independent directors.

Board Role in Risk Oversight
Our Board is responsible for oversight of our risk assessment process. The Board's role in the Company's risk oversight process includes receiving regular reports from members of our management team with respect to material risks that the Company faces, including, but not limited to: our credit, liquidity, cybersecurity, compliance and legal and regulatory, strategic, and reputational risks. The Board, or the applicable committee of the Board, regularly receives these reports from members of our management team to enable it to identify material risks and assess management's risk management and mitigation strategies, including recent risks that the Company has focused on, including various enterprise risks, market impacts, and other risks driven by COVID-19. The Board engages with the Company's Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, and Chief Legal Officer, along with other members of management, to determine the Company's risk tolerance and endeavors to see that management identifies, evaluates, and properly manages and mitigates the overall risk profile of the Company.

Audit Committee
Assesses risks relating to the Company's financial statements and cybersecurity matters, including information technology risks (inclusive of but not limited to data privacy and security issues); and
Oversees both the Company's external and internal audit functions and oversees the Company's compliance with applicable laws and regulations

Compensation Committee
Oversees the management of risks relating to the Company's executive compensation plans and arrangements; and
Oversees the Company's Employee Equity Plan and issuance of equity to employees

Nom Gov Committee
Reviews, no less than annually , the independence of our Board and potential conflicts of interest concerning our Board and senior executives; and
Oversees the Company's Environmental Sustainability, Social Responsibility, and Corporate Governance initiatives

The Board’s Role in Overseeing Cyber-Risk
We employ multiple methods and technologies to secure the Company’s computing environment and maintain the confidentiality, integrity, and availability of our information assets. Our Audit Committee and our Board oversee the Company’s Information Security Program and cyber-security risk. The Audit Committee and our Board periodically receive reports from the Company’s Chief Information Security Officer, or CISO, on the Company’s cyber-risk profile and information security initiatives. The Company’s Information Security Program is administered by the CISO, who maintains a direct reporting line to both the Audit Committee and the Board. At least annually, the Audit Committee receives a formal, enterprise-wide information technology and cyber-security risk assessment and reviews and recommends the Company’s information security program supporting policies to the full Board for evaluation and approval. The Audit Committee regularly reviews and discusses the Company’s technology strategy with the CISO and recommends the Company’s strategic technology plan to the full Board for evaluation and approval. In addition, the Board regularly receives information about these topics and evolving cybersecurity threat landscape from the chair of the Audit Committee, the CISO and management, and is apprised directly of incidents exceeding certain risk tolerances.
Executive Sessions of Independent Directors
Pursuant to our Corporate Governance Guidelines and the NYSE listing standards, in order to promote open discussion among non-employee directors, our non-employee directors regularly meet in executive sessions of non-employee directors. The executive sessions occur after each regularly scheduled meeting of the entire Board and at such other times that the non-employee directors deem necessary or appropriate. The Lead Independent Director shall preside over the executive sessions of the independent directors.
Director Attendance at Meetings of the Board and its Committees and Annual Meeting of Stockholders
Our Board held a total of seventeen (four regular and thirteen special meetings) during the year ended December 31, 2020. During 2020, each director attended 100% of the aggregate of the total number of meetings of our Board and the total number of meetings held by all Board committees on which such person served.
All of our serving directors attended our 2020 annual meeting held on June 16, 2020. We do not have a formal policy regarding director attendance at annual meetings; however, our directors are expected to attend all Board and committee meetings, as applicable, and to meet as frequently as necessary to discharge their responsibilities.
Director Independence
Our Corporate Governance Guidelines provide that a majority of our directors serving on our Board must be independent as required by, and defined by, the rules, regulations, and listing qualifications of the NYSE. In general, a director is deemed independent if the director has no relationship to us that may interfere with the exercise of the director’s independence from management and our Company. Our Board, after broadly considering all relevant facts and circumstances regarding the past and current relationships, if any, of each director with the Company, has affirmatively determined that all of the Company’s non-employee directors, Messrs. Kilburn, Judge, Fox, Congemi, Bali, and Mses. Raney and Mullarkey, are independent directors, and determined that there are no material relationships that would interfere with the exercise of such directors’ independent from management and our Company.
In making these independence determinations, our Nom Gov Committee reviewed and presented to the Board to consider, the following relationships and transactions, which the Board found did not affect the independence of the applicable director:
•Atul Bali. Mr. Bali is (i) an advisor to an online instant win gaming company that is a current licensor of Everi content, and a holder of stock options totaling less than 5% of that company’s outstanding shares; (ii) an advisor to a developer, publisher, and licensor of mobile games that licenses Everi games; and (iii) an advisor to a financial software company that is a Remote Gaming Server platform provider for multiple content providers.

Regular Board and Committee Evaluations
The Board and the Audit, Compensation, and Nom Gov Committees have an annual evaluation of the committees and of the Board as a whole. In 2020, there was a combined evaluation process for the committees and an evaluation process for the Board, which focused on their roles and effectiveness, as well as fulfillment of their fiduciary duties. The evaluations were completed anonymously to encourage candid feedback. The results of the evaluations are reported to and reviewed by the full Board. Each committee and the Board was satisfied with its performance and considered itself to be operating effectively, with appropriate balance among governance, oversight, strategic, and operational matters.
BOARD OF DIRECTORS AND COMMITTEES
The Board of Directors
Our Board has three standing committees: the Audit Committee, the Compensation Committee, and the Nom Gov Committee. In addition, from time to time, special committees may be established under the direction of the Board when necessary to address specific issues. The composition of the Board committees complies with the applicable rules of the SEC, the NYSE, and applicable law. Our Board has adopted written charters for its Audit Committee, Compensation Committee, and Nom Gov Committee.
The table below depicts the Committee membership during fiscal year 2020 and the current Committee membership as of the date of this Proxy Statement. Our Board believes that at this time, it is appropriate for each of the Board’s non-employee/independent directors to serve on each of our committees. This approach encourages focused discussions that benefit from the variety of perspectives and experiences represented by each of our non-employee directors. Our Board also benefits from a majority of members being apprised of committee activities, which allows for the Board to respond quickly as needed to issues that arise. Our Board has determined that each of the members of our standing committees identified below was “independent,” as defined under and required by the rules of the SEC and the NYSE.

Name	Independent	Audit	Compensation	Nom Gov Committee	# of Other Public Company Boards
E. Miles Kilburn(1)	✓	●	●	●	0
Geoffrey P. Judge	✓	●	Chair	●	0
Ronald V. Congemi	✓	●	●	●	0
Eileen F. Raney	✓	●	●	Chair	0
Linster W. Fox	✓	Chair	●	●	0
Maureen T. Mullarkey	✓	●	●	●	1
Atul Bali	✓	●	●	●	1
Michael D. Rumbolz(2)					1
___________________
(1)Mr. Kilburn will retire on May 19, 2021.
(2)Mr. Rumbolz has not served as a member of any committees of the Board since February 2016, when he first became an executive officer of the Company.
Audit Committee
Our Audit Committee is comprised entirely of directors who satisfy the standards of independence established under the applicable SEC rules and regulations, NYSE listing standards, and our Corporate Governance Guidelines. Also, each member of our Audit Committee satisfies the financial literacy requirements of NYSE listing standards.

MEMBERS	The Audit Committee has responsibility to, among other things, review and discuss with management and our independent auditor, each, as appropriate:
Linster W. Fox (Chair)*
▪the integrity of our financial statements in accordance with generally accepted accounting principles (“GAAP”) and applicable rules and regulations of the SEC and the NYSE, including the Company’s annual and quarterly audited financial statements;
▪the performance and adequacy of the Company’s internal audit function and internal auditor;
▪policies with respect to risk assessment and risk management, including information technology risks (inclusive of but not limited to data privacy and security issues) and major financial risk, and the steps management has taken to monitor and control such exposures (further detail about the role of the Audit Committee in risk assessment and risk management is included in the section entitled “BOARD AND CORPORATE GOVERNANCE MATTERS — Board Role in Risk Oversight” above);
▪the performance and independence of the Company’s independent auditor;
▪our compliance with certain legal and regulatory requirements, including reports from the Company’s independent auditor in connection with the preparation of the Company’s financial statements; and
▪related-party transactions.

E. Miles Kilburn*
Geoffrey P. Judge**
Ronald V. Congemi**
Eileen F. Raney*
Maureen T. Mullarkey*
Atul Bali*

Meetings in 2020: 5

* “Audit Committee Financial Expert” in accordance with NYSE listing standards

** “Financially Literate” in accordance with NYSE listing standards
Compensation Committee
Our Compensation Committee is comprised entirely of directors who satisfy the standards of independence established under the applicable SEC rules and regulations, NYSE listing standards, and our Corporate Governance Guidelines.

MEMBERS	Pursuant to its charter, the purposes of the Compensation Committee are to, among other things:
Geoffrey P. Judge (Chair)
▪oversee the responsibilities of our Board relating to compensation of our directors and executive officers;
▪produce the annual Compensation Committee Report for inclusion in our proxy statement and Annual Report on Form 10-K, as applicable, per applicable rules and regulations; and
▪design, recommend, and evaluate our director and executive compensation plans, policies, and programs.

E. Miles Kilburn
Ronald V. Congemi
Eileen F. Raney
Linster W. Fox
Maureen T. Mullarkey
Atul Bali
In addition, our Compensation Committee works with our executive officers, including our Chief Executive Officer, to implement and promote our executive compensation strategy. See “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis” for additional information on our Compensation Committee’s processes and procedures for the consideration and determination of executive compensation. According to its charter, our Compensation Committee has the sole authority, at our expense, to retain, terminate, and approve the fees and other retention terms of outside consultants to advise our Compensation Committee in connection with the exercise of its powers and responsibilities.

Meetings in 2020: 8
Compensation Committee Interlocks and Insider Participation
During fiscal year 2020, no member of the Compensation Committee was, or formerly was, an officer or employee of the Company or its subsidiaries. During fiscal year 2020, no interlocking relationship existed between any member of the Company’s Board or Compensation Committee, and any member of the board or compensation committee of any other company.
Nom Gov Committee
Our Nom Gov Committee identifies individuals qualified to become members of our Board, makes recommendations to our Board regarding director nominees for the next annual general meeting of stockholders, and develops and recommends corporate governance principles to our Board. Our Nom Gov Committee, in its business judgment, has determined that it is comprised entirely of directors who satisfy the applicable standards of independence established under the SEC’s rules and regulations, NYSE listing standards, and our Corporate Governance Guidelines. For information regarding our Nom Gov

Committee’s policies and procedures for identifying, evaluating, and selecting director candidates, including candidates recommended by stockholders, see “Director Candidate Qualification and Nomination Process” below.

MEMBERS	Pursuant to its charter, the purposes of the Nom Gov Committee are to, among other things:
Eileen F. Raney (Chair)
▪compile and present to the Board potential criteria for prospective members of our Board, conduct candidate searches and interviews, and formally propose the slate of directors to be elected at each annual meeting of our stockholders;
▪advise our Board about appropriate composition and compensation of our Board and its committees;
▪develop and recommend to our Board adoption of our Corporate Governance Guidelines, our Code of Business Conduct, Standards and Ethics and our policies with respect to conflicts of interest;
▪make recommendations to the Board as to the membership of committees of the Board;
▪oversee and evaluate our Board and management; and
▪monitor our compliance with applicable laws, rules, and regulations.
In addition, our Nom Gov Committee works with our executive officers, including our Chief Executive Officer, to implement and promote our director compensation strategy. See “Director Compensation” for additional information on our Nom Gov Committee’s processes and procedures for the consideration and determination of director compensation. According to its charter, our Nom Gov Committee has the sole authority, at our expense, to retain, terminate, and approve the fees and other retention terms of outside consultants to advise our Nom Gov Committee in connection with the exercise of its powers and responsibilities.

E. Miles Kilburn
Geoffrey P. Judge
Ronald V. Congemi
Linster W. Fox
Maureen T. Mullarkey
Atul Bali

Meetings in 2020: 5

The duties and responsibilities of each of our standing committees are more fully described in their respective charters, which are available at the Corporate Governance section of the “Investors” page on our website at https://www.everi.com/investor-relations/business-summary/governance-documents/.
Director Candidate Qualification and Nomination Process
Director Selection Process. Our Nom Gov Committee is responsible for recommending director candidates and nominees to the full Board, in collaboration with the Chairman of the Board.
As provided in the charter of the Nom Gov Committee, nominations for director may be made by the Nom Gov Committee or by a stockholder of record entitled to vote. The Nom Gov Committee will consider and make recommendations to the Board regarding any stockholder recommendations for candidates to serve on the Board. The Nom Gov Committee does not consider stockholder recommended candidates differently than other candidates. Stockholders wishing to recommend candidates for consideration by the Nom Gov Committee may do so in accordance with the instructions set forth under “When are stockholder proposals due for the 2022 Annual Meeting of Stockholders?” in the “FREQUENTLY ASKED QUESTIONS” section of this Proxy Statement.
Our Nom Gov Committee seeks to identify candidates based on input provided by a number of sources, including (i) other members of the Board, (ii) officers and employees of the Company, and (iii) stockholders of the Company.
Our Nom Gov Committee will also seek ongoing input from the incumbent directors and the Chief Executive Officer, with the goal of identifying and informally approaching possible director candidates in advance of actual need. The Company does not pay any third party to identify or assist in identifying or evaluating potential nominees. The Board shall itself determine in each case, the manner by which an invitation to join the Board shall be extended to director nominees, other than those nominated directly by the Company’s stockholders.

DIRECTOR QUALIFICATIONS
Key factors that the Nom Gov Committee considers when determining whether to recommend directors for nomination include:
•Experience — Particular skills and leadership that are relevant to the Company’s industry
•Diversity — Diversity of background, race, gender, qualifications, attributes, and skills
•Age and Tenure — The age and Board tenure of each incumbent director
•Board Size — The Nom Gov Committee periodically evaluates the size of the Board, depending on the Board’s needs
•Board Independence — Independence of candidates for director nominees, including the appearance of any conflict in serving as a director
•Board Contribution — Integrity, business judgment, and commitment
•Willingness to Continue to Serve — As applies to current directors if re-nominated

A detailed description of the criteria used by the Nom Gov Committee in evaluating potential candidates may be found in the charter of the Nom Gov Committee which is available at the Corporate Governance section of the “Investors” page on our website at https://www.everi.com/investor-relations/business-summary/governance-documents/.

HOW WE BUILD OUR BOARD
The Board continuously identifies potential director candidates in anticipation of retirements, resignations, or the need for additional capabilities. This chart describes the ongoing Nom Gov Committee process to identify highly qualified candidates.

1
Consider Current Board Core Competencies & Strategic Needs
Endeavor that the Board is strong in core competencies of strategic oversight, corporate governance, stockholder advocacy, and leadership and has diversity of expertise and perspective that, collectively, enable the Board to perform its oversight function effectively.

2
Consider Qualified Candidates
Look for exceptional candidates that possess integrity, independent judgment, substantial business experience, diversity, and a skill set to meet existing or future business needs.

3	Check Conflict of Interest References All candidates are screened for conflicts of interest, and the ability to secure relevant licenses required.

4	Nom Gov Committee Consider shortlisted candidates; after deliberations, Nom Gov Committee recommends candidates for election to the Board.

5	Full Board Engage with shortlisted candidate(s); dialogue and decision with a commitment to diverse backgrounds, expertise, and skills, and range of tenures.

6	Regulatory Licensing Process Initiate and complete regulatory approval process in all applicable jurisdictions.

Outcome
Added one highly-qualified female director in March 2018.
Expanded the number of directors to serve on the Board from seven to eight members; and added one highly-qualified independent director, self-identified as ethnically diverse in November 2019.

Board Diversity
Our Board believes that the Company’s directors should possess a combination of skills, professional experience, expertise, and diversity of backgrounds necessary to enable the Board to perform its oversight function effectively. Our Board maintains there are certain attributes every director should possess, as reflected in the Board’s membership criteria as discussed above in the “Director Selection Process.” Accordingly, our Board and our Nom Gov Committee consider the qualifications of directors and director candidates individually, and in the context of the Board’s overall composition, and the Company’s current and anticipated future needs. The Board assesses the effectiveness of this goal as part of its annual evaluation process.
In June 2019, the Company was named a Winning ‘W’ Company by 2020 Women on Boards for achieving at least 20 percent women on its board of directors prior to the 2020 target date. Mses. Raney and Mullarkey have served on the Company’s Board beginning in 2016 and 2018, respectively. Ms. Raney was a keynote panelist on “The National Conversation on Board Diversity” event sponsored by 2020 Women on Boards, and continues to be an active contributor to the organization.
Board Refreshment
Below presents a snapshot of the expected composition of our Board immediately following the Annual Meeting.

The Board intends to review the opportunity to fill the open director position created by Mr. Kilburn’s retirement through the addition of a new director that would continue to advance the gender, cultural, and professional diversity of its current composition and that would bring additional gaming, financial technology, digital, and leadership experience to the Board.
Our Board also believes that directors develop an understanding of the Company and an ability to work effectively as a group over time. This provides substantial value and a significant degree of continuity year-over-year which is beneficial to our stockholders.
Retirement Age
The Board has established a retirement age policy of 75 years for directors, as reflected in our Corporate Governance Guidelines. The Board believes that it is important to monitor its composition, skills, and needs in the context of the Company’s long-term strategic goals, and, therefore, may elect to waive the policy as it deems appropriate. The Board believes it is important to balance refreshment with the need to retain directors who have developed, over time, significant insight into the Company and its operations, and who continue to make valuable contributions to the Company that benefit our stockholders.

Director Compensation
Pursuant to the authority granted to it in its charter, the Nom Gov Committee may engage an independent compensation consultant. The consultant reports directly to the Nom Gov Committee, who may replace the consultant or hire additional consultants at any time.
In 2020, the Rewards Solutions practice at Aon plc (“Aon”) served as the Nom Gov Committee’s independent compensation consultant in connection with the committee’s responsibilities related to director compensation. The compensation consultant provides services to the Nom Gov Committee, including, but not limited to: advice on director compensation philosophy, incentive plan design, stockholder engagement, and proxy disclosure, among other compensation topics. The compensation consultant provides no additional services to the Company, other than the similar consulting services provided to the Compensation Committee as to executive compensation and the Equity Incentive Plan.
None of the Company’s management participated in the Nom Gov Committee’s decision to retain Aon; however, the Company’s management regularly interacted with Aon and provided information upon Aon’s request. Aon reported directly to our Nom Gov Committee with respect to director compensation matters, and the Nom Gov Committee may replace Aon or hire additional consultants at any time. Aon attended meetings of our Nom Gov Committee, as requested, and communicated with the Chair of the Nom Gov Committee between meetings; however, our Nom Gov Committee made all decisions regarding the compensation of the Company’s directors.
Our Nom Gov Committee regularly reviews the services provided by its outside consultants and believes that Aon is independent in providing director compensation consulting services. See also “Role of Compensation Consultants” in the “Compensation, Discussion and Analysis” section of this Proxy Statement.
Our Nom Gov Committee continues to monitor the independence of its compensation consultant on a periodic basis.
In 2020, our non-employee directors were compensated through equity awards and annual cash retainers for Board and Board Committee service, as follows:

	Annual Cash Retainer(1)	Restricted Stock Units(2)
All non-employee Board Members	$68,750	18,571 (3)
Chairman of the Board	$22,917	29,285 (4)
Audit Committee Chair	$22,917	None
Audit Committee Member	$11,459	None
Compensation Committee Chair	$18,333	None
Compensation Committee Member	$9,167	None
Nom Gov Committee Chair	$13,750	None
Nom Gov Committee Member	$8,594	None
___________________
(1)As a direct result of the circumstances surrounding the COVID-19 global pandemic, the total cash compensation reflected above represents a reduced amount paid as the month of April 2020 fees for Board and Committee services were to be forfeited by the Board.
(2)Vest on the first anniversary date following the grant date of May 26, 2020. Vested shares will be delivered to the reporting person on the earliest of the following events: (i) May 26, 2030; (ii) the reporting person’s death; (iii) the occurrence of a Change in Control (as defined in our equity incentive plans), subject to qualifying conditions; or (iv) the date that is six months following the reporting person’s separation from service, subject to qualifying conditions.
(3)Represents equity units initially calculated based on a value of $130,000. The actual value at the date of grant is disclosed in the following table.
(4)Represents equity units initially calculated based on a value of $205,000. The actual value at the date of grant is disclosed in the following table.

The following table sets forth the compensation of our independent members of the Board for the fiscal year ended December 31, 2020:

Name	Fees earned or paid in cash	Stock awards(1)	Total
E. Miles Kilburn(2)	$120,886	$173,074	$293,960
Linster W. Fox(2)	109,428	109,755	219,183
Geoffrey P. Judge(2)	107,136	109,755	216,891
Eileen F. Raney(2)	103,125	109,755	212,880
Ronald V. Congemi(2)	97,970	109,755	207,725
Maureen T. Mullarkey(2)	97,970	109,755	207,725
Atul Bali(2)	97,970	109,755	207,725
___________________
(1)Represents the fair value of the directors’ restricted stock unit awards in fiscal year 2020, as calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Stock Compensation. The time-based restricted stock units awards granted in 2020 to independent members of our Board vest on the first anniversary date following the grant date of May 26, 2020. Vested shares will be delivered to the reporting person on the earliest of the following events: (i) May 26, 2030; (ii) the reporting person’s death; (iii) the occurrence of a Change in Control (as defined in our equity incentive plans), subject to qualifying conditions; or (iv) the date that is six months following the reporting person’s separation from service, subject to qualifying conditions. For a discussion on the assumptions made in the valuation of the directors’ restricted stock unit awards, see the notes to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.
(2)At December 31, 2020, our independent directors had the following aggregate numbers of unvested restricted stock unit awards and shares underlying outstanding option awards:

Name	Unvested stock awards		Shares underlying option awards
E. Miles Kilburn	51,877	(i)	464,135
Linster W. Fox	32,897	(ii)	160,000
Geoffrey P. Judge	32,897	(iii)	294,424
Eileen F. Raney	32,897	(iv)	160,000
Ronald V. Congemi	32,897	(v)	335,000
Maureen T. Mullarkey	32,897	(vi)	—
Atul Bali	23,532	(vii)	—
i.In addition to the unvested restricted stock units reported in the table, Mr. Kilburn holds 25,241 deferred stock units, for which the time-based vesting requirement has been satisfied; however, these awards will only settle in shares of Common Stock in accordance with the provisions set forth in the grant notices.
ii.In addition to the unvested restricted stock units reported in the table, Mr. Fox holds 16,007 deferred stock units, for which the time-based vesting requirement has been satisfied; however, these awards will only settle in shares of Common Stock in accordance with the provisions set forth in the grant notices.
iii.In addition to the unvested restricted stock units reported in the table, Mr. Judge holds 16,007 deferred stock units, for which the time-based vesting requirement has been satisfied; however, these awards will only settle in shares of Common Stock in accordance with the provisions set forth in the grant notices.
iv.In addition to the unvested restricted stock units reported in the table, Ms. Raney holds 16,007 deferred stock units, for which the time-based vesting requirement has been satisfied; however, these awards will only settle in shares of Common Stock in accordance with the provisions set forth in the grant notices.
v.In addition to the unvested restricted stock units reported in the table, Mr. Congemi holds 16,007 deferred stock units, for which the time-based vesting requirement has been satisfied; however, these awards will only settle in shares of Common Stock in accordance with the provisions set forth in the grant notices.
vi.In addition to the unvested restricted stock units reported in the table, Ms. Mullarkey holds 16,007 deferred stock units, for which the time-based vesting requirement has been satisfied; however, these awards will only settle in shares of Common Stock in accordance with the provisions set forth in the grant notices.

vii.In addition to the unvested restricted stock units reported in the table, Mr. Bali holds 2,481 deferred stock units, for which the time-based vesting requirement has been satisfied; however, these awards will only settle in shares of Common Stock in accordance with the provisions set forth in the grant notices.
Chief Executive Officer and Senior Management Succession Planning
The Board’s deep commitment to excellence in corporate governance is reflected in its regular review of and ongoing work to further its existing senior leadership succession planning to ensure long-term continuity. Our Board periodically reviews the overall composition of our senior management’s qualifications, tenure, and experience. Our Chief Executive Officer, after consultation with other members of management, provides the Board with a list of key individuals with immediate impact, the critical area of such individual’s impact, short-term/interim action, and long-term action. Our Board reviews this information with our Chief Executive Officer.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review, Approval or Ratification of Transactions with Related Persons
Under written procedures adopted by the Board, any transaction that is required to be reported under Item 404(a) of Regulation S-K promulgated by the SEC must be reviewed, approved or ratified by the Audit Committee. The types of transactions subject to these procedures include, but are not limited to:
•the purchase, sale or lease of assets to or from a related person;
•the purchase or sale of products or services to or from a related person; or
•the lending or borrowing of funds from or to a related person.
Approval of transactions with related persons shall be at the discretion of the Audit Committee, but the Audit Committee shall consider:
•the consequences to the Company of consummating or not consummating the transaction;
•the extent to which the Company has a reasonable opportunity to obtain the same or a substantially similar benefit of the transaction from a person or entity other than the related person; and
•the extent to which the terms and conditions of such transaction are more or less favorable to the Company and its stockholders than the terms and conditions upon which the Company could reasonably be expected to negotiate with a person or entity other than the related person.
Further, our Code of Business Conduct, Standards and Ethics requires our non-employee directors and our officers and employees to raise with our General Counsel any material transaction or relationship that could reasonably be expected to give rise to a personal conflict of interest. Our Corporate Governance Guidelines also prohibit the Company’s making of any personal loans to directors, executive officers or their immediate family members.
Transactions with Related Persons
Since the beginning of fiscal year 2020, the Company did not engage in any transactions, and there are not currently proposed any transactions, or series of similar transactions, to which the Company was or will be a party, with related parties that required review, approval or ratification of the Audit Committee or any other committee.
Stockholder Engagement and Outreach
We actively engage with and value the opinions of our stockholders. We believe in providing transparent and timely information to our investors. Executive management and our Investor Relations team routinely listen to and communicate with our stockholders on a variety of matters relating to our business strategy and performance, corporate governance, board composition and structure, executive compensation program, and corporate responsibility and sustainability initiatives in various forums, which have included and may include:
•quarterly earnings presentations;
•industry conferences, including virtual meetings;
•conference calls; and
•investor day events.
We continued our outreach program in 2020 in spite of the limitations imposed by the COVID-19 pandemic. Throughout the year, we participated in virtual investor conferences and held virtual meetings with analysts and many of our investors. In our virtual meetings, we discussed a variety of topics that are important to investors, including our response to the COVID-19 pandemic, Company performance and operations, new products, industry trends, corporate governance, and short- and long-term strategic direction. We relay stockholder feedback to our Board and its committees regularly, and work with them to enhance our practices and improve our disclosures.
Communication Between Interested Parties and Directors
Stockholders and other interested parties may communicate with individual directors (including the Chairman and Lead Independent Director), the members of a Committee of the Board, the independent directors as a group or the Board as a whole by addressing the communication to the named director, the Committee, the independent directors as a group or the Board as a whole, c/o Corporate Secretary, Everi Holdings Inc., 7250 South Tenaya Way, Suite 100, Las Vegas, NV 89113, or via e-mail to secretary@everi.com. The Company’s Corporate Secretary will forward all correspondence to the named director, the committee, the independent directors as a group or the Board as a whole, except for spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations, or advertisements or patently offensive or otherwise inappropriate material. The Company’s Corporate Secretary may forward certain correspondence, such as product-related inquiries, elsewhere within the Company for review and possible response.
Relationships Among Directors or Executive Officers
There are no family relationships among any of the Company’s directors or executive officers.
Executive Employment Agreements
We are party to employment agreements with each of our named executive officers. The material terms of the employment agreements with our named executive officers are described under “EXECUTIVE COMPENSATION — Compensation of Named Executive Officers — Employment Contracts and Equity Agreements, Termination of Employment, and Change in Control Arrangements.”
Director and Officer Indemnification Agreements
We have entered into an indemnification agreement with each of our directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable. We have purchased and maintain insurance on behalf of all of our directors and executive officers against liability asserted against or incurred by them in their official capacities, whether or not we are required to have the power to indemnify them against the same liability.

EXECUTIVE OFFICERS
Set forth below is certain information regarding each of our current executive officers, other than Mr. Rumbolz, whose biographical information is presented under “Class II Directors Whose Terms Will Expire in 2022.”

Name	Age	Position
Michael D. Rumbolz	67	Chief Executive Officer
Randy L. Taylor	58	President and Chief Operating Officer
Mark F. Labay	49	Executive Vice President, Chief Financial Officer and Treasurer
Dean A. Ehrlich	52	Executive Vice President, Games Business Leader
David J. Lucchese	62	Executive Vice President, Sales, Marketing and Digital
Darren D. A. Simmons	52	Executive Vice President, FinTech Business Leader
Kate C. Lowenhar-Fisher	43	Executive Vice President, Chief Legal Officer - General Counsel and Corporate Secretary
Todd A. Valli	46	Senior Vice President, Corporate Finance and Chief Accounting Officer
Randy L. Taylor has served as our President and Chief Operating Officer since April 2020, having previously served as our Executive Vice President and Chief Financial Officer since March 2014, and as the Company’s Senior Vice President and Controller since November 2011.
Mark F. Labay has served as our Executive Vice President, Chief Financial Officer and Treasurer since April 2020, having previously served as the Company’s Senior Vice President, Finance and Investor Relations since April 2014, among other responsibilities since August 2002.
Dean A. Ehrlich has served as our Executive Vice President, Games Business Leader since January 2017, having previously served as an Executive Consultant to the Company since August 2016. Prior to joining the Company, Mr. Ehrlich served in various senior executive positions with WMS Industries Inc., an electronic gaming and amusement manufacturer, from June 2003 through July 2015, which was acquired by Scientific Games Corporation in late 2013, including as Senior Vice President Global Gaming Operations, where he led business for premium lease products and commercial sales operations and development of progressive strategic initiatives.
David J. Lucchese has served as our Executive Vice President, Sales, Marketing and Digital since April 2020, having previously served as our Executive Vice President, Digital and Interactive Business Leader since January 2017, our Executive Vice President, Games since January 2015, our Executive Vice President, Client Operations from March 2014 to January 2015, and our Executive Vice President, Sales from April 2010 to March 2014.
Darren D. A. Simmons has served as our Executive Vice President, FinTech Business Leader since January 2019, having previously served as the Company’s Payments Business Leader from December 2017 through December 2018, Senior Vice President, Payments Solutions from January 2015 through November 2017, and Senior Vice President, International Business from August 2006 through December 2014.
Kate C. Lowenhar-Fisher has served as our Executive Vice President, Chief Legal Officer – General Counsel and Corporate Secretary since March 22, 2021. Prior to joining the Company, Ms. Lowenhar-Fisher served as an Equity Member of Dickinson Wright, PLLC from January 2015 to March 2021, and served as Chair of its Gaming & Hospitality Practice Group, where she counseled many of the world’s premier gaming companies on regulatory issues in connection with mergers and acquisitions, corporate restructuring, reorganizations, and financings. Prior to Dickinson Wright, PLLC, Ms. Lowenhar-Fisher served as a Shareholder at Brownstein Hyatt Farber Schreck, LLP (formerly known as Schreck Brignone) from September 2002 to December 2014, where she specialized in gaming law and commercial transactions.
Todd A. Valli has served as our Senior Vice President, Corporate Finance and Chief Accounting Officer since September 2015. Preceding this appointment, Mr. Valli served as Vice President of Corporate Finance and Investor Relations for the Company, among other responsibilities, since September 2011.

PROPOSAL 2
ADVISORY (NON-BINDING) VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (SAY ON PAY)
(Item No. 2 on the Proxy Card)

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

As required by Item 24 of Schedule 14A, we are asking for stockholder approval, on a non-binding, advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement, which disclosures include the disclosures under “Compensation Discussion and Analysis,” the compensation tables, and the narrative discussion following the compensation tables. This proposal, commonly known as a “Say on Pay” proposal, is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement.
We believe that the Company has created a compensation program deserving of stockholder support. At our 2020 annual meeting of stockholders, over 89.3% of the votes cast supported our executive compensation program for 2020. Our Compensation Committee, which is responsible for designing and administering our executive compensation program, has designed our executive compensation program to provide a competitive and internally equitable compensation and benefits package that reflects Company performance, job complexity and the strategic value of the applicable position, while promoting long-term retention, motivation, and alignment with the long-term interests of the Company’s stockholders.
Please read “Compensation Discussion and Analysis” for additional details about our executive compensation program, including information about the 2020 compensation of our named executive officers.
The Board unanimously recommends that stockholders vote in favor of the following resolution:
“RESOLVED, that the stockholders of Everi Holdings Inc. approve, on a non-binding advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, set forth in the Company’s definitive proxy statement for the 2021 Annual Meeting of Stockholders.”
Approval of this non-binding, advisory “Say on Pay” resolution requires the affirmative vote of the holders of a majority of the votes cast at the Annual Meeting at which a quorum is present.
The vote on this proposal is non-binding and advisory in nature and will not affect any compensation already paid or awarded to any named executive officer, and it will not be binding on or overrule any decisions by our Board or our Compensation Committee. Nevertheless, our Board highly values input from our stockholders, and our Compensation Committee will carefully consider the result of this vote when making future decisions about executive compensation. The Board has adopted a policy of providing for annual “Say on Pay” advisory votes. Unless the Board modifies its policy on the frequency of holding “Say on Pay” advisory votes, the next “Say on Pay” advisory vote will occur in 2022.

EXECUTIVE COMPENSATION
The Company is a holding company, the principal asset of which is the capital stock of Everi Payments Inc. (“Everi FinTech”), and the capital stock of Everi Games Holding Inc. (“Everi Games Holding”), which is the parent of Everi Games Inc. (“Everi Games”). All of the executive officers of the Company are employees of Everi FinTech, other than Mr. Ehrlich who is an employee of Everi Games. All references in this Proxy Statement to executive compensation relate to the executive compensation paid by Everi FinTech or Everi Games to such executive officers.
Compensation Discussion and Analysis
The following Compensation Discussion and Analysis (“CD&A”) describes the philosophy, objectives, and structure of our 2020 executive compensation program for our “named executive officers” or “NEOs.” This CD&A is intended to be read in conjunction with the Compensation of Named Executive Officers section contained within this Executive Compensation portion of the Proxy Statement, which provides further historical compensation information.
The following individuals were our NEOs as of December 31, 2020:

Name	Current Title
Michael D. Rumbolz(1)	Chief Executive Officer
Randy L. Taylor(2)	President and Chief Operating Officer
Mark F. Labay(3)	Executive Vice President, Chief Financial Officer and Treasurer
Dean A. Ehrlich	Executive Vice President, Games Business Leader
David J. Lucchese (4)	Executive Vice President, Sales, Marketing and Digital
___________________
(1)Mr. Rumbolz is our Chief Executive Officer; he also served as our President until April 1, 2020.
(2)As of April 1, 2020, Mr. Taylor began serving as President and Chief Operating Officer. Mr. Taylor previously served as Executive Vice President, Chief Financial Officer and Treasurer.
(3)As of April 1, 2020, Mr. Labay began serving as Executive Vice President, Chief Financial Officer and Treasurer. Mr. Labay previously served as Senior Vice President, Finance and Investor Relations.
(4)As of April 1, 2020, Mr. Lucchese began serving as Executive Vice President, Sales, Marketing and Digital. Mr. Lucchese previously served in various Executive positions prior to this appointment.

Quick CD&A Reference Guide

Executive Summary	Section I
Compensation Philosophy and Objectives	Section II
Compensation Decision Making Process	Section III
Compensation Competitive Analysis	Section IV
Elements of Compensation	Section V
Additional Compensation Practices and Policies	Section VI

I. Executive Summary
The COVID-19 pandemic created unprecedented market and operational challenges for our business in 2020. Throughout 2020, the Company remained committed to implementing strategies to stabilize the business and strengthen the Company going forward. This included improving efficiencies, innovating new content, and enhancing infrastructure related to information technology and security systems. The Company also improved product offerings, such that its current offering is its most diverse portfolio of Games and FinTech solutions.
However, in connection with the uncertainty facing our customers as a result of COVID-19, we evaluated our business strategies in the second quarter of 2020 and implemented measures to reduce our ongoing operating costs. As a result of this evaluation, we executed on a range of actions to maintain balance sheet flexibility and preserve liquidity given what quickly became a rapid and severe business disruption due to the pandemic. Actions included:
•Borrowed 100% of our $35 million revolving credit facility;
•Secured and borrowed an additional $125 million under an Incremental Term Loan to ensure liquidity during the shutdown of casinos due to the pandemic;
•Cancelled or delayed material capital expenditures;
•Permanently reduced our employee base, with most of the departures resulting from furloughed employees; and
•Implemented Company-wide salary reductions, including for our CEO (salary cut to zero) and our executive team (salary cut by 70%).
During the second quarter of 2020, businesses began to adapt to social-distancing measures and various phases of reopening pursuant to government-mandated guidelines. As our gaming customers reopened, a number of their properties initially experienced an elevated level of activity as compared to what was originally anticipated. The revenues generated by this initial pent-up demand flattened to slightly below pre- COVID-19 levels as more casinos reopened through the second quarter of 2020. Revenues improved further throughout the third and fourth quarters of 2020, though they remained below pre- COVID-19 levels. With a majority of our gaming customers reopening properties by the end of September 2020, and our activity rates and results continuing to improve through the third and fourth quarters, we have, among other measures:
•Returned nearly all of our furloughed employees to work on primarily a work-from-home basis;
•Reinstated base compensation to pre- COVID-19 levels for all employees, executives, and directors;
•Reversed nearly all compensation reductions for employees, executives and directors; and
•Fully paid down the outstanding balance on our revolving line of credit.
Our 2020 fourth quarter operating results increased on a quarterly sequential basis over the third quarter, despite the continued impact from the COVID-19 pandemic and related casino closures. Highlights include:
•Revenues rose to $119.6 million from $112.1 million in the 2020 third quarter;
•Net income improved to $1.1 million, or $0.01 per diluted share compared to a net loss of $0.9 million, or $(0.01) per diluted share;
•In our Games segment, the gaming operations total installed base of gaming machines increased 7% year-over-year, with premium units increasing 26%;
•In the FinTech segment, our new digital, cashless CashClub Wallet® technology was deployed at two customers; and
•Awarded a Gold Medal for Best Product in the Gaming Industry for our premium The Vault® game theme for the 2020 Global Gaming Business Gaming & Technology Awards, and our digital mobile CashClub Wallet® solution for casinos was awarded the Silver Medal for Best Consumer Technology.
Compensation Actions
Throughout the past year, the Compensation Committee, in conjunction with the entire Board, continuously considered and evaluated the business and financial impact of COVID-19 and strived to make prudent compensation decisions that would be in the best interest of the Company, our stockholders, and our employees.
These responses, and our business performance in 2020, are reflected in our executive pay and our Compensation Committee actions of the past year:

•Salary Reductions: As previously mentioned, at the beginning of April 2020, Company-wide salary reductions were implemented, including our CEO volunteering to reduce his salary to zero, and the rest of the executive team taking a 70% reduction.
•Short-Term Incentives:
1.Increased CEO target opportunity. Partially in recognition of the extension of his employment agreement, the Compensation Committee increased Mr. Rumbolz’ target STI opportunity from 100% to 125% for 2020.
2.Financial Targets Missed. Due to business and operational disruption of the pandemic, we did not hit our financial targets, falling well short of our stated targets.
3.STI Payouts. The Compensation Committee determined, in its discretion to pay 20% of target STI opportunities to our NEOs and further limited the CEO’s payout to $150,000. This 20% payout is related to the individual performance goals of the NEO’s bonus and no amount of bonus was paid related to the Consolidated, Games or FinTech Adjusted EBITDA targets.
•Annual Equity Grants in 2020: Consistent with past years, the Compensation Committee remained conceptually consistent with the prior year in the way it delivered the annual long-term equity awards by granting a mix of performance- and time-based restricted stock units to our executives. The performance-based restricted stock units link executive pay outcomes to three-year corporate revenue and revenue growth rate metrics and time-based restricted stock units vest over a three-year period.
II. Compensation Philosophy and Objectives
The principal objective of the Company’s executive compensation policies is to align the executives’ incentives with the achievement of the Company’s strategic goals, which are in turn designed to enhance shareholder value. The Company designed its executive compensation policies to be both fair and reasonable in light of performance, competitive with the compensation paid to executives of similarly situated companies, and to incent its executives to achieve the Company’s strategic goals, while at the same time discouraging them and other employees from taking excessive risk.
Our primary objectives can be summed up as such:
☑ Align the interests of our executives with those of stockholders;
☑ Link executive compensation to the Company’s short-term and long-term performance;
☑ Attract, motivate, and retain high performing executive officers through competitive compensation arrangements; and
☑ Promote long-term value creation and growth strategies.

Compensation Governance Practices
The following is an overview of the highlights of our compensation structure, and the fundamental compensation policies and practices we do and do not use:

WHAT WE DO	WHAT WE DON’T DO

Executive Compensation Based on Pay-for-Performance Philosophy. We align the interests of our executives and stockholders through the use of performance-based annual cash incentive compensation and service and performance-based long-term equity incentive compensation.
No Pledging of Our Securities. Our officers and directors are prohibited from pledging our stock to secure loans of any type.
Double-Trigger Severance Payments. A Change in Control by itself is not sufficient to trigger severance payments; it must also be accompanied by a qualifying termination.	No Hedging of Our Securities. Our officers and directors are prohibited from engaging in any hedging or other speculative trading in our stock.

Cash and Equity Clawback Policy. We have a clawback policy regarding the recoupment of incentive compensation if an executive officer willfully committed an illegal act, fraud, intentional misconduct or gross recklessness that caused a mandatory restatement of our financials.
No Repricing of Stock Options without Stockholder Approval.

Stock Ownership Guidelines for Officers and Directors. Our officers and directors are required to accumulate stock holdings over a reasonable period of time that is a multiple of their respective base salaries or Board retainers, as applicable.
No Cash Buyouts of Underwater Stock Options without Stockholder Approval.
Independent Committee Members. Our Compensation Committee is comprised of entirely independent members.
No Defined Benefit or Supplemental Retirement Plans. We do not provide pension arrangements, retirement plans or nonqualified deferred compensation plans or arrangements to our executives, other than benefits generally available to our employees.

Independent Compensation Consultant. We engage an independent compensation consultant to review and provide recommendations regarding our executive compensation program.	No Excise Tax Gross-Ups.

Peer Group Analysis. We review total direct compensation (base salary, annual cash incentive and long-term incentive payments) and the mix of compensation components for the NEOs relative to the peer group as one of the factors in determining if compensation is adequate to attract and retain executive officers.
No Tax Reimbursements for Perquisites.

Annual Say on Pay Advisory Vote. At our 2020 Annual Meeting of Stockholders, the Say on Pay proposal received the support of approximately 89.3% of the shares voted, which we believe indicates strong support for our compensation program and practices.

Components of Our Compensation Program
The Compensation Committee oversees our executive compensation program, which includes several elements that have been tailored to incentivize and reward specific aspects of Company performance, which our Board believes are important to delivering long-term stockholder value. Key components of our 2020 compensation program are:

Type	Element	Performance Period	Objective	Performance Measured and Rewarded
Fixed	Base Salary	Annual	Recognizes an individual’s role and responsibilities and serves as an important retention vehicle	• Reviewed annually and set based on market competitiveness, individual performance, and internal equity considerations
Short-Term Incentive Plan
Performance -based	Annual Incentive Bonus	Annual	Rewards achievement of annual financial objectives and individual performance goals	• Consolidated AEBITDA (50%) • Segment AEBITDA (30%)(1) • Individual Performance Goals (20%)
Long-Term Incentive Plan
Performance -based	Performance-Based Restricted Stock Units	Long-Term	Supports the achievement of long-term financial objectives and share price	•Relative Revenue growth vs.peer group performance •Three-year performance period
	Time-Based Restricted Stock Units	Long-Term	Aligns the interests of management and stockholders and supports share price growth	• Vests ratably over three years
___________________
(1)Segment level Adjusted EBITDA (“AEBITDA”) measure based upon achievement of either Games, FinTech, or both Segments’ respective AEBITDA performance.
2020 Target Total Compensation
Consistent with our desire to align pay and performance, we take the above-mentioned elements and more heavily weight their distribution towards variable (or, “at-risk”) compensation. Although our Compensation Committee does not target a specific allocation for each pay element, the Compensation Committee attempts to deliver an appropriate balance between fixed and variable elements, as well as short- and long-term incentives, as evidenced here in the following 2020 target pay mix allocation charts.
Note: Target pay mix includes annual base salary (prior to COVID-related reductions), target annual cash incentives, and the grant date fair value of annual equity awards granted on May 26, 2020. Excludes one-time equity granted on March 13, 2020 in respect of 60% of the annual bonuses earned for 2019 as disclosed in last year’s proxy statement and equity awards granted on April 1, 2020 in connection with certain NEOs’ role changes.
2020 Say on Pay Results
At our 2020 Annual Meeting of Stockholders, our Say on Pay proposal received the support of approximately 89.3% of the shares voted, which we believe indicates strong support for our compensation program and practices. Our Compensation

Committee believes the support for our ongoing efforts to improve and refine our compensation program, and further align management and stockholder interests was reflected in the strong support for our 2020 Say on Pay proposal. Therefore, the Compensation Committee did not make any changes to our 2020 compensation program directly as a result of the Say on Pay vote.
III. Compensation Decision Making Process
Paying for Performance: Realizable Pay
Paying for performance continues to be the foundation of our compensation program, and we put much of our executives’ pay “at-risk”. In 2018, 2019, and 2020 we granted time-based and performance-based restricted stock unit awards to retain and motivate our executives to deliver long-term performance. Given that a significant portion of the compensation packages are variable dependent upon our performance, oftentimes the grant date value of compensation packages (as reported annually in the Summary Compensation Table) is not always reflective of the actual realizable pay value that may be received by the executive team.
The following chart shows the difference between the reported pay, as disclosed in the Summary Compensation Table, for our NEO team over the last three years (2018 to 2020), a period in which our total shareholder return exceeded 83%, and the realizable pay values of those awards as of the end of the 2020 fiscal year.
“SCT” pay is defined as compensation earned or deliverable, each as disclosed in the Summary Compensation Table, including actual base salaries, actual annual bonuses received, and long-term incentive components (restricted stock and option grants) based on the grant date fair value.
“Realizable as of FYE” pay is defined as the compensation earned or deliverable, including: actual salary received, actual annual bonuses received, and the intrinsic value of long-term incentive plan components, as valued on December 31, 2020 using the year-end share price of $13.81 per share.
Role of the Board
Our Board has a Compensation Committee, consisting exclusively of independent directors. The Compensation Committee’s charter authorizes it to review and approve or to recommend for approval to the full Board, the compensation of our Chief Executive Officer and other executives. Our Board has authorized our Compensation Committee to make various decisions with respect to executive compensation. However, the Board also may make determinations and approve compensation in its discretion, including where the Compensation Committee recommends that the Board considers such executive compensation matters.

Role of the Compensation Committee
Our Compensation Committee evaluates the performance of our Chief Executive Officer and approves the compensation for our Chief Executive Officer in light of the goals and objectives of our compensation program for that year. Our Compensation Committee annually assesses the performance of our other executives and based in part on the recommendations from our Chief Executive Officer, approves the compensation of these executives. Our Compensation Committee may delegate its authority to subcommittees, but retains, and does not delegate, any of its responsibility to determine executive compensation.
Role of Management
At the request of our Compensation Committee, our Chief Executive Officer may attend a portion of our Compensation Committee meetings, including meetings at which our Compensation Committee’s compensation consultants are present. This enables our Compensation Committee to review, with our Chief Executive Officer, the corporate and individual goals that the Chief Executive Officer regards as important to achieve our overall business objectives. Our Compensation Committee also requests that our Chief Executive Officer assesses the performance of, and our goals and objectives for, certain other officers as deemed appropriate, including our other NEOs. In addition, our Compensation Committee may request certain other executives to provide input on executive compensation, including assessing individual performance and future potential, market data analyses and various compensation decisions relating to bonuses, equity awards, and other pay during the year. None of our executives attends any portion of Compensation Committee meetings at which his or her compensation is discussed except at the request of the Compensation Committee.
Role of Compensation Consultants
Pursuant to the authority granted to it in its charter, the Compensation Committee may engage an independent executive compensation consultant. The consultant reports directly to the Compensation Committee, who may replace the consultant or hire additional consultants at any time. The compensation consultant attends meetings of the Compensation Committee, as requested, and may communicate with the Chair of the Compensation Committee between meetings; however, the Compensation Committee makes all decisions regarding the compensation of the Company’s executive officers.
The compensation consultant provides services to the Compensation Committee, including, but not limited to: advice on compensation philosophy, incentive plan design, executive job compensation analysis, shareholder engagement, and CD&A disclosure, among other compensation topics. The compensation consultant provides no additional services to the Company, other than the similar consulting services provided to the Nom Gov Committee as to director compensation and services related to the Equity Incentive Plan. In 2020, Aon served as the Compensation Committee’s and Nom Gov Committee’s independent compensation consultant and provided the foregoing services to the Compensation Committee.
None of the Company’s management participated in the Compensation Committee’s decision to retain Aon; however, the Company’s management regularly interacted with Aon and provided information upon Aon’s request. Aon reported directly to our Compensation Committee with respect to executive compensation matters, and the Compensation Committee may replace Aon or hire additional consultants at any time. Aon attended meetings of our Compensation Committee, as requested, and communicated with the Chair of the Compensation Committee between meetings; however, our Compensation Committee made all decisions regarding the compensation of the Company’s executive officers.
Our Compensation Committee regularly reviews the services provided by its outside consultants and believes that Aon is independent in providing executive compensation consulting services. Our Compensation Committee and Nom Gov Committee each conducted specific reviews of its relationship with Aon in 2020 and independently determined that Aon’s work for the Compensation Committee and Nom Gov Committee did not raise any conflicts of interest, consistent with the guidance provided under the Dodd-Frank Act, the SEC, and the NYSE. In making this determination, the Compensation Committee and Nom Gov Committee each noted that during 2020:
•Aon did not provide any services to the Company or its management, other than services to our Compensation Committee and the Nom Gov Committee, and its services were limited to executive and director compensation consulting and services related to the Company’s Equity Incentive Plan. Specifically, it did not provide, directly, or indirectly through affiliates, any non-executive compensation services, including, but not limited to, pension consulting or human resource outsourcing;
•Fees from the Company were less than 1% of Aon’s total revenue;
•Aon maintains a Conflicts Policy with specific policies and procedures designed to ensure independence;
•None of the Aon consultants who worked on Company matters had any business or personal relationship with the Compensation Committee or Nom Gov Committee members;
•None of the Aon consultants who worked on Company matters, or Aon, as a whole, had any business or personal relationship with executive officers of the Company; and
•None of the Aon consultants who worked on Company matters directly own Company stock.
Our Compensation Committee continues to monitor the independence of its compensation consultant on a periodic basis.

Compensation Risk Oversight
The Compensation Committee has reviewed and discussed the concept of risk as it relates to the Company’s compensation policies and it does not believe that the Company’s compensation policies encourage excessive or inappropriate risk taking. Further, the Compensation Committee has endorsed and adopted several measures to further discourage risk-taking, such as robust stock ownership guidelines for its executives and non-employee directors, and a clawback policy that grants the Compensation Committee broad discretion to recover incentive awards from executive and Section 16 officers in the unlikely event that incentive plan award decisions were based on financial results that are subsequently restated.
IV. Compensation Competitive Analysis
The Compensation Committee worked with its independent consultant, Aon, to create a meaningful peer group for the purposes of assessing the competitiveness and appropriateness of the Company’s NEO compensation in the market. To formulate this peer group, the Compensation Committee looked to identify two types of businesses: Games and FinTech, which represent the two core operations of the Company. From there, the Compensation Committee and Aon screened potential peers for similar size and complexity, using revenue, market capitalization, and enterprise value as its guiding metrics.
Given the complexities and volatility of the industry, the Compensation Committee believes it is not appropriate to rigidly benchmark executive pay to a specific percentile of the group. Instead, the Compensation Committee uses the comparative data merely as a reference point in exercising its judgment about compensation design and setting appropriate target pay levels.
Our 2020 peer group consists of the following companies:

Comparator Company	Ticker	Type
ACI Worldwide, Inc.	ACIW	FinTech
Blucora, Inc.	BCOR	FinTech
Cardtronics plc	CATM	FinTech
EVERTEC, Inc.	EVTC	FinTech
Green Dot Corporation	GDOT	FinTech
Golden Entertainment, Inc.	GDEN	Gaming
International Game Technology PLC	IGT	Gaming
Monarch Casino & Resort, Inc.	MCRI	Gaming
PlayAGS, Inc.	AGS	Gaming
Scientific Games Corporation	SGMS	Gaming
10 Peers

V. Elements of Compensation
The Company’s executive compensation policy is simple and transparent in design, and consists primarily of base salary, annual cash incentive awards, and long-term equity incentive awards for fiscal year 2020.
Base Salary Compensation
Base salary compensation is intended to provide an appropriate level of assured cash compensation that is sufficient to retain the services of our executives. Base salary compensation is reviewed annually in connection with the Company’s performance review process, and is determined based upon the following factors:
•Position and responsibility;
•Job performance, and expected contribution to the Company’s future performance;
•Market factors, including the market compensation profile for similar jobs and the need to attract and retain qualified candidates for high demand positions;
•Internal value of the executive’s role based on the relative importance of the job as compared to the Company’s other executive officers, as measured by the scope of responsibility and performance expectations; and
•Retention risk and the Company’s need to retain high performing and high potential executives.
In February 2020, the Compensation Committee approved the following base salaries, effective April 1, 2020, for our NEOs:

NEO	2019 Base Salary	2020 Base Salary
Michael D. Rumbolz(1)	$700,000	$750,000
Randy L. Taylor(2)	475,000	525,000
Mark F. Labay(3)	—	300,000
Dean A. Ehrlich	400,000	425,000
David J. Lucchese(4)	—	400,000
___________________
(1)Mr. Rumbolz is our Chief Executive Officer; he also served as our President until April 1, 2020.
(2)As of April 1, 2020, Mr. Taylor began serving as President and Chief Operating Officer. Mr. Taylor previously served as Executive Vice President, Chief Financial Officer and Treasurer.
(3)As of April 1, 2020, Mr. Labay began serving as Executive Vice President, Chief Financial Officer and Treasurer. Mr. Labay previously served as Senior Vice President, Finance and Investor Relations.
(4)As of April 1, 2020, Mr. Lucchese began serving as Executive Vice President, Sales, Marketing and Digital. Mr. Lucchese previously served in various Executive positions prior to this appointment.
Subsequently, in light of the impact of the ongoing COVID-19 pandemic on the Company, effective March 30, 2020, the Company’s executive officers elected to accept the following reductions to their compensation during the pendency of the COVID-19 pandemic in order to better position the Company to withstand the challenging conditions that have caused global and domestic disruption in the current economic environment, such that: (i) the Chief Executive Officer volunteered to forgo 100% of his base salary compensation; (ii) the President and Chief Operating Officer’s annual base salary was reduced to $95,000; and (iii) Messrs. Labay, Ehrlich, and Lucchese, as well all other executive officers’ annual base salaries, were reduced to $110,000 each. As described previously, although not promised at the time of reduction, these salary amounts were reinstated in October 2020, and a significant portion of any forgone salary was returned to the NEOs during 2020 as the Company’s performance improved.
Annual Incentives
All of our NEOs were eligible for the 2020 annual incentive plan, which promoted the Company’s pay-for-performance philosophy by providing executives with direct financial incentives in the form of annual incentive bonuses for achieving pre-determined individual and Company performance goals.

Each NEO’s annual incentive bonus target is established as a percentage of base salary. Such target bonus percentage was either negotiated and set forth in the NEO’s employment agreement or otherwise established by the Compensation Committee. The following targets were effective in 2020:

Name	Target	Maximum(2)
	(As a % of base salary)
Michael D. Rumbolz(1)	125%	175%
Randy L. Taylor	75%	150%
Mark F. Labay	75%	150%
Dean A. Ehrlich	75%	150%
David J. Lucchese	75%	150%
___________________
(1) Effective April 1, 2020, in partial consideration of the extension of Mr. Rumbolz’ employment agreement, the Compensation Committee approved an increased target percentage of 125% to a maximum of 175%.
(2) Effective April 1, 2020, the Compensation Committee reaffirmed its 2018 target percentage range for NEOs (excluding the CEO) as 75% to a maximum of 150%.
2020 Performance Metrics
For 2020, the Company’s annual incentive plan for executives consisted of four performance metrics. The metrics and their associated weightings in the incentive plan were as follows:

Name	Consolidated AEBITDA	Games Segment AEBITDA	FinTech Segment AEBITDA	Personal Goals
Michael D. Rumbolz	50.0%	15.0%	15.0%	20.0%
Randy L. Taylor	50.0%	15.0%	15.0%	20.0%
Mark F. Labay	50.0%	15.0%	15.0%	20.0%
Dean A. Ehrlich	50.0%	30.0%	—%	20.0%
David J. Lucchese	50.0%	15.0%	15.0%	20.0%
The goals associated with the AEBITDA components of the annual incentive plan and the associated payouts were as follows:

	Performance Ranges	Payout Ranges
Component	Target	Target(1)
Consolidated AEBITDA	$279M	100%
Games AEBITDA	$153M	100%
FinTech AEBITDA	$126M	100%
______________
(1)Maximum awards are capped at 150%, except for the Chief Executive Officer who is capped at 175%, of each executive’s target award value based on Board discretion.

In 2020, the Individual Performance Goals established by the Compensation Committee, weighted with greater significance towards overall Corporate performance as compared to segment level performance, consisted of goals related to Corporate Strategy, Leadership, and Enhancing Customer and Community Relationships. The Individual Performance Goals consisted of:

Corporate Strategy
•Continue to lead in product innovation and technology for the gaming industry.
•Introduce best in class products and services to our customers.
•Maintain and expand the Company’s operating footprint through technology development to achieve growth targets.
•Enhance the Company’s offerings through strategic partnerships or acquisitions.

Leadership	•Develop a more diverse and inclusive culture. •Attract and inspire the best available talent. •Identify and mentor prospective NEO successors.
Enhance Customer and Community Relationships
•Enhance the Company’s customer service efforts with efficient and effective resources to ensure increased levels of customer confidence in our products and service.
•Focus on employee work-life balance to increase talent retention and better align employees with the Company’s values.

The below table shows the target opportunities for the NEOs for each performance goal under the short-term incentive plan*:

	Consolidated	Split FinTech	Split Games	Personal	Total Target
Name	50%	15%	15%	20%	100%
Michael D. Rumbolz	$468,750	$140,625	$140,625	$187,500	$937,500
Randy L. Taylor	196,875	59,062	59,063	78,750	393,750
Mark F. Labay	112,500	33,750	33,750	45,000	225,000
Dean A. Ehrlich(1)	159,375	—	95,625	63,750	318,750
David J. Lucchese	150,000	45,000	45,000	60,000	300,000
* Rounding may cause variances.
___________________
(1) The target opportunity for Mr. Ehrlich is 30% Games, reflecting solely the performance of the Segment that Mr. Ehrlich manages.
2020 Performance and Actual Payouts
For the year ended December 31, 2020, we had the following achievements:
•Consolidated AEBITDA - $176.5 million (less than target)
•Games AEBITDA - $102.3 million (less than target)
•FinTech AEBITDA - $74.2 million (less than target)
As a result of the COVID-19 pandemic, the operating results for FY 2020 were significantly lower, less than 70% of the stated target amounts, for purposes of earning incentive compensation amounts, and the Short-Term Incentive Performance Targets were not achieved by the NEOs. As such, any payment provided as a Short-Term Incentive must be approved by the Compensation Committee of the Board.
The Compensation Committee believes that Management did an outstanding job of navigating the COVID-19 crisis and was able to achieve financial results that were stronger than relative to peer performance, retain key employees, continue executing on key initiatives, and focused on the health and safety of the employees through work-from-home policies and COVID-19 protocols established for those employees working in the office or at customer sites.
For 2020, the Compensation Committee only approved the personal goal portion of the target bonus, which is 20% of the target bonus. In addition, Mr. Rumbolz determined to limit his bonus to $150,000, which was less than the 20% of his target bonus.

The Compensation Committee determined to award the following amounts:

Name	Base Salary	Target Short-Term Incentive Opportunity as a % of Base Salary	Target Short-Term Incentive Opportunity ($)	Total Short-Term Incentive Payment	Achieved Short-Term Incentive Opportunity as a % of Target(1)
Michael D. Rumbolz	$750,000	125%	$937,500	$150,000	16.0%
Randy L. Taylor	525,000	75%	393,750	76,865	19.5%
Mark F. Labay	300,000	75%	225,000	40,366	17.9%
Dean A. Ehrlich	425,000	75%	318,750	62,807	19.7%
David J. Lucchese	400,000	75%	300,000	59,057	19.7%
___________________
(1)Executives’ Total Short-Term Incentive Payment was based upon actual Base Salary throughout 2020. Achieved Short-Term Incentive as a % of Target is based upon Base Salary in effect at year end after salary of Executive was increased on April 1, 2020.
Long-Term Equity Incentive Awards
We believe that the award of stock-based compensation and incentives is an effective way of aligning our executives’ interests with the goal of enhancing stockholder value. Due to the direct relationship between the value of an equity award and the Company’s stock price, we believe that equity awards motivate executives to manage the Company’s business in a manner that is consistent with stockholder interests. Through the grant of restricted stock unit awards that vest over time, we can align executives’ interests with the long-term interests of our stockholders who seek appreciation in the value of our Common Stock.
In 2018, the Compensation Committee implemented a program that includes performance- and time-based restricted stock units. This plan continues the pay for performance philosophy, aligns executives with key financial metrics, and aligns with a common market-based compensation approach. The Compensation Committee maintained this design for the annual long-term equity incentive awards made in 2020. As a result, the annual time-based equity awards that we granted to executives in 2020 vest and become fully exercisable over a three-year period. Correspondingly, the annual performance-based equity awards that we granted to executives in 2020 may be earned based on revenue growth targets as measured over a three-year performance period.
The principal factors considered in granting restricted stock unit awards and determining the size of grants to executives were prior performance, level of responsibility, the amounts of other compensation attainable by the executive and the executive’s ability to influence the Company’s long-term growth and profitability. Our Compensation Committee does not apply any quantitative method for weighing these factors, and a decision to grant an award is primarily based upon a subjective evaluation of the executive’s past performance as well as anticipated future performance.
2020 Annual Awards
In keeping with the Company’s commitment to strengthening its overall corporate governance, including its compensation program, the Company continued the practice of granting a mix of performance- and time-based awards. For 2020, (a) 50% of the annual awards for all NEOs other than the CEO consisted of performance-based restricted stock units and vesting will be evaluated by our Compensation Committee over a three-year performance period, through December 31, 2022 as a result of certain revenue and revenue growth rate metrics being met, with achievement of each metric being determined independent of one another, and (b) 50% of the annual awards (100% for the CEO) consisted of time-based restricted stock units that vest in equal annual installments (in equal monthly installments, in the case of the CEO) over a period of three years in order to continue to incentivize, motivate, and retain the executive team, while further strengthening and demonstrating the alignment of management and stockholder interests.
Other 2020 Equity Awards
As described in last year’s proxy statement, the Compensation Committee determined, in its discretion, to pay 60% of the earned annual incentive bonus in respect of 2019 in the form of restricted stock units that were granted on March 13, 2020 with a cliff-based vesting provision on the six-month anniversary of the date of grant to further motivate the executives and promote short-term performance. In accordance with SEC rules, these awards appear in the Summary Compensation Table and Grants of Plan Based Awards Table for 2020.
In connection with the extension of our CEO’s employment agreement, the appointment of Mr. Taylor to the position of President and Chief Operating Officer, the appointment of Mr. Labay to the position of Executive Vice President, Chief Financial Officer and Treasurer, and the appointment of Mr. Lucchese to the position of Executive Vice President, Sales, Marketing and Digital, our Compensation Committee awarded each of the foregoing executives restricted stock units on April 1, 2020 that vest in equal annual installments over a period of three years (in equal monthly installments over a period of two years, in the case of the CEO and over a period of three years, in the case of Mr. Taylor) in order to continue to incentivize, motivate, and retain the executives while further strengthening and demonstrating the alignment of management and stockholder interests.
Vesting of 2018-2020 Performance-Based RSUs
December 31, 2020 marked the end of the three-year performance period for the performance-based restricted stock units granted to the NEOs in 2018. The Compensation Committee determined that, in light of the impacts of the COVID-19 pandemic, it should evaluate performance for the period from January 1, 2018 through December 31, 2019 and separately for the period from January 1, 2020 through December 31, 2020, as shown below. Based on this evaluation, the Compensation Committee determined that the performance-based restricted stock units were earned at 95.8%.

	1/1/2018 to 12/31/2019		1/1/2020 to 12/31/2020
	Revenue Growth	AEBITDA Growth	Revenue Growth	AEBITDA Growth
Threshold (50% Achievement):	6.3%	7.7%	6.3%	7.7%
Target (100% Achievement):	7.9%	9.6%	7.9%	9.6%
Maximum (200% Achievement):	9.5%	11.5%	9.5%	11.5%
Actual:	200.0%	86.0%	—%	—%

VI. Additional Compensation Policies and Practices
Equity Ownership Policy
The Company and its stockholders are best served by a board and executive team that manage the business with a long-term perspective. As such, the Company adopted the Equity Ownership Policy in February 2016, and amended the policy as set forth in the Company’s Corporate Governance Guidelines in October 2019, in February 2020, and in March 2021 as the Company believes stock ownership is an important tool to strengthen the alignment of interests among stockholders, directors, NEOs, and other executives (each, a “Covered Person”). The amended policy provides that the applicable required level of equity ownership is expected to be satisfied by our Covered Persons within five years of the later of: (i) February 25, 2016; and (ii) the date such person first becomes subject to the Equity Ownership Policy.
The Compensation Committee receives periodic reports of the ownership achieved by each Covered Person. Until such time as such Covered Person satisfies the equity ownership requirement, the achievement level of ownership will be determined by reference to the average closing stock price of our Common Stock during the twelve-month period ended immediately prior to the determination date.
If, after a Covered Person’s achievement date, the number of shares the Covered Person is required to own increases as a result of a decline in stock price, the Covered Person’s compliance with these guidelines will not be impacted as long as such Covered Person continues to hold the number of shares he or she had at the time on the achievement date for the duration of their tenure of employment or service with the Company. A Covered Person is not required to “buy up” to a new number of shares needed to meet the ownership requirements after the Covered Person’s achievement date.
If, after a Covered Person’s achievement date, a Covered Person’s share ownership requirement increases as a result of a promotion, base salary increase or increase in retainer, the period to achieve compliance with respect to the incremental increase in share ownership will begin on the date of the change event and end on the second anniversary of the change event. For example, if the Covered Person received a 10% increase in salary, within two years following the change event, the Covered Person would then be required to acquire shares corresponding to the share ownership requirements of the 10% higher salary increment.
The following table sets forth the required salary multiples for each category of person subject to the policy:

Covered Persons	Required Salary Multiple
Chief Executive Officer	6x annual base salary
President and Chief Operating Officer	4x annual base salary
Other NEOs and current Chief Financial Officer	3x annual base salary
Other Executive Vice Presidents	2x annual base salary
Other Senior Vice Presidents	1x annual base salary
Non-employee Directors	5x annual cash retainer

The value of the following types of Company stock or stock options owned by or granted to an executive, other officer or director qualifies toward the participant’s attainment of the target multiple of pay:
•Shares owned outright/shares beneficially owned (including by a family member and/or in a trust);
•Vested restricted stock;
•Shares owned through the Company’s 401(k) plan (if applicable); and
•Shares underlying vested, but unexercised, stock options (based on the excess of the market price of the stock over the exercise price and after deducting any tax withholding obligations).
At December 31, 2020, all current named executive officers, other officers, and non-employee directors either met the ownership guidelines or were within the phase-in period.
In March 2021, upon the Nom Gov Committee’s recommendation, the Board approved to change the measurement date for satisfaction of share ownership requirements by Covered Persons from December 31st of each year to June 30th of each year.
Clawback Policy
The Board of the Company adopted an Incentive Compensation Clawback Policy in February 2016, which entitles the Company to recover certain compensation previously paid to its Covered Persons. The policy provides that, in the event of a restatement of the Company’s financial statement for any fiscal year commencing after December 31, 2015 that is due to the misconduct of any employee, the Board or, if so designated by the Board, the Compensation Committee of the Board, is authorized to take action to recoup all or part of any incentive compensation received by a Covered Person. The Clawback Policy was amended concurrent with the amendment of our Equity Ownership Policy to include certain Senior Vice Presidents as Covered Persons. For purposes of this policy, incentive compensation includes any cash compensation or an award of equity compensation from the Company that is based in whole or in part on the achievement of financial results by the Company, including, but not limited to, any bonus, incentive arrangement or equity award, but excluding base salary. The policy defines misconduct as the willful commission of an illegal act, fraud, intentional misconduct or gross recklessness in the performance of an employee’s duties and responsibilities. In determining whether to take action to recoup any incentive compensation received by a Covered Person, the Board or, if so designated, the Compensation Committee of the Board, will take into consideration whether the Covered Person engaged in the misconduct or was in a position, including in a supervisory role, to have been able to reasonably prevent the misconduct that caused the restatement.
Anti-Hedging and Anti-Pledging Policies
Under our Insider Trading Policy, Covered Persons, as well as other designated employees such as Senior Vice Presidents, Corporate or Segment Controllers and similar employees, are prohibited from engaging in the following activities with respect to the Company’s Common Stock:
•Hedging or monetization transactions involving our securities; and
•Pledging our securities or holding our securities in a margin account as collateral for a loan.
The Insider Trading Policy was amended concurrent with the amendment of our Equity Ownership Policy to include certain Senior Vice Presidents as Covered Persons. As of the date of this Proxy Statement, no shares of Company Common Stock were hedged or pledged by any Covered Person.
Tax Considerations
In setting compensation, the Compensation Committee and management considered that for taxable years beginning after December 31, 2017, the exemption from Code Section 162(m)’s deduction limit that formerly existed for certain “performance-based” compensation was repealed (except for certain grandfathered compensation arrangements that were in effect as of November 2, 2017). Accordingly, we expect that compensation awarded to our executives who are “covered employees” under Section 162(m) will not be deductible to the extent that it results in compensation above the $1.0 million threshold established under Section 162(m). Furthermore, the rules and regulations promulgated under Section 162(m) are complicated and subject to change. As such, there can be no assurance that any grandfathered compensation awarded in prior years will be fully tax deductible when paid. Notwithstanding repeal of the exemption for “performance-based” compensation, the Compensation Committee intends to operate our executive compensation program in a manner that they believe best aligns compensation with our pay-for-performance philosophy.
Retirement Plans
We have established and maintain a retirement savings plan under Section 401(k) of the Code to cover our eligible employees, including our executive officers. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a tax deferred basis through contributions to the 401(k) plan. Our 401(k) plan is intended to constitute a qualified plan under Section 401(a) of the Code and its associated trust is intended to be exempt from federal income taxation under Section 501(a) of the Code. We make contributions on behalf of certain executive officers consistent with Company contributions to all eligible non-executive employees; however, since the COVID-19 pandemic, we had suspended contributions for a majority of 2020 to all eligible employees until such time as the Company determined to transition, in whole or in part, toward a return to prior Company contribution levels. We have since reinstated full Company contributions as of January 1, 2021.
Severance Benefits
In order to retain the ongoing services of our NEOs, we have provided the assurance and security of severance benefits and change in control payments, which are described below under the caption “Employment Contracts and Equity Agreements, Termination of Employment and Change in Control Arrangements.”
We believe that these severance benefits and change in control payments reflect the fact that it may be difficult for such executives to find comparable employment within a short period of time and that providing such benefits should eliminate, or at least reduce, the reluctance of senior executives to pursue potential change in control transactions that may be in the best interests of stockholders. We believe that these benefits are appropriate in size relative to the overall value of the Company.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee:

Geoffrey P. Judge (Chair) E. Miles Kilburn Ronald V. Congemi Eileen F. Raney Linster W. Fox Maureen T. Mullarkey Atul Bali

Compensation of Named Executive Officers
2020 Summary Compensation Table
The following table sets forth the total compensation earned for services rendered in 2020 by the NEOs.

Name and principal position	Year	Salary		Bonus	Stock awards (1)(2)		Option awards(1)	Non-equity incentive plan compensation(5)	All other compensation(6)	Total
Michael D. Rumbolz(7)	2020	$695,000	(11)	$—	$1,585,092	(3)(4)	$—	$150,000	$19,911	$2,450,003
Chief Executive	2019	700,000		—	4,225,340		—	210,000	22,882	5,158,222
Officer	2018	700,000		—	2,988,000		—	535,000	17,718	4,240,718

Randy L. Taylor(8)	2020	490,885	(11)	—	1,234,014	(3)(4)	—	76,865	16,326	1,818,090
President and Chief	2019	475,000		—	1,562,560		—	106,875	19,783	2,164,218
Operating Officer	2018	475,000		—	1,195,200		—	285,000	16,748	1,971,948

Mark F. Labay(9)	2020	285,923	(11)	—	498,680	(3)(4)	—	40,366	6,164	831,133
Executive Vice President,
Chief Financial Officer and Treasurer

Dean A. Ehrlich	2020	404,962	(11)	—	607,806	(3)	—	62,807	12,154	1,087,729
Executive Vice President,	2019	400,000		—	740,160		—	90,000	17,500	1,247,660
Games Business Leader	2018	400,000		—	560,250		—	220,000	15,910	1,196,160

David J. Lucchese(10)	2020	381,308	(11)	—	590,520	(3)(4)	—	59,057	17,647	1,048,532
Executive Vice President,
Sales, Marketing and Digital

___________________
(1)Represents the fair value of the stock and option awards granted to the NEOs, as calculated in accordance with FASB ASC Topic 718, Stock Compensation. For a discussion of the assumptions made in determining the valuation of these equity awards, see our notes to the financial statements in the Company’s Annual Report on Form 10-K for the applicable periods.
(2)The restricted stock units granted in 2020 were comprised of both time- and performance-based awards with respect to the annual grant: (a) with 50% being time-based RSUs that will vest at a rate of 33% per year on each of the first three anniversaries of the grant dates, excluding Mr. Rumbolz, who received 100% time-based awards, which vest on a monthly basis following the first month anniversary of the date of grant ending after three years; and (b) with 50% being performance-based awards and vesting will be evaluated by our Compensation Committee over a three-year performance period, through December 31, 2022, based on total revenue and certain revenue growth rate metrics based on achievement at the target level of performance. If the performance criteria of the metrics have been achieved and are then approved by our Compensation Committee, the eligible awards will become vested on the third anniversary of the date of grant. The values of the performance-based awards for each NEO, assuming that maximum performance is achieved, are as follows: Mr. Taylor: $1,004,700; Mr. Labay: $413,700 Mr. Ehrlich: $472,800; Mr. Lucchese: $443,250.
(3)On March 13, 2020, short-term incentive compensation, related to the annual bonus for 2019 performance, was awarded in the form of restricted stock units that fully vested on the six-month anniversary thereof.
(4)Mr. Rumbolz, Mr. Taylor, Mr. Labay, and Mr. Lucchese received grants of time-based restricted stock units in relation to their new employment agreements effective April 1, 2020. The awards vest at a rate of 33% per year on the first three anniversaries of the date of grant, excluding Mr. Rumbolz and Mr. Taylor, whose grants vest monthly over a period of two years and three years, respectively.
(5)Represents the amount of non-equity incentive compensation earned under the Company’s annual short-term incentive plan for the fiscal year. Amounts earned for a calendar year are typically paid to the NEOs in the first quarter of the following fiscal year.
(6)Includes contributions made by the Company under its 401(k) plan, the cost of short-term and long-term disability coverage, the cost of group term life insurance and executive disability insurance. We make contributions on behalf of certain executive officers consistent with Company contributions to all eligible non-executive employees.
(7)Mr. Rumbolz is our Chief Executive Officer; he also served as our President until April 1, 2020.
(8)As of April 1, 2020, Mr. Taylor began serving as our President and Chief Operating Officer. Mr. Taylor previously served as our Executive Vice President, Chief Financial Officer and Treasurer.
(9)As of April 1, 2020, Mr. Labay began serving as our Executive Vice President, Chief Financial Officer and Treasurer. Mr. Labay previously served as our Senior Vice President, Finance and Investor Relations.
(10)As of April 1, 2020, Mr. Lucchese began serving as our Executive Vice President, Sales, Marketing and Digital. Mr. Lucchese previously served in various Executive positions prior to this appointment.
(11)Represents salary amounts paid in 2020. Amendments to the Executive Employment Agreements for voluntary salary reductions were executed during 2020 due to the COVID-19 pandemic, and full salary amounts were restored in the same year.
Grants of Plan-Based Awards
The following table sets forth certain information concerning grants of plan-based awards made to each NEO for the fiscal year ended December 31, 2020:

		Estimated future payouts under non-equity incentive plan compensation(1)			Estimated future payouts under equity incentive plan compensation(2)			All Other Stock Awards: Number of Shares of Stock Units (#)		Grant date fair value of RSUs awarded ($)(6)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael D. Rumbolz		$—	$937,500	$1,312,500	—	—	—	—		$—
	3/13/2020	—	—	—	—	—	—	42,568	(3)	315,003
	4/1/2020	—	—	—	—	—	—	15,000	(4)	41,400
	5/26/2020	—	—	—	—	—	—	207,900	(5)	1,228,689
Randy L. Taylor		—	393,750	787,500	—	—	—	—		—
	3/13/2020	—	—	—	—	—	—	21,664	(3)	160,314
	4/1/2020	—	—	—	—	—	—	25,000	(4)	69,000
	5/26/2020	—	—	—	42,500	85,000	170,000	85,000	(5)	1,004,700
Mark F. Labay		—	225,000	450,000	—	—	—	—		—
	3/13/2020	—	—	—	—	—	—	7,754	(3)	57,380
	4/1/2020	—	—	—	—	—	—	10,000	(4)	27,600
	5/26/2020	—	—	—	17,500	35,000	70,000	35,000	(5)	413,700

Dean A. Ehrlich		—	318,750	637,500	—	—	—	—		—
	3/13/2020	—	—	—	—	—	—	18,244	(3)	135,006
	5/26/2020	—	—	—	20,000	40,000	80,000	40,000	(5)	472,800

David J. Lucchese		—	300,000	600,000	—	—	—	—		—
	3/13/2020	—	—	—	—	—	—	17,104	(3)	126,570
	4/1/2020	—	—	—	—	—	—	7,500	(4)	20,700
	5/26/2020		—	—	18,750	37,500	75,000	37,500	(5)	443,250
___________________
(1)Represents amounts potentially payable to the NEOs under the Company’s annual incentive plan. A more detailed discussion of how the target is determined and calculated is found in the CD&A above.

(2)The number of performance-based restricted stock units that are earned will range from 0% to 200% of the target number shown above and will be based upon the attainment of total revenue and certain revenue growth rate metrics based on achievement at the target level of performance and measured over the three-year period ending on December 31, 2022. The parameters set forth in the grant notice for these performance-based restricted stock unit awards are as follows:

	Performance Ranges				Performance-based RSUs Earned (as a percent of target)
	Below Threshold	Threshold	Target	Maximum	Below Threshold	Threshold	Target	Maximum
Revenue Growth Rate	Less than Peer Group	Equal or greater than Peer Group	Equal or greater than Peer Group and $460 million	Equal or greater than Peer Group and $520 million	0%	50%	100%	200%
(3)On March 13, 2020, short-term incentive compensation, related to the annual bonus for 2019 performance, was awarded in the form of restricted stock units that fully vested on the six-month anniversary thereof.
(4)Mr. Rumbolz, Mr. Taylor, Mr. Labay, and Mr. Lucchese received grants of time-based restricted stock units in relation to their new employment agreements effective April 1, 2020. The awards vest at a rate of 33% per year on the first three anniversaries of the date of grant, excluding Mr. Rumbolz and Mr. Taylor, whose grants vest monthly over a period of two years and three years, respectively.
(5)Time-based restricted stock unit awards, granted in May 2020, vest at a rate of 33% per year over three years from the date of grant, excluding awards granted in May 2020 for Mr. Rumbolz, which vest monthly over a period of three years.
(6)Represents the total fair value of the NEOs’ restricted stock unit awards granted to the NEOs, as calculated in accordance with FASB ASC Topic 718 Stock Compensation. For a discussion of the assumptions made in the valuation, please see the notes to the financial statements in the Company’s Annual Report on Form 10-K for the years ended December 31, 2020.

Outstanding Equity Awards
The following table sets forth certain information for our NEOs concerning unexercised stock options, unvested restricted stock units and equity incentive plan awards outstanding at December 31, 2020:

		Option awards							Stock awards

Name	Date Granted	Number of securities underlying unexercised exercisable options	Number of securities underlying unexercised unexercisable options		Equity Incentive Plan Awards: Number of securities underlying unexercised unearned options		Option exercise price	Option expiration date	Number of shares or units of unvested stock		Market value of number of shares or units of unvested stock	Equity Incentive Plan Awards: Number of shares or units of unearned unvested stock		Equity Incentive Plan Awards: Market or payout value of unearned shares or units of stock that have not vested
Michael D. Rumbolz	3/2/2012	40,000	—		—		5.58	3/2/2022	—		—	—		—
	3/6/2013	19,424	—		—		7.09	3/6/2023	—		—	—		—
	5/2/2014	50,000	—		—		6.59	5/2/2024	—		—	—		—
	4/22/2015	50,000	—		—		7.74	4/22/2025	—		—	—		—
	2/13/2016	465,116	—		—		2.78	2/13/2026	—		—	—		—
	3/8/2017	92,094	30,697	(1)			3.29	3/8/2027	—		—	—		—
	3/8/2017	186,977	—		62,325	(2)	3.29	3/8/2027	—		—	—		—
	5/22/2018	—	—		—		—	—	229,942	(4)	3,175,499	—		—
	5/22/2018	—	—		—		—	—	80,000	(1)	1,104,800	—		—
	2/1/2019	—	—		—		—	—	4,166	(3)	57,532	—		—
	5/1/2019	—	—		—		—	—	—		—	189,000	(5)	2,610,090
	5/1/2019	—	—		—		—	—	141,750	(1)	1,957,568	—		—
	4/1/2020	—	—		—		—	—	9,994	(3)	138,017	—		—
	5/26/2020	—	—		—		—	—	167,468	(7)	2,312,733	—		—
Randy L. Taylor	3/2/2012	16,875	—		—		5.58	3/2/2022	—		—	—		—
	3/6/2013	11,859	—		—		7.09	3/6/2023	—		—	—		—
	5/2/2014	98,000	—		—		6.59	5/2/2024	—		—	—		—
	5/13/2016	87,450	—		—		1.46	5/13/2026	—		—	—		—
	5/13/2016	177,550	—		—		1.46	5/13/2026	—		—	—		—
	3/8/2017	52,470	17,490	(1)	—		3.29	3/8/2027	—		—	—		—
	3/8/2017	106,530	—		35,510	(2)	3.29	3/8/2027	—		—	—		—
	5/22/2018	—	—		—		—	—	91,977	(4)	1,270,202	—		—
	5/22/2018	—	—		—		—	—	32,000	(1)	441,920	—		—
	5/1/2019	—	—		—		—	—	—		—	76,000	(5)	1,049,560
	5/1/2019	—	—		—		—	—	57,000	(1)	787,170	—		—
	4/1/2020	—	—		—		—	—	19,440	(7)	268,466	—		—
	5/26/2020	—	—		—		—	—	—		—	85,000	(6)	1,173,850
	5/26/2020	—	—		—		—	—	85,000	(8)	1,173,850	—		—
Mark F. Labay	3/2/2012	28,000	—		—		5.58	3/2/2022	—		—	—		—
	5/13/2016	50,000	—		—		1.46	5/13/2026	—		—	—		—
	3/8/2017	33,750	11,250	(1)	—		3.29	3/8/2027	—		—	—		—
	5/22/2018	—	—		—		—	—	17,246	(4)	238,167	—		—
	5/22/2018	—	—		—		—	—	6,000	(1)	82,860	—		—
	5/1/2019	—	—		—		—	—	—		—	17,000	(5)	234,770
	5/1/2019	—	—		—		—	—	12,750	(1)	176,078	—		—
	4/1/2020	—	—		—		—	—	10,000	(8)	138,100	—		138,100
	5/26/2020	—	—		—		—	—	—		—	35,000	(6)	483,350
	5/26/2020	—	—		—		—	—	35,000	(8)	483,350	—		—

		Option awards							Stock awards

Name	Date Granted	Number of securities underlying unexercised exercisable options	Number of securities underlying unexercised unexercisable options		Equity Incentive Plan Awards: Number of securities underlying unexercised unearned options		Option exercise price	Option expiration date	Number of shares or units of unvested stock		Market value of number of shares or units of unvested stock	Equity Incentive Plan Awards: Number of shares or units of unearned unvested stock		Equity Incentive Plan Awards: Market or payout value of unearned shares or units of stock that have not vested
Dean A. Ehrlich	12/8/2016	42,900	—		—		2.40	12/8/2026	—		—	—		—
	12/8/2016	87,100	—		—		2.40	12/8/2026	—		—	—		—
	3/8/2017	52,470	17,490	(1)	—		3.29	3/8/2027	—		—	—		—
	3/8/2017	106,350	—		35,510	(2)	3.29	3/8/2027	—		—	—		—
	5/22/2018	—	—		—		—	—	43,115	(4)	595,418	—		—
	5/22/2018	—	—		—		—	—	15,000	(1)	207,150	—
	5/1/2019	—	—		—		—	—	—		—	36,000	(5)	497,160
	5/1/2019	—	—		—		—	—	27,000	(1)	372,870	—
	5/26/2020	—	—		—		—	—	—		—	40,000	(6)	552,400
	5/26/2020	—	—		—		—	—	40,000	(8)	552,400	—		—
David J. Lucchese	3/2/2012	100,000	—		—		5.58	3/2/2022	—		—	—		—
	3/6/2013	38,398	—		—		7.09	3/6/2023	—		—	—		—
	5/2/2014	100,000	—		—		6.59	5/2/2024	—		—	—		—
	5/13/2016	87,450	—		—		1.46	5/13/2026	—		—	—		—
	5/13/2016	177,550	—		—		1.46	5/13/2026	—		—	—		—
	3/8/2017	52,470	17,490	(1)	—		3.29	3/8/2027	—		—	—		—
	3/8/2017	106,530	—		35,510	(2)	3.29	3/8/2027	—		—	—		—
	5/22/2018	—	—		—		—	—	22,995	(4)	317,561	—		—
	5/22/2018	—	—		—		—	—	8,000	(1)	110,480	—		—
	5/1/2019	—	—		—		—	—	—		—	20,000	(5)	276,200
	5/1/2019	—	—		—		—	—	15,000	(1)	207,150	—		—
	4/1/2020	—	—		—		—	—	7,500	(8)	103,575	—		—
	5/26/2020	—	—		—		—	—	—		—	37,500	(6)	517,875
	5/26/2020	—	—		—		—		37,500	(8)	517,875	—		—
___________________
(1)These equity awards vest annually over a period of four years from the date of grant.
(2)These equity awards vest annually over a period of four years from the date of grant, provided that as of the vesting date for each vesting tranche, the closing price of the Company’s shares on the NYSE is at least a specified price hurdle of $4.11, defined as a 25% premium to the closing stock price on the grant date. If the price hurdle is not met as of the vesting date for a vesting tranche, then such tranche shall vest and become vested shares on the last day of a period of 30 consecutive trading days during which the closing price is at least the price hurdle. If these target prices are not met during the life of the grant, the unvested shares underlying the options will terminate, except upon the termination of service without cause or by the participant without good reason within ten days prior to, or within eighteen months after a change in control of the Company as defined in the Amended 2014 Plan, in which case, the unvested shares underlying such options shall become fully vested on the effective date of such change in control.
(3)These equity awards vest monthly over a period of two years from the date of grant.
(4)These equity awards represent the performance-based restricted stock units that were earned for the performance period ended as of December 31, 2020. Such restricted stock units will vest on May 22, 2021 subject to the executive’s continued employment through such date. The target parameters are set forth in the grant notice for these performance-based restricted stock unit awards.
(5)These equity awards are based on achieving a target level of performance and have vesting conditions that will be evaluated by our Compensation Committee over a three-year performance period through December 31, 2021, as a result of certain Revenue Growth and FCF Growth rate metrics being met, with achievement of each measure to be determined independently of one another. If the performance criteria of the metrics have been achieved and are then approved by our Compensation Committee, the eligible awards will become vested on the third anniversary of the date of grant. The target parameters are set forth in the grant notice for these performance-based restricted stock unit awards.
(6)These equity awards are based on achieving a target level of performance and have vesting conditions that will be evaluated by our Compensation Committee over a three-year performance period through December 31, 2022 and will be based upon the attainment of the Company’s Revenue Growth Rate exceeding the Peer Group. For purposes of these Performance-Based Vesting Criteria, “Peer Group” means PlayAGS, Inc. (NYSE: AGS), Scientific Games

Corporation (NASDAQ: SGMS), and International Game Technology PLC (NYSE: IGT). The parameters are set forth in the grant notice for these performance-based restricted stock unit awards.
(7)These equity awards vest monthly over a period of three years from the date of grant.
(8)These equity awards vest in annually over a period of three years from the date of grant.
2020 Option Exercises and Stock Vested
The following table sets forth certain information concerning the exercise of stock options, and the vesting of restricted stock units, for each NEO for the fiscal year ended December 31, 2020:

	Option Awards		Stock Awards
	Number of shares acquired on	Value realized	Number of shares acquired on	Value realized
Name	exercise	on exercise(1)	vesting	on vesting(2)
Michael D. Rumbolz	140,000	$563,489	200,252	$1,371,280
Randy L. Taylor	17,000	119,895	62,224	390,924
Mark F. Labay	112,524	890,671	15,004	98,184
Dean A. Ehrlich	—	—	34,744	228,952
David J. Lucchese	62,500	481,250	26,104	181,718
___________________
(1)The value realized on exercise equals (i) the closing price of our Common Stock on the date of exercise minus the exercise price of options exercised, multiplied by (ii) the number of shares that were exercised.
(2)The value realized on vesting equals (i) the closing price of our Common Stock on the vesting date, multiplied by (ii) the number of shares that vested.
Employment Contracts and Equity Agreements, Termination of Employment and Change in Control Arrangements
The Company is a party to employment agreements with our NEOs, which provide that, in the event of the termination of the executive’s employment by the Company, the executive is entitled to the severance benefits described below. The severance benefits discussed above are all subject to the executive’s execution of a release of claims in favor of the Company. The employment agreements contain restrictive covenants not to compete with our Company or solicit our employees for a period of two years immediately following termination of employment, subject to certain exceptions, as well as confidentiality and preservation of intellectual property obligations.
Mr. Rumbolz:
In the event of termination by the Company without cause or by the executive for good reason (as such terms are defined in the employment agreement), Mr. Rumbolz’ employment agreement provides for twenty-four months of salary continuation; and continued group health insurance for the executive and the executive’s eligible dependents over eighteen months. The employment agreement defers to the equity grants with respect to treatment of outstanding awards in connection with a termination of employment or a Change in Control (as defined in the Amended 2014 Plan) which provide for accelerated vesting in full of all unvested equity awards in the event of termination of the executive’s employment by the Company without cause or by the executive for good reason for 2017 equity awards, within eighteen months following a Change in Control event, and for the 2018, 2019, and 2020 equity awards, within twenty-four months of a Change in Control event. In the event of death or incapacity, Mr. Rumbolz is entitled to base salary and employee benefits earned through the date of such death or incapacity, and, for the remainder of the term of his agreement, periodic disability payments equal to sixty percent of his then-current base salary at the time of such death or incapacity. Beginning April 1, 2020, Mr. Rumbolz’ employment agreement will automatically renew for one-year periods on April 1st of each year thereafter, unless either party provides 180 days’ notice of nonrenewal.
Mr. Taylor:
In the event of termination by the Company without cause or by the executive for good reason (as such terms are defined in the employment agreement), Mr. Taylor’s employment agreement provides for twelve months of salary continuation plus one times the executive’s target bonus amount for the year of termination payable over twelve months and continued group health insurance for the executive and the executive’s eligible dependents over eighteen months. Equity grant agreements provide accelerated vesting in full of all unvested equity awards in the event of termination of the executive’s employment by the Company without cause or by the executive for good reason as an additional acceleration trigger for the 2017 equity award, within eighteen months following a Change in Control event, and for the 2018, 2019, and 2020 equity awards, within twenty-four months following a Change in Control event. In the event of death or incapacity, Mr. Taylor is entitled to base salary and employee benefits earned through the date of such death or incapacity. Beginning April 1, 2020, Mr. Taylor’s employment agreement is for a one-year term (the “Initial Term”). Unless the Company provides written notice of intent not to renew 90 days prior to the expiration of the Initial Term, the agreement shall automatically renew for one-year periods on April 1st of each year thereafter, unless either party provides 90 days’ notice of nonrenewal.
Mr. Labay:
In the event of termination by the Company without cause or by the executive for good reason (as such terms are defined in the employment agreement), Mr. Labay’s employment agreement provides for twelve months of salary continuation plus one times the executive’s target bonus amount for the year of termination payable over twelve months and continued group health insurance for the executive and the executive’s eligible dependents over eighteen months. Equity grant agreements provide accelerated vesting in full of all unvested equity awards in the event of termination of the executive’s employment by the Company without cause or by the executive for good reason as an additional acceleration trigger for that equity granted as of the Effective Date, within eighteen months following a Change in Control event, and for the 2018, 2019, and 2020 equity awards, within twenty-four months following a Change in Control event. In the event of death or incapacity, Mr. Labay is entitled to base salary and employee benefits earned through the date of such death or incapacity. Beginning April 1, 2020, Mr. Labay’s employment agreement is for a one-year term (the “Initial Term”). Unless the Company provides written notice of intent not to renew 90 days prior to the expiration of the Initial Term, the agreement shall automatically renew for one-year periods on April 1st of each year thereafter, unless either party provides 90 days’ notice of nonrenewal.
Mr. Ehrlich:
In the event of termination by the Company without cause or by the executive for good reason, Mr. Ehrlich’s employment agreement provides for twelve months of salary continuation plus one times his target bonus amount for the year of termination payable over twelve months and continued group health insurance for the executive and the executive’s eligible dependents over eighteen months. Equity grant agreements provide for accelerated vesting in full of all unvested equity awards in the event of termination of the executive’s employment by the Company without cause or by the executive for good reason for the 2017 equity award, within eighteen months following a Change in Control event, and for the 2018, 2019, and 2020 equity awards, within twenty-four months following a Change in Control event. In the event of death or incapacity, Mr. Ehrlich is entitled to base salary and employee benefits earned through the date of such death or incapacity. Unless the Company provides written notice of intent not to renew 90 days prior to the expiration of the Initial Term, the agreement shall automatically renew for one-year periods on April 1st of each year thereafter, unless either party provides 90 days’ notice of nonrenewal.
Mr. Lucchese:
In the event of termination by the Company without cause or by the executive for good reason (as such terms are defined in the employment agreement), Mr. Lucchese’s employment agreement provides for twelve months of salary continuation plus one times the executive’s target bonus amount for the year of termination payable over twelve months and continued group health insurance for the executive and the executive’s eligible dependents over eighteen months. Equity grant agreements provide accelerated vesting in full of all unvested equity awards in the event of termination of the executive’s employment by the Company without cause or by the executive for good reason: as an additional acceleration trigger for that equity granted as of the Effective Date, for the 2017 equity award, within eighteen months following a Change in Control event, and for the 2018, 2019, and 2020 equity awards, within twenty-four months following a Change in Control event. In the event of death or incapacity, Mr. Lucchese is entitled to base salary and employee benefits earned through the date of such death or incapacity. Beginning April 1, 2020, Mr. Lucchese’s employment agreement is for a one-year term (the “Initial Term”). Unless the Company provides written notice of intent not to renew 90 days prior to the expiration of the Initial Term, the agreement shall automatically renew for one-year periods on April 1st of each year thereafter, unless either party provides 90 days’ notice of nonrenewal.

Treatment of Equity Upon a Termination Without Cause or For Good Reason or in Connection with a Change in Control
The following table sets forth the estimated payments and benefits to the NEOs based upon: (i) a hypothetical termination without cause by the Company or for good reason by the executive on December 31, 2020 that is not in connection with a Change in Control event; (ii) a hypothetical Change in Control event on December 31, 2020; and (iii) a hypothetical termination without cause by the Company or for good reason on December 31, 2020 by the executive in connection with a Change in Control event:

	Termination without Cause or For Good Reason				Change in Control Event	Termination without Cause or For Good Reason following a Change in Control Event
Name	Cash Payment (1)	Benefits (2)	Acceleration of Stock and Options (3)	Total	Acceleration of Stock and Options (3)	Cash Payment (1)	Benefits (2)	Acceleration of Stock and Options (3)	Total
Michael D. Rumbolz	$1,500,000	$11,409	$—	$1,511,409	$—	$1,500,000	$11,409	$11,464,801	$12,976,210
Randy L. Taylor	918,750	25,036	—	943,786	—	918,750	25,036	5,590,173	6,533,959
Mark F. Labay	525,000	22,364	—	547,364	—	525,000	22,364	1,554,549	2,101,913
Dean A. Ehrlich	743,750	22,364	—	766,114	—	743,750	22,364	2,800,981	3,567,095
David J. Lucchese	700,000	14,125	—	714,125	—	700,000	14,125	2,170,968	2,885,093
___________________
(1)Reflects base salary and target bonus amount that would have been payable to the NEO, assuming the NEO’s termination on December 31, 2020.
(2)Estimated value of continued coverage under group health insurance plans through the end of the applicable severance period.
(3)The value attributable to the hypothetical acceleration of the vesting of any restricted stock awards held by a NEO is determined by multiplying the number of unvested shares of restricted stock units accelerated by $13.81 (the closing price of our Common Stock on December 31, 2020). The value attributable to the hypothetical acceleration of the vesting of any stock option awards held by a NEO is determined by multiplying (i) the difference, if greater than zero, between the exercise price of the applicable stock option award and the closing price of our Common Stock on December 31, 2020 of $13.81 by (ii) the number of unvested shares underlying the applicable stock option. The equity awards held by the NEO that are subject to possible acceleration are described as unexercisable or not vested in the table entitled “Outstanding Equity Awards at December 31, 2020.”
Pension Benefits and Nonqualified Deferred Compensation
We do not currently offer, nor do we have plans that provide, pension arrangements, retirement plans, or nonqualified deferred compensation plans or arrangements to our executives, other than the retirement benefits generally available to employees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information known to the Company with respect to the beneficial ownership as of March 19, 2021 by: (i) stockholders who are beneficial owners of 5% or more of our Common Stock; (ii) directors and NEOs; and (iii) all directors and NEOs as a group.
There were 87,341,438 shares of our Common Stock issued and outstanding as of the close of business on March 19, 2021. The amounts and percentages of our Common Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days of the close of business on March 19, 2021. Under these rules, more than one person may be deemed a beneficial owner of securities as to which such person has no economic interest.

	Shares Beneficially Owned
Name	Number	Percentage(1)
Principal stockholders
Capital Research Global Investors(2)	7,094,959	8.1
Eagle Asset Management, Inc.(3)	6,291,585	7.2
BlackRock, Inc.(4)	6,016,328	6.9
The Vanguard Group(5)	4,399,639	5.0
Directors and named executive officers(6)
Michael D. Rumbolz(7)	1,405,920	1.6
David Lucchese(8)	818,474	*
E. Miles Kilburn(9)	731,780	*
Randy L. Taylor(10)	718,072	*
Dean A. Ehrlich(11)	378,056	*
Ronald V. Congemi(12)	351,000	*
Geoffrey P. Judge(13)	314,096	*
Eileen F. Raney(14)	239,000	*
Linster W. Fox(15)	160,000	*
Mark F. Labay(16)	145,551	*
Maureen T. Mullarkey(17)	10,000	*
Atul Bali(18)	—	*
Directors and current named executive officers as a group (12 persons)	5,271,949	5.8
___________________
*Represents beneficial ownership of less than 1%.
(1)The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days after such date, by the sum of the number of shares outstanding as of March 19, 2021 plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days after such date. Consequently, the numerator and denominator for calculating beneficial ownership percentages may be different for each beneficial owner.
(2)As reported on Schedule 13G filed on February 16, 2021 for shares held by Capital Research Global Investors (“Capital Research”). According to the Schedule 13G, Capital Research has sole voting and dispositive power over all 7,094,959 shares. The address for Capital Research is 333 South Hope Street 55th Floor, Los Angeles, CA 90071.
(3)As reported on Schedule 13G/A filed on February 12, 2021 for shares held by Eagle Asset Management, Inc. (“Eagle”). According to Schedule 13G/A, Eagle has sole voting and dispositive power over all 6,291,585 shares. The address for Eagle is 880 Carillon Parkway, St. Petersburg, FL 33716.
(4)As reported on Schedule 13G/A filed on January 29, 2021 for shares held by BlackRock, Inc. (“BlackRock”). According to the Schedule 13G/A, BlackRock has sole voting power over 5,904,145 shares and sole dispositive power over all 6,016,328 shares. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.

(5)As reported on Schedule 13G/A filed on February 10, 2021 for shares held by The Vanguard Group (“Vanguard”). According to the Schedule 13G/A, Vanguard has sole dispositive power over 4,215,721 shares, shared dispositive power over 183,918 shares, and shared voting power over 120,881 shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(6)Includes shares owned and shares issuable upon exercise of stock options that are currently exercisable or will be within 60 days of March 19, 2021.
(7)Consists of 449,287 shares owned by Mr. Rumbolz and 956,633 shares issuable upon the exercise of stock options that are currently exercisable or will be within 60 days for Mr. Rumbolz.
(8)Consists of 103,076 shares owned by Mr. Lucchese and 715,398 shares issuable upon the exercise of stock options that are currently exercisable or will be within 60 days for Mr. Lucchese.
(9)Consists of 267,645 shares owned by Mr. Kilburn and 464,135 shares issuable upon the exercise of stock options that are currently exercisable or will be within 60 days for Mr. Kilburn.
(10)Consists of 131,213 shares owned by Mr. Taylor and 586,859 shares issuable upon the exercise of stock options that are currently exercisable or will be within 60 days for Mr. Taylor.
(11)Consists of 36,056 shares owned by Mr. Ehrlich and 342,000 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days for Mr. Ehrlich.
(12)Consists of 16,000 shares owned by Mr. Congemi and 335,000 shares issuable upon the exercise of stock options that are currently exercisable or will be within 60 days for Mr. Congemi.
(13)Consists of 59,672 shares owned by Mr. Judge and 254,424 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days for Mr. Judge.
(14)Consists of 79,000 shares owned by Ms. Raney and 160,000 shares issuable upon the exercise of stock options that are currently exercisable or will be within 60 days for Ms. Raney.
(15)Consists of 160,000 shares issuable upon the exercise of stock options that are currently exercisable or will be within 60 days for Mr. Fox.
(16)Consists of 22,551 shares owned by Mr. Labay and 123,000 shares issuable upon the exercise of stock options that are currently exercisable or will be within 60 days for Mr. Labay.
(17)Consists of 10,000 shares owned by Ms. Mullarkey.
(18)As of the date of this filing, Mr. Bali is not a beneficial owner of any securities, nor does he have a right to acquire beneficial ownership within 60 days.
Equity Compensation Plan Information
The following table provides information as of December 31, 2020 with respect to shares of our Common Stock that may be issued under the Company’s equity compensation plans:

Plan category	Equity Plan	Number of securities to be issued upon exercise and release of outstanding options, awards, warrants and rights		Weighted average exercise price of outstanding options, awards, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders	2014 Plan	4,837,410		$4.05	852,945
	2005 Plan	3,380,842		$7.90	—	(1)
Equity compensation plans not approved by stockholders(2)	2012 Plan	2,041,835	(3)	$3.34	86,363	(4)
Total		10,260,087			939,308
___________________
(1)No further grants or awards may be made under the 2005 Plan.
(2)In connection with its acquisition of Everi Games Holding (formerly known as Multimedia Games Holding Company, Inc.) in December 2014, the Company assumed awards in accordance with applicable NYSE listing standards under the Everi Games Holding 2012 Equity Incentive Plan (the “2012 Plan”), which has not been approved by the Company’s stockholders, but which was approved by the Everi Games Holding’s stockholders.
(3)Consists of shares of our Common Stock subject to outstanding options assumed in connection with the acquisition of Everi Games Holding.

(4)Represents shares of our Common Stock reserved for issuance under the Amended and Restated 2014 Plan as a result of the assumption of the number of shares remaining available for grant under the 2012 Plan at the effective time of the acquisition. The Company elected to assume the available shares reserved for use under the 2012 Plan to grant awards following the acquisition to former employees of Everi Games Holding and its subsidiaries and others who were not employees, directors or consultants of the Company or its subsidiaries prior to the acquisition.
Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Rumbolz, our Chief Executive Officer. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

Name and Principal Position	Year	Salary	Bonus	Stock awards(1)	Option awards(1)	Non-equity incentive plan compensation(2)	All other compensation(3)	Total
Michael D. Rumbolz, Chief Executive Officer	2020	$695,000	$—	$1,585,092	$—	$150,000	$19,911	$2,450,003
Median Employee(4)	2020	74,014	—	—	—	3,000	1,192	78,206
Pay Ratio								31.3	x
(1)Represents the fair value of the stock and option awards granted to the NEOs, as calculated in accordance with FASB ASC Topic 718, Stock Compensation. For a discussion of the assumptions made in determining the valuation of these equity awards, see our notes to the financial statements in the Company’s Annual Report on Form 10-K for the applicable periods.
(2)Represents the amount of non-equity incentive compensation earned under the Company’s annual short-term incentive plan for the fiscal year. Amounts earned for a calendar year are typically paid to the NEOs in the first quarter of the following fiscal year.
(3)Includes contributions made by the Company under its 401(k) plan and cost of short-term and long-term disability coverage. We make contributions on behalf of certain executive officers consistent with Company contributions to all eligible non-executive employees.
(4)Represents the total annual compensation of the middle-most employee, excluding the Chief Executive Officer.
To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” we took the following steps:
1.We determined that, as of December 31, 2020, we had approximately 1,300 employees, a vast majority of which work domestically, and are comprised of approximately 600 and 700 employees, for our Games and FinTech segments, respectively.
2.The relevant payroll and other compensation data for our employee population are maintained in a single system located at our principal headquarters in the U.S. and were utilized to identify the “median employee” from our employee population. To identify the “median employee” from our employee population, we compared the amount of base salary of our employees as reflected in our payroll records and included as part of the total compensation reported to the Internal Revenue Service on Form W-2 for 2020. We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation
3.Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in the annual total compensation presented in the pay ratio calculation. The difference between such employee’s base salary and the employee’s annual total compensation represents company matching contributions on behalf of the employee to our 401(k) employee savings plan and other portions of incidental income (e.g. cost of short-term and long-term disability coverage, life insurance, and cell phone stipends). Since we do not maintain a defined benefit or other actuarial plan for our employees, and do not otherwise provide a plan for payments or other benefits at, following, or in connection with retirement, the “median employee’s” annual total compensation did not include such amounts.

PROPOSAL 3
APPROVAL OF THE AMENDED AND RESTATED 2014 EQUITY INCENTIVE PLAN
(Item No. 3 on the Proxy Card)

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE AMENDED AND RESTATED 2014 EQUITY INCENTIVE PLAN.

Overview
On March 4, 2021 (the “Amendment Date”), the Board of Directors unanimously adopted and approved the Everi Holdings Inc. Amended and Restated 2014 Equity Incentive Plan (the “Plan”), subject to stockholder approval. The Plan amends and restates the Everi Holdings Inc. Amended and Restated 2014 Equity Incentive Plan, which was originally effective May 15, 2014 and last approved by Company stockholders at the 2018 annual meeting (the “Current Plan”). If stockholders do not approve the Plan, the Current Plan will remain in existence, but the Company will not have sufficient shares under it to meet its short- or long-term needs.
Key Changes in the Plan
The amendment and restatement of the Plan makes the following changes, as described in more detail under “Plan Summary” below:
•Increase the share reserve under the Plan by an additional 5,000,000 shares.
•Extend the expiration date of the Plan to May 19, 2031.
•Make certain ministerial changes, including the removal of provisions relating to the performance-based compensation exception under Section 162(m) of the Code, which has been eliminated.
Why You Should Vote For the Plan
The Board of Directors recommends that the Company’s stockholders approve the Plan because it believes that equity awards are a critical part of the Company’s compensation program and are essential to the Company’s ability to effectively compete for and appropriately motivate and reward key talent. The Board of Directors believes that it is in the interests of both the Company and its stockholders to strengthen the Company’s ability to attract, motivate and retain high quality employees, directors and consultants and to incentivize such persons to achieve the Company’s financial and strategic goals through the issuance of equity and other performance-based awards. The Company is seeking stockholder approval of the Plan because the Board of Directors does not believe that the shares available for issuance with respect to equity awards under the Current Plan are sufficient to meet the Company’s short- or long-term needs. The Company believes that the availability of an additional 5,000,000 shares under the Plan in addition to the remaining shares under the Current Plan (852,945 shares at December 31, 2020) would provide sufficient additional shares to continue to make awards at historical average rates for two years.
Promotion of Good Corporate Governance Practices
The Plan includes a number of provisions that we believe promote good corporate governance and the interests of stockholders. Under the Plan:
•There is no “evergreen” annual share increase provision.
•The Plan prohibits repricing of stock options and stock appreciation rights without the approval of our stockholders.
•There is a one-year minimum vesting requirement for 95% of the shares subject to awards granted under the Plan.
•No discount from fair market value is permitted in setting the exercise price of stock options and stock appreciation rights.
•The Plan provides for gross share counting. The number of shares remaining for grant under the Plan is reduced by the gross number of shares subject to options and stock appreciation rights settled on a net basis, and shares withheld for taxes in connection with options or stock appreciation rights or tendered in payment of an option’s exercise price are not recycled.
•The number of shares for which awards may be granted to any non-employee member of our Board in a fiscal year is limited.
•The Plan does not contain a “liberal” change in control definition (e.g., mergers require actual consummation and our Compensation Committee has limited discretion to accelerate vesting of awards).
•Dividend equivalents cannot be paid currently on any unvested “full value” award and cannot be paid at all with respect to options or stock appreciation rights.

Key Data

The following table provides information regarding equity awards outstanding and shares available for future awards under all of the Company’s equity plans as of December 31, 2020 (and without giving effect to approval of the Plan under this Proposal 3).

We have no equity awards outstanding other than stock options, restricted stock, restricted stock units and performance awards (in the form of both performance restricted stock and performance restricted stock units).

Total shares underlying all outstanding stock options	10,260,087
Weighted average exercise price of outstanding stock options	$5.18
Weighted average remaining contractual life of outstanding stock options (years)	4.41
Total shares underlying all outstanding and unvested full-value awards	4,249,118
Shares available for future issuance under the Current Plan	852,945
Burn Rate
One means of evaluating the long-term dilution from equity compensation plans is to monitor the number of equity awards granted annually, commonly referred to as “burn rate.” As shown in the following table, the Company’s three-year average annual burn rate calculated using Institutional Shareholder Services (ISS) methodology has been 4.04%*.

Year	Options Granted	Full-Value Shares Granted (1)	Total Granted (2)	Weighted Average Number of Common Shares Outstanding (Rounded)	Burn Rate
2020	—	2,183,059	3,274,589	85,379,000	3.84%
2019	—	2,045,414	3,068,121	72,376,000	4.24%
2018	20,000	1,877,236	2,835,854	69,464,000	4.08%
Three-Year Average					4.04%
* Rounding may cause variances.
(1)Full-Value Shares Granted includes performance stock units reflected at the maximum payout.
(2)Total Granted calculation is based on the ISS methodology of weighing performance stock units and retention stock awards more heavily than options, using a 1.5:1 ratio.
Potential Dilution
The amendment and restatement of the Plan provides that the total number of shares of common stock available for issuance under the Plan will include (a) the 5,000,000 newly authorized shares of common stock plus (b) the 852,945 shares available for future issuance under the Plan as of December 31, 2020, which would represent approximately 6.75% percent of the Company’s shares of common stock outstanding as of December 31, 2020.
Plan Summary
The following summary of the material terms of the Plan is qualified in its entirety by reference to the complete statement of the Plan, which is set forth in Appendix A to this proxy statement.
General. The purpose of the Plan is to advance the interests of the Company and its stockholders by providing an incentive program that will enable the Company to attract and retain employees, consultants and directors and to provide them with an equity interest in the growth and profitability of the Company. These incentives are provided through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, other stock-based awards and cash-based awards.
Authorized Shares. After giving effect to the amendment to the Plan for which approval is being sought, the maximum aggregate number of shares authorized for issuance under the Plan is 16,875,000 shares. Shares subject to any option or other award outstanding under the predecessor 2005 Plan that expires or is forfeited for any reason shall not be added to the reserve under the Plan.
Share Counting. Each share subject to an award under the Plan will reduce the number of shares remaining available for grant under the Plan by one share.

If any award granted under the Plan expires or otherwise terminates for any reason without having been exercised or settled in full, or if shares subject to forfeiture or repurchase are forfeited or repurchased by the Company for not more than the participant’s purchase price, any such shares reacquired or subject to a terminated award will again become available for issuance under the Plan. Shares will not be treated as having been issued under the Plan and will therefore not reduce the number of shares available for issuance to the extent an award is settled in cash. Shares purchased in the open market with proceeds from the exercise of options will not be added to the share reserve. Shares that are withheld or reacquired by the Company in satisfaction of a tax withholding obligation in connection with an option or a stock appreciation right or that are tendered in payment of the exercise price of an option will not be made available for new awards under the Plan. Upon the exercise of a stock appreciation right or net-exercise of an option, the number of shares available under the Plan will be reduced by the gross number of shares for which the award is exercised. Shares withheld or reacquired by the Company in satisfaction of tax withholding obligations pursuant to the vesting or settlement of “full value” awards will not again become available for issuance under the Plan.
Adjustments for Capital Structure Changes. Appropriate and proportionate adjustments will be made to the number of shares authorized under the Plan, to the numerical limits on certain types of awards described below, and to outstanding awards in the event of any change in our Common Stock through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares or similar change in our capital structure, or if we make a distribution to our stockholders in a form other than Common Stock (excluding regular, periodic cash dividends) that has a material effect on the fair market value of our Common Stock. In such circumstances, the Compensation Committee also has the discretion under the Plan to adjust other terms of outstanding awards as it deems appropriate.
Non-employee Director Award Limits. A non-employee director may not be granted awards under the Plan in any fiscal year for more than 300,000 shares.
Other Award Limits. The maximum aggregate number of shares or dollar value for which such awards may be granted to any participant who is not a non-employee director in any fiscal year, as follows: (i) no more than 4,000,000 shares under stock-based awards, and (ii) no more than $3,000,000 for each fiscal year contained in the vesting period under cash-based awards. In addition, to comply with applicable tax rules, the Plan also limits the number of shares that may be issued upon the exercise of incentive stock options granted under the Plan to 16,875,000 shares of Common Stock.
Administration. The Plan generally is be administered by the Compensation Committee of the Board, although the Board retains the right to appoint another of its committees to administer the Plan or to administer the Plan directly (for purposes of this summary, the term “Committee” will refer to either such duly appointed committee or the Board.) Subject to the provisions of the Plan, the Committee determines in its discretion the persons to whom and the times at which awards are granted, the types and sizes of awards, and all of their terms and conditions. The Committee may, subject to certain limitations on the exercise of its discretion provided by the Plan, amend, cancel or renew any award, waive any restrictions or conditions applicable to any award, and accelerate, continue, extend or defer the vesting of any award.
The Plan provides, subject to certain limitations, for indemnification by the Company of any director, officer or employee against all reasonable expenses, including attorneys’ fees, incurred in connection with any legal action arising from such person’s action or failure to act in administering the Plan. All awards granted under the Plan will be evidenced by a written or digitally signed agreement between the Company and the participant specifying the terms and conditions of the award, consistent with the requirements of the Plan. The Committee will interpret the Plan and awards granted thereunder, and all determinations of the Committee generally will be final and binding on all persons having an interest in the Plan or any award.
Prohibition of Option and SAR Repricing. The Plan expressly provides that, without the approval of a majority of the votes cast in person or by proxy at a meeting of our stockholders, the Committee may not provide for any of the following with respect to underwater options or stock appreciation rights: (i) either the cancellation of such outstanding options or stock appreciation rights in exchange for the grant of new options or stock appreciation rights at a lower exercise price or the amendment of outstanding options or stock appreciation rights to reduce the exercise price, (ii) the issuance of new full value awards in exchange for the cancellation of such outstanding options or stock appreciation rights, or (iii) the cancellation of such outstanding options or stock appreciation rights in exchange for payments in cash.
Minimum Vesting. No more than 5% of the aggregate number of shares of Common Stock authorized under the Plan may be issued pursuant to awards that provide for service-based vesting over a period of less than one year or performance-based vesting over a performance period of less than one year; provided, that awards to non-employee directors may vest on the Company’s next annual meeting of stockholders (provided that such annual meetings are at least fifty (50) weeks apart).
Eligibility. Awards may be granted to employees, directors and consultants of the Company or any present or future parent or subsidiary corporation or other affiliated entity of the Company. Incentive stock options may be granted only to employees who, as of the time of grant, are employees of the Company or any parent or subsidiary corporation of the Company. As of March 31, 2021, we had approximately 1,300 employees, including 8 executive officers, and 7 non-employee directors who would be eligible under the Plan.
Stock Options. The Committee may grant nonstatutory stock options, incentive stock options within the meaning of Section 422 of the Code, or any combination of these. The exercise price of each option may not be less than the fair market value of a share of our Common Stock on the date of grant. However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company (a “10% Stockholder”) must have an exercise price equal to at least 110% of the fair market value of a share of Common Stock on the date of grant.
The Plan provides that the option exercise price may be paid in cash, by check, or cash equivalent; by means of a broker-assisted cashless exercise; by means of a net-exercise procedure; to the extent legally permitted, by tender to the Company of shares of Common Stock owned by the participant having a fair market value not less than the exercise price; by such other lawful consideration as approved by the Committee; or by any combination of these. Nevertheless, the Committee may restrict the forms of payment permitted in connection with any option grant. No option may be exercised unless the participant has made adequate provision for federal, state, local and foreign taxes, if any, relating to the exercise of the option, including, if permitted or required by the Company, through the participant’s surrender of a portion of the option shares to the Company.
Options will become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Committee. The maximum term of any option granted under the Plan is ten years, provided that an incentive stock option granted to a 10% Stockholder must have a term not exceeding five years. Unless otherwise permitted by the Committee, an option generally will remain exercisable for three months following the participant’s termination of service, provided that if service terminates as a result of the participant’s death or disability, the option generally will remain exercisable for 12 months, but in any event the option must be exercised no later than its expiration date, and provided further that an option will terminate immediately upon a participant’s termination for “Cause” (as defined by the Plan).
Options are nontransferable by the participant other than by will or by the laws of descent and distribution and are exercisable during the participant’s lifetime only by the participant. However, an option may be assigned or transferred to certain family members or trusts for their benefit to the extent permitted by the Committee and, in the case of an incentive stock option, only to the extent that the transfer will not terminate its tax qualification.
Stock Appreciation Rights. The Committee may grant stock appreciation rights either in tandem with a related option (a “Tandem SAR”) or independently of any option (a “Freestanding SAR”). A Tandem SAR requires the option holder to elect between the exercise of the underlying option for shares of Common Stock or the surrender of the option and the exercise of the related stock appreciation right. A Tandem SAR is exercisable only at the time and only to the extent that the related stock option is exercisable, while a Freestanding SAR is exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Committee. The exercise price of each stock appreciation right may not be less than the fair market value of a share of our Common Stock on the date of grant.
Upon the exercise of any stock appreciation right, the participant is entitled to receive an amount equal to the excess of the fair market value of the underlying shares of Common Stock as to which the right is exercised over the aggregate exercise price for such shares. Payment of this amount upon the exercise of a Tandem SAR may be made only in shares of Common Stock whose fair market value on the exercise date equals the payment amount. At the Committee’s discretion, payment of this amount upon the exercise of a Freestanding SAR may be made in cash or shares of Common Stock. The maximum term of any stock appreciation right granted under the Plan is ten years.
Stock appreciation rights are generally nontransferable by the participant other than by will or by the laws of descent and distribution and are generally exercisable during the participant’s lifetime only by the participant. If permitted by the Committee, a Tandem SAR related to a nonstatutory stock option and a Freestanding SAR may be assigned or transferred to certain family members or trusts for their benefit to the extent permitted by the Committee. Other terms of stock appreciation rights are generally similar to the terms of comparable stock options.
Restricted Stock Awards. The Committee may grant restricted stock awards under the Plan either in the form of a restricted stock purchase right, giving a participant an immediate right to purchase Common Stock, or in the form of a restricted stock bonus, in which stock is issued in consideration for services to the Company rendered by the participant. The Committee determines the purchase price payable under restricted stock purchase awards, which may be less than the then current fair market value of our Common Stock. Restricted stock awards may be subject to vesting conditions based on such service or performance criteria as the Committee specifies, including the attainment of one or more performance goals similar to those described below in connection with performance awards. Shares acquired pursuant to a restricted stock award may not be transferred by the participant until vested. Unless otherwise provided by the Committee, a participant will forfeit any shares of restricted stock as to which the vesting restrictions have not lapsed prior to the participant’s termination of service. Participants holding restricted stock will have the right to vote the shares and to receive any dividends paid, except that dividends or other distributions paid in shares will be subject to the same restrictions as the original award and dividends paid in cash may be made subject to such restrictions.
Restricted Stock Units. The Committee may grant restricted stock units under the Plan, which represent rights to receive shares of our Common Stock at a future date determined in accordance with the participant’s award agreement. No monetary payment is required for receipt of restricted stock units or the shares issued in settlement of the award, the consideration for which is furnished in the form of the participant’s services to the Company. The Committee may grant restricted stock unit awards subject to the attainment of one or more performance goals similar to those described below in connection with performance awards or may make the awards subject to vesting conditions similar to those applicable to restricted stock awards. Unless otherwise provided by the Committee, a participant will forfeit any restricted stock units which have not vested prior to the participant’s termination of service. Participants have no voting rights or rights to receive cash dividends with respect to restricted stock unit awards until shares of Common Stock are issued in settlement of such awards. However, the Committee may grant restricted stock units that entitle their holders to dividend equivalent rights, which are rights to receive cash or additional restricted stock units whose value is equal to any cash dividends the Company pays. The dividend equivalent rights would be subject to the same vesting conditions and settlement terms as the original award.
Performance Awards. The Committee may grant performance awards subject to such conditions and the attainment of such performance goals over such periods as the Committee determines in writing and sets forth in a written agreement between the Company and the participant. These awards may be designated as performance shares or performance units, which consist of unfunded bookkeeping entries generally having initial values equal to the fair market value determined on the grant date of a share of Common Stock in the case of performance shares and a monetary value established by the Committee at the time of grant in the case of performance units. Performance awards will specify a predetermined amount of performance shares or performance units that may be earned by the participant to the extent that one or more performance goals are attained within a predetermined performance period. To the extent earned, performance awards may be settled in cash, shares of Common Stock (including shares of restricted stock that are subject to additional vesting) or any combination of these.
The Committee will establish one or more performance goals applicable to the award. Performance goals will be based on the attainment of specified target levels with respect to one or more measures of business or financial performance of the Company and each subsidiary corporation consolidated with the Company for financial reporting purposes, or such division or business unit of the Company as may be selected by the Committee. The Committee, in its discretion, may base performance goals on one or more of the following such measures: revenue; sales; expenses; operating income; gross margin; operating margin; earnings before any one or more of: stock-based compensation expense, interest, taxes, depreciation and amortization; pre-tax profit; net operating income; net income; economic value added; free cash flow; operating cash flow; balance of cash, cash equivalents and marketable securities; stock price; earnings per share; return on stockholder equity; return on capital; return on assets; return on investment; total stockholder return, employee satisfaction; employee retention; market share; customer satisfaction; product development; research and development expense; completion of an identified special project; completion of a joint venture or other corporate transaction; and growth in stockholder value relative to the moving average on the S&P 500 Index or another index.
The target levels with respect to these performance measures may be expressed on an absolute basis or relative to an index, budget or other standard specified by the Committee. The degree of attainment of performance measures will be calculated in accordance with the Company’s financial statements, GAAP, if applicable, or other methodology established by the Committee, but prior to the accrual or payment of any performance award for the same performance period, and, according to criteria established by the Committee, excluding the effect (whether positive or negative) of changes in accounting standards or any unusual or infrequently occurring event or transaction occurring after the establishment of the performance goals applicable to a performance award.
Following completion of the applicable performance period, the Committee will certify in writing the extent to which the applicable performance goals have been attained and the resulting value to be paid to the participant. The Committee retains the discretion to eliminate or reduce. However, no such reduction may increase the amount paid to any other participant. The Committee may make positive or negative adjustments to performance award payments to participants to reflect the participant’s individual job performance or other factors determined by the Committee. In its discretion, the Committee may provide for a participant awarded performance shares to receive dividend equivalent rights with respect to cash dividends paid on the Company’s Common Stock to the extent that the performance shares become vested. The Committee may provide for performance award payments in lump sums or installments.
Unless otherwise provided by the Committee, if a participant’s service terminates due to the participant’s death or disability prior to completion of the applicable performance period, the final award value will be determined at the end of the performance period on the basis of the performance goals attained during the entire performance period but will be prorated for the number of months of the participant’s service during the performance period. If a participant’s service terminates prior to completion of the applicable performance period for any other reason, the Plan provides that, unless otherwise determined by the Committee, the performance award will be forfeited. No performance award may be sold or transferred other than by will or the laws of descent and distribution prior to the end of the applicable performance period.
Cash-Based Awards and Other Stock-Based Awards. The Committee may grant cash-based awards or other stock-based awards in such amounts and subject to such terms and conditions as the Committee determines. Cash-based awards will specify a monetary payment or range of payments, while other stock-based awards will specify a number of shares or units based on shares or other equity-related awards. Such awards may be subject to vesting conditions based on continued performance of service or subject to the attainment of one or more performance goals similar to those described above in connection with performance awards. Settlement of awards may be in cash or shares of Common Stock, as determined by the Committee. A participant will have no voting rights with respect to any such award unless and until shares are issued pursuant to the award. The committee may grant dividend equivalent rights with respect to other stock-based awards. The effect on such awards of the participant’s termination of service will be determined by the Committee and set forth in the participant’s award agreement.

Change in Control. Unless otherwise defined in a participant’s award or other agreement with the Company, the Plan provides that a “Change in Control” occurs upon (i) a person or entity (with certain exceptions described in the Plan) becoming the direct or indirect beneficial owner of more than 50% of the Company’s voting stock, (ii) stockholder approval of a liquidation or dissolution of the Company, or (iii) the occurrence of any of the following events upon which the stockholders of the Company immediately before the event do not retain immediately after the event direct or indirect beneficial ownership of more than 50% of the voting securities of the Company, its successor or the entity to which the assets of the company were transferred: (a) a sale or exchange by the stockholders in a single transaction or series of related transactions of more than 50% of the Company’s voting stock; (b) a merger or consolidation in which the Company is a party; or (c) the sale, exchange or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company).
If a Change in Control occurs, the surviving, continuing, successor or purchasing entity or its parent may, without the consent of any participant, either assume or continue outstanding awards or substitute substantially equivalent awards for its stock. If so determined by the Committee, stock-based awards will be deemed assumed if, for each share subject to the award prior to the Change in Control, its holder is given the right to receive the same amount of consideration that a stockholder would receive as a result of the Change in Control. Any awards which are not assumed or continued in connection with a Change in Control or exercised or settled prior to the Change in Control will terminate effective as of the time of the Change in Control.
The Committee only has discretion to accelerate vesting of awards if (i) the awards are not assumed, continued or substituted by an acquirer in a transaction, or (ii) the awards are assumed, continued or substituted by an acquirer in a transaction but the participant’s service is involuntarily terminated within the 24-month period after the transaction (so-called “double trigger” vesting), and in the case of performance awards the acceleration is limited to the greater of (a) assumed achievement of the applicable performance goals at 100% of target with the result prorated based on the period of the participant’s actual service during the applicable full performance period, or (b) actual achievement of the applicable performance goals. The vesting of all awards held by non-employee directors will be accelerated in full upon a Change in Control.
The Plan also authorizes the Committee, in its discretion and without the consent of any participant, to cancel each or any award denominated in shares of stock upon a Change in Control in exchange for a payment to the participant with respect each vested share (and each unvested share if so determined by the Committee) subject to the cancelled award of an amount equal to the excess of the consideration to be paid per share of Common Stock in the Change in Control transaction over the exercise price per share, if any, under the award.
Awards Subject to Section 409A of the Code. Certain awards granted under the Plan may be deemed to constitute “deferred compensation” within the meaning of Section 409A of the Code, providing rules regarding the taxation of nonqualified deferred compensation plans, and the regulations and other administrative guidance issued pursuant to Section 409A. Any such awards will be required to comply with the requirements of Section 409A. Notwithstanding any provision of the Plan to the contrary, the Committee is authorized, in its sole discretion and without the consent of any participant, to amend the Plan or any award agreement as it deems necessary or advisable to comply with Section 409A.
Amendment, Suspension or Termination. The Plan will continue in effect until its termination by the Committee, provided that no awards may be granted under the Plan following the tenth anniversary of the Plan’s effective date, which, after giving effect to the amendment to the Plan for which approval is being sought, is the date of the 2021 annual meeting. The Committee may amend, suspend or terminate the Plan at any time, provided that no amendment may be made without stockholder approval that would increase the maximum aggregate number of shares of Common Stock authorized for issuance under the Plan, change the class of persons eligible to receive incentive stock options or require stockholder approval under any applicable law or the rules of any stock exchange on which the Company’s shares are then listed. No amendment, suspension or termination of the Plan may affect any outstanding award unless expressly provided by the Committee, and, in any event, may not have a materially adverse effect an outstanding award without the consent of the participant unless necessary to comply with any applicable law, regulation or rule, including, but not limited to, Section 409A of the Code.
Federal Income Tax Treatment
The following discussion is a general summary as of the date of this Proxy Statement of the significant U.S. federal income tax consequences to the Company and the participants in the Plan. The discussion is intended solely for general information and does not make specific representations to any participant. The discussion does not address state, local or foreign income tax rules or other U.S. tax provisions, such as estate or gift taxes. A recipient’s particular situation may be such that some variation of the basic rules is applicable to him or her. In addition, the federal income tax laws and regulations are frequently revised and may change at any time. Therefore, each recipient is urged to consult a tax advisor before exercising any award or before disposing of any shares acquired under the Plan both with respect to federal income tax consequences as well as any foreign, state or local tax consequences.
Incentive Stock Options. A participant recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Participants who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a capital gain or loss upon the sale of the shares equal to the difference, if any, between the sale price and the purchase price of the shares. If a participant satisfies such holding periods upon a sale of the shares, we will not be entitled to any deduction for federal income tax purposes. If a participant disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the option exercise date and the exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the participant upon the disqualifying disposition of the shares generally should be deductible by us for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.
In general, the difference between the option exercise price and the fair market value of the shares on the date of exercise of an incentive stock option is treated as an adjustment in computing the participant’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to participants subject to the alternative minimum tax.
Nonstatutory Stock Options. Options not designated or qualifying as incentive stock options are nonstatutory stock options having no special tax status. A participant generally recognizes no taxable income upon receipt of such an option. Upon exercising a nonstatutory stock option, the participant normally recognizes ordinary income equal to the difference between the exercise price paid and the fair market value of the shares on the date when the option is exercised. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the exercise date, will be taxed as capital gain or loss. We generally should be entitled to a tax deduction equal to the amount of ordinary income recognized by the participant as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code.
Stock Appreciation Rights. A Participant recognizes no taxable income upon the receipt of a stock appreciation right. Upon the exercise of a stock appreciation right, the participant generally will recognize ordinary income in an amount equal to the excess of the fair market value of the underlying shares of Common Stock on the exercise date over the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant in connection with the exercise of the stock appreciation right, except to the extent such deduction is limited by applicable provisions of the Code.
Restricted Stock. A participant acquiring restricted stock generally will recognize ordinary income equal to the excess of the fair market value of the shares on the “determination date” over the price paid, if any, for such shares. The “determination date” is the date on which the participant acquires the shares unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture (e.g., when they become vested). If the determination date follows the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to designate the date of acquisition as the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date on which the shares are acquired. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the determination date, will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.
Restricted Stock Unit, Performance, Cash-Based and Other Stock-Based Awards. A participant generally will recognize no income upon the receipt of a restricted stock unit, performance share, performance unit, cash-based or other stock-based award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of settlement in an amount equal to the cash received and the fair market value of any substantially vested shares of stock received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described above under “Restricted Stock.” Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the determination date (as defined above under “Restricted Stock”), will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.
Options Granted to Certain Persons
The aggregate number of shares of Common Stock subject to options granted, as of December 31, 2020, to the following persons under the Plan since its inception are as follows: (i) Michael D. Rumbolz, Chief Executive Officer and director, 887,209 shares; (ii) Randy L. Taylor, President and Chief Operating Officer, 477,000 shares; (iii) Mark F. Labay, Executive Vice President, Chief Financial Officer and Treasurer, 165,000 shares; (iv) Dean A. Ehrlich, Executive Vice President, Games Business Leader, 0 shares; (v) David J. Lucchese, Executive Vice President, Sales, Marketing and Digital, 477,000 shares; (vi) all current executive officers as a group, 2,291,209 shares; (vii) all current non-employee directors as a group, 770,000 shares; (viii) Class I director nominees, 100,000 shares, and (ix) all employees (excluding executive officers) as a group, 8,129,550 shares. No options have been granted under the Plan to any associate of any such director, nominee or executive officer, and no other person has been granted 5% or more of the total amount of options granted under the Plan.
New Plan Benefits
The benefits that will be awarded or paid under the Plan are not currently determinable. Awards granted under the Plan are within the discretion of the Compensation Committee.
Equity Compensation Plan Information
The following table provides information as of December 31, 2020 with respect to shares of our Common Stock that may be issued under the Company’s equity compensation plans (and does not include the 5,000,000 shares of common stock that are the subject of this Proposal 3):

Plan category	Equity Plan	Number of securities to be issued upon exercise and release of outstanding options, awards, warrants and rights		Weighted average exercise price of outstanding options, awards, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders	2014 Plan	4,837,410		$4.05	852,945
	2005 Plan	3,380,842		$7.90	—	(1)
Equity compensation plans not approved by stockholders(2)	2012 Plan	2,041,835	(3)	$3.34	86,363	(4)
Total		10,260,087			939,308
___________________
(1)No further grants or awards may be made under the 2005 Plan.
(2)In connection with its acquisition of Everi Games Holding (formerly known as Multimedia Games Holding Company, Inc.) in December 2014, the Company assumed awards in accordance with applicable NYSE listing standards under the Everi Games Holding 2012 Equity Incentive Plan (the “2012 Plan”), which has not been approved by the Company’s stockholders, but which was approved by the Everi Games Holding’s stockholders.
(3)Consists of shares of our Common Stock subject to outstanding options assumed in connection with the acquisition of Everi Games Holding.
(4)Represents shares of our Common Stock reserved for issuance under the Amended and Restated 2014 Plan as a result of the assumption of the number of shares remaining available for grant under the 2012 Plan at the effective time of the acquisition. The Company elected to assume the available shares reserved for use under the 2012 Plan to grant awards following the acquisition to former employees of Everi Games Holding and its subsidiaries and others who were not employees, directors, or consultants of the Company or its subsidiaries prior to the acquisition.

PROPOSAL 4
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Item No. 4 on the Proxy Card)

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021.

Ratification of BDO USA, LLP
The Board has appointed BDO USA, LLP to serve as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2021.
BDO USA, LLP has served as our independent registered public accounting firm since 2015.
Although the Company is not required to seek stockholder approval of its selection of an independent registered public accounting firm, the Board believes it to be sound corporate governance to do so. If the appointment is not ratified, the Board will investigate the reasons for stockholder rejection and will reconsider its selection of its independent registered public accounting firm. However, because of the difficulty in making any substitution so long after the beginning of the current year, the appointment of BDO USA, LLP for fiscal year 2021 will stand, unless the Audit Committee finds other good reason for making a change and doing so is in the best interests of the Company and its stockholders. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests. Proxies solicited by our Board will, unless otherwise directed, be voted to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.
Attendance at Annual Meeting
A representative of BDO USA, LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions from stockholders.
Fees
The following table represents fees invoiced for professional audit services rendered by BDO USA, LLP, our independent registered public accounting firm for the years ended December 31, 2020 and 2019, for the audit of the Company’s annual financial statements as well as fees invoiced for other services rendered by it for each respective year (amounts in thousands):

	Year Ended December 31,
	2020	2019
Audit fees(1)	$837	$1,031
Audit-related fees(2)	50	49
Tax fees(3)	7	5
All other fees	—	—
Total	$894	$1,085
___________________
(1)Audit fees include amounts for the following professional services:
•audit of the Company’s annual financial statements for fiscal years 2020 and 2019;
•attestation services, technical consultations and advisory services in connection with Section 404 of the Sarbanes-Oxley Act of 2002;
•reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q;
•statutory and regulatory audits, consents and other services related to SEC matters; and
•professional services provided in connection with other statutory and regulatory filings.
(2)Audit-related fees are related to the evaluations of service organization controls under the Statement on Standards for Attestation Engagements (SSAE) No. 18.
(3)Tax Fees include amounts for planning (domestic and international), advisory and compliance services.

In making its recommendation to ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021, the Audit Committee has considered whether services other than audit and audit-related services provided by BDO USA, LLP are compatible with maintaining the independence of BDO USA, LLP.
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee pre-approves all audit and permissible non-audit services provided by its independent registered public accounting firm. These services may include audit services, audit-related services, tax services, and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by its independent registered public accounting firm. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent registered public accounting firm is required to provide detailed back-up documentation at the time of approval. The hours expended on the engagement to audit the Company’s financial statements for fiscal year 2020 were not attributed to work performed by persons other than BDO USA, LLP’s full-time, permanent employees. All of the services described in the table above were approved in conformity with the Audit Committee’s pre-approval process for independent registered public accounting firm fees.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Board currently consists of Messrs. Kilburn, Fox, Judge, Congemi, and Bali, and Mses. Raney and Mullarkey. Mr. Fox serves as Chair of the Audit Committee. The Board has determined that each member of the Audit Committee meets the experience requirements of the rules and regulations of the NYSE and the SEC, as currently applicable to the Company. The Board has also determined that each member of the Audit Committee meets the independence requirements of the rules and regulations of the NYSE and the SEC, as currently applicable to the Company.
The Audit Committee operates under a written charter approved by the Board. A copy of the charter is available on our website at https://www.everi.com/investor-relations/business-summary/governance-documents/.
The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing financial reports and other financial information provided by the Company to any governmental body or the public, the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established, and the Company’s auditing, accounting and financial reporting processes generally. The Audit Committee annually recommends to the Board the appointment of an independent registered public accounting firm to audit the consolidated financial statements and internal controls over financial reporting of the Company and meets with such personnel of the Company to review the scope and the results of the annual audits, the amount of audit fees, the Company’s internal controls over financial reporting, the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K and other related matters.
The Audit Committee has reviewed and discussed with management the consolidated financial statements for fiscal year 2020 audited by BDO USA, LLP, the Company’s independent registered public accounting firm for its fiscal year ended December 31, 2020, and management’s assessment of internal controls over financial reporting. The Audit Committee has discussed with BDO USA, LLP various matters related to the financial statements, including those matters required to be discussed under the applicable standards of the Public Company Accounting Oversight Board and the SEC. The Audit Committee has also received the written disclosures and the letter from BDO USA, LLP regarding its communications with the Audit Committee concerning independence, as required by the Public Company Accounting Oversight Board’s applicable rules, and has discussed with BDO USA, LLP its independence. Based upon such review and discussions, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC.
The Audit Committee and the Board also has recommended, subject to stockholder ratification, the selection of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2021.

Members of the Audit Committee:

Linster W. Fox (Chair) E. Miles Kilburn Geoffrey P. Judge Ronald V. Congemi Eileen F. Raney Maureen T. Mullarkey Atul Bali

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires the Company’s directors, executive officers, and any persons who directly or indirectly hold more than 10% of our Common Stock (“Reporting Persons”) to file reports of ownership and changes in ownership with the SEC.
Based solely on its review of the copies of such forms filed with the SEC and written representations from certain Reporting Persons that no such forms were required, the Company believes that during fiscal year 2020, all Reporting Persons complied with the applicable filing requirements on a timely basis.

FREQUENTLY ASKED QUESTIONS
Why am I receiving these proxy materials?
The Board is furnishing these proxy materials to you in connection with the Company’s Annual Meeting to be held on Wednesday, May 19, 2021, at the Company’s Corporate Headquarters located at 7250 S. Tenaya Way, Suite 100, Las Vegas, Nevada 89113 beginning at 9:00 a.m. Pacific Time. At the Annual Meeting, you are entitled and requested to vote on the proposals outlined in this Proxy Statement.
This Proxy Statement is dated April 19, 2021 and is first being mailed to stockholders on or about April 19, 2021.
What proposals will be voted on at the Annual Meeting, and what are the recommendations of the Board?
There are four proposals scheduled to be voted on at the Annual Meeting. The proposals, and the Board’s voting recommendations with respect to such proposals, are as follows:

Proposal 1	Board’s Voting Recommendations
Election of two Class I directors to serve until the Company’s 2024 annual meeting of stockholders.	FOR each of the Board’s nominees
Proposal 2
Approval (on an advisory basis) of the compensation of our named executive officers as shown in this Proxy Statement.	FOR
Proposal 3
Approval of Amended and Restated 2014 Equity Incentive Plan.	FOR
Proposal 4
Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.	FOR
Management does not know of any matters to be presented at the Annual Meeting other than those set forth in this Proxy Statement and in the Notice of 2021 Annual Meeting of Stockholders accompanying this Proxy Statement. If other matters should properly come before the Annual Meeting, the proxy holders will vote on such matters in accordance with their best judgment. Our stockholders have no dissenter’s or appraisal rights in connection with any of the proposals to be presented at the Annual Meeting.
What is the record date and what does it mean?
The record date for the Annual Meeting is April 5, 2021 is (the “Record Date”). Only holders of shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), at the close of business on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. At the close of business on April 5, 2021, there were approximately 87,649,482 shares of Common Stock outstanding and entitled to vote.
Shares held in treasury by the Company are not treated as being issued or outstanding for purposes of determining the number of shares of Common Stock entitled to vote.
How many votes do I have?
Each holder of shares of Common Stock is entitled to one vote for each share of Common Stock owned as of the Record Date.

Who is a “stockholder of record,” and who is a “beneficial holder”?
You are a stockholder of record if your shares of our Common Stock are registered directly in your own name with our transfer agent, Broadridge Financial Solutions, Inc. (“Broadridge”), as of the Record Date. You are a beneficial owner if a bank, brokerage firm, trustee or other agent (each, a “nominee”) holds your stock. This is often called ownership in “street name” because your name does not appear in the records of our transfer agent. If your shares are held in street name, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered directly in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your nominee to obtain a legal proxy and bring it to the Annual Meeting in order to vote. For additional requirements to attend the Annual Meeting, see the information provided on page 1.
Who votes shares held in “street name”?
If you are a beneficial owner of shares held in “street name” by a nominee or other holder of record, and you do not give that nominee or other record holder specific instructions as to how to vote those shares, under the rules of the New York Stock Exchange (the “NYSE”), your nominee or other record holder may exercise discretionary authority to vote your shares only on routine proposals, which, in this Proxy Statement, includes only the ratification of the appointment of the Company’s independent auditors (Proposal 4). Without your specific instructions, however, your nominee or other record holder cannot vote your shares on non-routine proposals, which, in this Proxy Statement, include Proposals 1, 2, and 3. Accordingly, if you do not instruct your nominee or other record holder how to vote with respect to Proposals 1, 2, and 3 no votes will be cast on your behalf with respect to such proposals (this is referred to as a “broker non-vote”). If you hold your shares in street name, please refer to the information forwarded by your nominee or other holder of record for procedures on voting your shares or revoking or changing your proxy. We encourage you to provide instructions to your nominee or other holder of record regarding the voting of your shares.
What constitutes a quorum?
The presence at the Annual Meeting, in person or represented by proxy, of the holders of a majority of the shares of Common Stock outstanding and entitled to vote on the Record Date will constitute a quorum permitting the proposals described herein to be acted upon at the Annual Meeting. Abstentions and broker non-votes are counted as present and are, therefore, included for purposes of determining whether a quorum of shares of Common Stock is present at the Annual Meeting.
What is the voting requirement to approve each of the proposals?

Voting Item	Board Recommendation	Voting Standard	Treatment of Abstentions & Broker Non-Votes
Election of Directors	For	Plurality(1) of Shares Represented at the Meeting and Entitled to Vote Thereon	No effect on the outcome of the election
Say on Pay(2)	For	Majority(3) of Shares Represented at the Meeting and Entitled to Vote Thereon	Broker Non-Votes: No effect on the outcome of this proposal Abstentions: Same effect as a vote “Against” this proposal
Amended and Restated 2014 Equity Incentive Plan	For	Majority(3) of Shares Represented at the Meeting and Entitled to Vote Thereon	Broker Non-Votes: No effect on the outcome of this proposal Abstentions: Same effect as a vote “Against” this proposal
Auditor Ratification	For	Majority(3) of Shares Represented at the Meeting and Entitled to Vote Thereon	Broker Non-Votes: No effect on the outcome of this proposal Abstentions: Same effect as a vote “Against” this proposal
___________________
(1)Director nominees who receive the highest number of shares voted “For” his or her election are elected.
If a nominee in an uncontested election (such as this one) nonetheless does not receive the vote of at least the majority of the votes cast and no successor has been elected at such meeting, he or she may trigger the Company’s guideline regarding majority voting for directors. Full details of the guideline are set out in our Corporate Governance Guidelines, which are publicly available at the Corporate Governance section of the “Investors” page on our website at https://www.everi.com/investor-relations/business-summary/governance-documents/.

(2)Although this vote is advisory and non-binding on our Board, the Board and Compensation Committee will consider the voting results, along with other relevant factors, in connection with their ongoing evaluation of our compensation program.
(3)Number of shares voted “For” must exceed 50% of the number of shares represented at the meeting.
All valid proxies received prior to the Annual Meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If you are a stockholder of record and sign and return your proxy card or vote electronically without making any specific selections, your shares will be voted in accordance with the recommendations of the proxy holders on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the Annual Meeting.
How do I vote my shares?
You can either attend the Annual Meeting and vote in person or give a proxy to be voted at the Annual Meeting. A proxy may be given in one of the following three ways:
•electronically by using the Internet;
•after receiving your proxy materials, over the telephone by calling a toll-free number; or
•by mailing the enclosed proxy card.
Given the impact of the COVID-19 pandemic, we strongly encourage you to vote over the Internet or by telephone in advance of the meeting. Specific instructions for stockholders who wish to use the Internet or telephone voting procedures are set forth on the enclosed proxy card. If your shares are held in street name through a nominee or other holder of record, you will receive instructions from the nominee or other record holder that you must follow in order to have your shares voted.
How are the proxy card votes counted?
If the accompanying proxy card is properly completed, signed, and returned to us, and not subsequently revoked, it will be voted as directed by you. If the proxy card is submitted, but voting instructions are not provided, the proxy will be voted: (i) “For” each of the director nominees; (ii) “For” the advisory approval of the compensation of our named executive officers; (iii) “For” Everi Holding Inc.’s Amended and Restated 2014 Equity Incentive Plan; and (iv) “For” the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.
Can I change my vote after submitting my proxy?
You can change your vote at any time before your proxy is exercised at the Annual Meeting. You may do so in one of the following four ways:
•submitting another proxy card bearing a later date;
•sending a written notice revoking your proxy to the Corporate Secretary of the Company at 7250 South Tenaya Way, Suite 100, Las Vegas, Nevada 89113, or via e-mail to secretary@everi.com;
•submitting new voting instructions via telephone or the Internet (if initially able to vote in that manner); or
•attending the Annual Meeting and voting in person.
If you hold your shares in “street name” through a nominee or other holder of record and you have instructed the nominee or other holder of record to vote your shares, you must follow the directions received from the nominee or other holder of record to change those instructions. Please refer to the information sent by your nominee or other holder of record for procedures on revoking or changing your proxy.
Who is paying for this proxy solicitation?
This proxy solicitation is being made by the Company. The Company will bear the cost of soliciting proxies, including the cost of preparing, assembling, printing, and mailing this Proxy Statement. The Company also will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. In addition, proxies may be solicited by certain of the Company’s directors, officers, and regular employees, either personally, by telephone, facsimile or e-mail. None of such persons will receive any additional compensation for their services.
How can I find out the voting results?
The Company will report the voting results in a Current Report on Form 8-K to be filed with the SEC within four business days after the end of the Annual Meeting.

Changing the way you receive proxy materials in the future – How do I receive electronic access to proxy materials for future annual meetings?
Stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies, which results in cost savings for the Company and benefits the environment. If you are a stockholder of record and would like to receive future proxy materials electronically, you can select this option by following the instructions provided when you vote your proxy over the Internet at www.proxyvote.com. If you choose to view future proxy statements and annual reports over the Internet, you will receive an e-mail notification next year with instructions containing the Internet address of those materials. Your choice to view future proxy statements and annual reports over the Internet will remain in effect until you contact either your nominee or other holder of record or the Company to rescind your instructions. You do not have to elect Internet access each year.
If your shares of Common Stock are registered in the name of a brokerage firm, you still may be eligible to vote your shares of Common Stock electronically over the Internet. A large number of brokerage firms are participating in the Broadridge online program, which provides eligible stockholders who receive a paper copy of this Proxy Statement the opportunity to vote via the Internet. If your brokerage firm is participating in Broadridge’s program, your proxy materials will provide instructions for voting online. If your proxy materials do not reference Internet information, please complete and return your voting instruction form.
What is “householding”?
There are circumstances under which you may receive multiple mailings containing copies of the proxy materials, proxy cards, or voting instruction form. For example, if you hold your shares in more than one brokerage account, you may receive separate mailings for each such brokerage account. In addition, if you are a stockholder of record and your shares are registered in more than one name, you may receive more than one mailing. Please authorize your proxy in accordance with the instructions of each mailing separately, since each one represents different shares that you own.
The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” provides extra convenience for stockholders, cost savings for companies, and benefits the environment. Brokers with account holders who are stockholders of the Company may be householding the Company’s proxy materials. Once you have received notice from your broker that it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report or proxy statement, or if you are receiving multiple copies thereof and wish to receive only one, please notify your broker or notify the Company by sending a written request to the Corporate Secretary of the Company at 7250 South Tenaya Way, Suite 100, Las Vegas, Nevada 89113, or via e-mail to secretary@everi.com, or by calling (702) 855-3000. The Company, if contacted, will undertake to promptly deliver the requested materials.
When are stockholder proposals due for the 2022 Annual Meeting of Stockholders?
Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy certain other conditions established by the SEC, including specifically under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be timely, a proposal must be received at our principal executive offices, addressed to our Corporate Secretary of the Company, not less than 120 calendar days before the date our proxy statement was released to stockholders in connection with the previous year’s annual meeting. Accordingly, for a stockholder proposal to be included in our proxy materials for our 2022 Annual Meeting of Stockholders, the proposal must be received at our principal executive offices, addressed to our Corporate Secretary of the Company, not later than the close of business on December 20, 2021.
Subject to certain exceptions, stockholder business (including nominations) that is not intended for inclusion in our proxy materials may be brought before an annual meeting so long as notice of the proposal—as specified by, and subject to the conditions set forth in, our Bylaws—is delivered to our Corporate Secretary at our principal executive offices not earlier than the close of business on the 120th day, nor later than the close of business on the 90th day, prior to the first anniversary of the date of the preceding year’s annual meeting. For our 2022 Annual Meeting of Stockholders, proper notice of business that is not intended for inclusion in our proxy statement must be received no earlier than the close of business on January 19, 2022, nor later than the close of business on February 18, 2022.
A stockholder’s notice to the Corporate Secretary of the Company must set forth as to each matter the stockholder proposes to bring before the annual meeting:
•Director Nomination: all information relating to such proposed nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and Rule 14a-4(d) thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

•Stockholder Proposals: a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made.
Each stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made must also include (a) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, (b) the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner, and (c) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of the proposal, at least the percentage of the Company’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Company’s voting shares to elect such nominee or nominees.

OTHER MATTERS
As of the date of this Proxy Statement, the Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named as proxies in the enclosed form of proxy or their substitutes will vote in accordance with their judgment on such matters.

ANNUAL REPORT TO STOCKHOLDERS AND ANNUAL REPORT ON FORM 10-K
The 2020 Annual Report, including the Company’s audited financial statements, is being delivered with this Proxy Statement, but is not incorporated into this Proxy Statement and is not to be considered a part of these proxy materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act. The information contained in the “Compensation Committee Report” and the “Report of the Audit Committee” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.
We will provide a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, to each stockholder as of the Record Date, without charge, upon written request to Corporate Secretary, Everi Holdings Inc., 7250 South Tenaya Way, Suite 100, Las Vegas, Nevada, 89113, or via e-mail to secretary@everi.com. Any exhibits listed in the Annual Report on Form 10-K for the fiscal year ended December 31, 2020 also will be furnished upon written request at the actual expense we incur in furnishing such exhibits.

By Order of the Board of Directors,

/s/ Michael D. Rumbolz

Michael D. Rumbolz
Chief Executive Officer & Director
Las Vegas, Nevada
April 19, 2021

Appendix A
RECONCILIATION OF NON-GAAP MEASURES
The following table presents a reconciliation of our GAAP financial measure to AEBITDA, the most comparable non-GAAP financial measure included in this Proxy Statement:

Year Ended December 31, 2020 Reconciliation of Net Income to AEBITDA and to FCF
(in thousands)
Net loss	$(81,680)
Income tax benefit	(5,756)
Loss on extinguishment of debt	7,457
Interest expense, net of interest income	74,564
Operating loss	$(5,415)
Plus: depreciation and amortization	142,764
EBITDA	$137,349

Non-cash stock compensation expense	13,036
Accretion of contract rights	7,675
Write-off of inventory, property and equipment and intangible assets	11,766
Employee separation cost and other expenses	2,700
Foreign exchange loss	1,282
Office and warehouse consolidation	1,302
Non-recurring professional fees and other, net	962
Other one-time charges	456
AEBITDA	$176,528

Cash paid for interest	(67,562)
Cash paid for capital expenditures	(76,429)
Cash paid for placement fees	(3,085)
Cash paid for taxes, net of refunds	(576)
FCF	$28,876
We present AEBITDA as we use this measure to manage our business and consider this measure to be supplemental to our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by AEBITDA; and our credit facility, senior secured notes and senior unsecured notes require us to comply with a consolidated secured leverage ratio that includes performance metrics substantially similar to AEBITDA. AEBITDA is not a measure of financial performance under GAAP. Accordingly, AEBITDA should not be considered in isolation, or as a substitute for, and should be read in conjunction with, our operating income data prepared in accordance with GAAP.

A-1

Appendix B

EVERI HOLDINGS INC.
AMENDED AND RESTATED
2014 EQUITY INCENTIVE PLAN

(continued)

(continued)

(continued)

Everi Holdings Inc.
Amended and Restated 2014 Equity Incentive Plan
1.    Establishment, Purpose and Term of Plan.
1.1    Establishment. The Everi Holdings Inc. 2014 Equity Incentive Plan, originally effective as of May 15, 2014 (the “Original Effective Date”), and subsequently amended and restated, effective May 23, 2017, is hereby amended and restated and continued as the Everi Holdings Inc. 2014 Amended and Restated Equity Incentive Plan (the “Plan”), effective as of May 19, 2021, the date of its approval by the stockholders of the Company (the “Effective Date”).
1.2    Purpose. The purpose of the Plan is to advance the interests of the Participating Company Group and its stockholders by providing an incentive to attract, retain and reward persons performing services for the Participating Company Group and by motivating such persons to contribute to the growth and profitability of the Participating Company Group. The Plan seeks to achieve this purpose by providing for Awards in the form of Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards and Other Stock-Based Awards.
1.3    Term of Plan. The Plan shall continue in effect until its termination by the Committee; provided, however, that all Awards shall be granted, if at all, within ten (10) years from the Effective Date.
2.    Definitions and Construction.
2.1    Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:
(a)    “Affiliate” means (i) a parent entity, other than a Parent Corporation, that directly, or indirectly through one or more intermediary entities, controls the Company or (ii) a subsidiary entity, other than a Subsidiary Corporation, that is controlled by the Company directly or indirectly through one or more intermediary entities. For this purpose, the terms “parent,” “subsidiary,” “control” and “controlled by” shall have the meanings assigned such terms for the purposes of registration of securities on Form S-8 under the Securities Act.
(b)    “Award” means any Option, Stock Appreciation Right, Restricted Stock Purchase Right, Restricted Stock Bonus, Restricted Stock Unit, Performance Share, Performance Unit, Cash-Based Award or Other Stock-Based Award granted under the Plan.
(c)    “Award Agreement” means a written or electronic agreement between the Company and a Participant setting forth the terms, conditions and restrictions applicable to an Award.
(d)    “Board” means the Board of Directors of the Company.

(e)    “Cash-Based Award” means an Award denominated in cash and granted pursuant to Section 11.
(f)    “Cashless Exercise” means a Cashless Exercise as defined in Section 6.3(b)(i).
(g)    “Cause” means, unless such term or an equivalent term is otherwise defined by the applicable Award Agreement or a written employment or services or similar agreement between a Participant and a Participating Company, any of the following: (i) the Participant’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Participating Company documents or records; (ii) the Participant’s material failure to abide by a Participating Company’s code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (iii) the Participant’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of a Participating Company (including, without limitation, the Participant’s improper use or disclosure of a Participating Company’s confidential or proprietary information); (iv) any intentional act by the Participant which has a material detrimental effect on a Participating Company’s reputation or business; (v) the Participant’s repeated failure to perform any reasonable assigned duties after written notice from a Participating Company of, and a reasonable opportunity to cure, such failure; (vi) any material breach by the Participant of any employment, service, non-disclosure, non-competition, non-solicitation or other similar agreement between the Participant and a Participating Company, which breach is not cured pursuant to the terms of such agreement; or (vii) the Participant’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the Participant’s ability to perform his or her duties with a Participating Company.
(h)    “Change in Control” means, unless such term or an equivalent term is otherwise defined by the applicable Award Agreement or a written employment or services or similar agreement between the Participant and a Participating Company applicable to an Award, the occurrence of any one or a combination of the following:
(i)    any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total Fair Market Value or total combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of Directors; provided, however, that a Change in Control shall not be deemed to have occurred if such degree of beneficial ownership results from any of the following: (A) an acquisition by any person who on the Effective Date is the beneficial owner of more than fifty percent (50%) of such voting power, (B) any acquisition directly from the Company, including, without limitation, pursuant to or in connection with a public offering of securities, (C) any acquisition by the Company, (D) any acquisition by a trustee or other fiduciary under an employee benefit plan of a Participating Company or (E) any acquisition by an entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the voting securities of the Company; or
(ii)    an Ownership Change Event or series of related Ownership Change Events (collectively, a “Transaction”) in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding securities entitled to vote generally in the election of Directors or, in the case of an Ownership Change Event described in Section 2.1(dd)(iii), the entity to which the assets of the Company were transferred (the “Transferee”), as the case may be; or
(iii)    a date specified by the Committee following approval by the stockholders of a plan of complete liquidation or dissolution of the Company;
provided, however, that a Change in Control shall be deemed not to include a transaction described in subsections (i) or (ii) of this Section 2.1(h) in which a majority of the members of the board of directors of the continuing, surviving or successor entity, or parent thereof, immediately after such transaction is comprised of Incumbent Directors.
For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Committee shall determine whether multiple events described in subsections (i), (ii) and (iii) of this Section 2.1(h) are related and to be treated in the aggregate as a single Change in Control, and its determination shall be final, binding and conclusive.
(i)    “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations and administrative guidelines promulgated thereunder.
(j)    “Committee” means the Compensation Committee and such other committee or subcommittee of the Board, if any, duly appointed to administer the Plan and having such powers in each instance as shall be specified by the Board. If, at any time, there is no committee of the Board then authorized or properly constituted to administer the Plan, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers.
(k)    “Company” means Everi Holdings, Inc., a Delaware corporation, and any successor corporation thereto.
(l)    “Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a Director) to a Participating Company, provided that the identity of such person, the nature of such services or the entity to which such services are provided would not preclude the Company from offering or selling securities to such person pursuant to the Plan in reliance on registration on Form S-8 under the Securities Act.

(m)    “Director” means a member of the Board.
(n)    “Disability” means, unless such term or an equivalent term is otherwise defined by the applicable Award Agreement or a written employment or services or similar agreement between the Participant and a Participating Company applicable to an Award, the permanent and total disability of the Participant, within the meaning of Section 22(e)(3) of the Code.
(o)    “Dividend Equivalent Right” means the right of a Participant, granted at the discretion of the Committee or as otherwise provided by the Plan, to receive a credit for the account of such Participant in an amount equal to the cash dividends paid on one share of Stock for each share of Stock represented by an Award held by such Participant.
(p)    “Employee” means any person treated as an employee (including an Officer or a Director who is also treated as an employee) in the records of a Participating Company and, with respect to any Incentive Stock Option granted to such person, who is an employee for purposes of Section 422 of the Code; provided, however, that neither service as a Director nor payment of a Director’s fee shall be sufficient to constitute employment for purposes of the Plan. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be. For purposes of an individual’s rights, if any, under the terms of the Plan as of the time of the Company’s determination of whether or not the individual is an Employee, all such determinations by the Company shall be final, binding and conclusive as to such rights, if any, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination as to such individual’s status as an Employee.
(q)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(r)    “Fair Market Value” means, as of any date, the value of a share of Stock or other property as determined by the Committee, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:
(i)    Except as otherwise determined by the Committee, if, on such date, the Stock is listed or quoted on a national or regional securities exchange or quotation system, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock as quoted on the national or regional securities exchange or quotation system constituting the primary market for the Stock, as reported in The Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or quotation system, the date on which the Fair Market Value shall be established shall be the last day on which the Stock was so traded or quoted prior to the relevant date, or such other appropriate day as shall be determined by the Committee, in its discretion.

(ii)    Notwithstanding the foregoing, the Committee may, in its discretion, determine the Fair Market Value of a share of Stock on the basis of the opening, closing, or average of the high and low sale prices of a share of Stock on such date or the preceding trading day, the actual sale price of a share of Stock received by a Participant, any other reasonable basis using actual transactions in the Stock as reported on a national or regional securities exchange or quotation system, or on any other basis consistent with the requirements of Section 409A. The Committee may vary its method of determination of the Fair Market Value as provided in this Section for different purposes under the Plan to the extent consistent with the requirements of Section 409A.
(iii)    If, on such date, the Stock is not listed or quoted on a national or regional securities exchange or quotation system, the Fair Market Value of a share of Stock shall be as determined by the Committee in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse, and in a manner consistent with the requirements of Section 409A.
(s)    “Full Value Award” means any Award settled in Stock, other than (i) an Option, (ii) a Stock Appreciation Right, or (iii) a Restricted Stock Purchase Right or an Other Stock-Based Award under which the Company will receive monetary consideration equal to the Fair Market Value (determined on the effective date of grant) of the shares subject to such Award.
(t)    “Incentive Stock Option” means an Option intended to be (as set forth in the Award Agreement) and which qualifies as an incentive stock option within the meaning of Section 422(b) of the Code.
(u)    “Incumbent Director” means a director who either (i) is a member of the Board as of the Effective Date or (ii) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but excluding a director who was elected or nominated in connection with an actual or threatened proxy contest relating to the election of directors of the Company).
(v)    “Insider” means an Officer, a Director or other person whose transactions in Stock are subject to Section 16 of the Exchange Act.
(w)    “Net Exercise” means a Net Exercise as defined in Section 6.3(b)(iii).
(x)    “Nonemployee Director” means a Director who is not an Employee.
(y)    “Nonemployee Director Award” means any Award granted to a Nonemployee Director.

(z)    “Nonstatutory Stock Option” means an Option not intended to be (as set forth in the Award Agreement) or which does not qualify as an incentive stock option within the meaning of Section 422(b) of the Code.
(aa)    “Officer” means any person designated by the Board as an officer of the Company.
(bb)    “Option” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to the Plan.
(cc)    “Other Stock-Based Award” means an Award denominated in shares of Stock and granted pursuant to Section 11.
(dd)    “Ownership Change Event” means the occurrence of any of the following with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of securities of the Company representing more than fifty percent (50%) of the total combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of Directors; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company).
(ee)    “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.
(ff)    “Participant” means any eligible person who has been granted one or more Awards.
(gg)    “Participating Company” means the Company or any Parent Corporation, Subsidiary Corporation or Affiliate.
(hh)    “Participating Company Group” means, at any point in time, the Company and all other entities collectively which are then Participating Companies.
(ii)    “Performance Award” means an Award of Performance Shares or Performance Units.
(jj)    “Performance Award Formula” means, for any Performance Award, a formula or table established by the Committee pursuant to Section 10.3 which provides the basis for computing the value of a Performance Award at one or more levels of attainment of the applicable Performance Goal(s) measured as of the end of the applicable Performance Period.
(kk)    “Performance Goal” means a performance goal established by the Committee pursuant to Section 10.3.

(ll)    “Performance Period” means a period established by the Committee pursuant to Section 10.3 at the end of which one or more Performance Goals are to be measured.
(mm)    “Performance Share” means a right granted to a Participant pursuant to Section 10 to receive a payment equal to the value of a Performance Share, as determined by the Committee, based upon attainment of applicable Performance Goal(s).
(nn)    “Performance Unit” means a right granted to a Participant pursuant to Section 10 to receive a payment equal to the value of a Performance Unit, as determined by the Committee, based upon attainment of applicable Performance Goal(s).
(oo)    “Predecessor Plan” means the Company’s 2005 Stock Incentive Plan.
(pp)    “Restricted Stock Award” means an Award of a Restricted Stock Bonus or a Restricted Stock Purchase Right.
(qq)    “Restricted Stock Bonus” means Stock granted to a Participant pursuant to Section 8.
(rr)    “Restricted Stock Purchase Right” means a right to purchase Stock granted to a Participant pursuant to Section 8.
(ss)    “Restricted Stock Unit” means a right granted to a Participant pursuant to Section 9 to receive on a future date or occurrence of a future event a share of Stock or cash in lieu thereof, as determined by the Committee.
(tt)    “Rule 16b-3” means Rule 16b-3 under the Exchange Act, as amended from time to time, or any successor rule or regulation.
(uu)    “SAR” or “Stock Appreciation Right” means a right granted to a Participant pursuant to Section 7 to receive payment, for each share of Stock subject to such Award, of an amount equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the Award over the exercise price thereof.
(vv)    “Section 409A” means Section 409A of the Code.
(ww)    “Section 409A Deferred Compensation” means compensation provided pursuant to an Award that constitutes nonqualified deferred compensation within the meaning of Section 409A.
(xx)    “Securities Act” means the Securities Act of 1933, as amended.
(yy)    “Service” means a Participant’s employment or service with the Participating Company Group, whether as an Employee, a Director or a Consultant. Unless otherwise provided by the Committee, a Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders Service or a change in the Participating Company for which the Participant renders Service, provided that there is no interruption or termination of the Participant’s Service. Furthermore, a Participant’s Service shall not be deemed to have been interrupted or terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company. However, unless otherwise provided by the Committee, if any such leave taken by a Participant exceeds ninety (90) days, then on the ninety-first (91st) day following the commencement of such leave the Participant’s Service shall be deemed to have terminated, unless the Participant’s right to return to Service is guaranteed by applicable law or contract. Notwithstanding the foregoing, unless otherwise designated by the Company or required by law, an unpaid leave of absence shall not be treated as Service for purposes of determining vesting under the Participant’s Award Agreement. A Participant’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the business entity for which the Participant performs Service ceasing to be a Participating Company. Subject to the foregoing, the Company, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of and reason for such termination.
(zz)    “Stock” means the Common Stock, par value $0.001 per share, of the Company, as adjusted from time to time in accordance with Section 4.4.
(aaa)    “Stock Tender Exercise” means a Stock Tender Exercise as defined in Section 6.3(b)(ii).
(bbb)    “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.
(ccc)    “Ten Percent Owner” means a Participant who, at the time an Option is granted to the Participant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of a Participating Company (other than an Affiliate) within the meaning of Section 422(b)(6) of the Code.
(ddd)    “Trading Compliance Policy” means the written policy of the Company pertaining to the purchase, sale, transfer or other disposition of the Company’s equity securities by Directors, Officers, Employees or other service providers who may possess material, nonpublic information regarding the Company or its securities.
(eee)    “Vesting Conditions” mean those conditions established in accordance with the Plan prior to the satisfaction of which an Award or shares subject to an Award remain subject to forfeiture or a repurchase option in favor of the Company exercisable for the Participant’s monetary purchase price, if any, for such shares upon the Participant’s termination of Service or failure of a performance condition to be satisfied.
2.2    Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.
3.    Administration.
3.1    Administration by the Committee. The Plan shall be administered by the Committee. All questions of interpretation of the Plan, of any Award Agreement or of any other form of agreement or other document employed by the Company in the administration of the Plan or of any Award shall be determined by the Committee, and such determinations shall be final, binding and conclusive upon all persons having an interest in the Plan or such Award, unless fraudulent or made in bad faith. Any and all actions, decisions and determinations taken or made by the Committee in the exercise of its discretion pursuant to the Plan or Award Agreement or other agreement thereunder (other than determining questions of interpretation pursuant to the preceding sentence) shall be final, binding and conclusive upon all persons having an interest therein. All expenses incurred in connection with the administration of the Plan shall be paid by the Company.
3.2    Authority of Officers. Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election that is the responsibility of or that is allocated to the Company herein, provided that the Officer has apparent authority with respect to such matter, right, obligation, determination or election.
3.3    Administration with Respect to Insiders. With respect to participation by Insiders in the Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, the Plan shall be administered in compliance with the requirements, if any, of Rule 16b-3.
3.4    Powers of the Committee. In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Committee shall have the full and final power and authority, in its discretion:
(a)    to determine the persons to whom, and the time or times at which, Awards shall be granted and the number of shares of Stock, units or monetary value to be subject to each Award;
(b)    to determine the type of Award granted;
(c)    to determine the Fair Market Value of shares of Stock or other property;
(d)    to determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired pursuant thereto, including, without limitation, (i) the exercise or purchase price of shares pursuant to any Award, (ii) the method of payment for shares purchased pursuant to any Award, (iii) the method for satisfaction of any tax withholding obligation arising in connection with any Award, including by the withholding or delivery of shares of Stock, (iv) the timing, terms and conditions of the exercisability or vesting of any Award or any shares acquired pursuant thereto, (v) the Performance Measures, Performance Period, Performance Award Formula and Performance Goals applicable to any Award and the extent to which such Performance Goals have been attained, (vi) the time of expiration of any Award, (vii) the effect of any Participant’s termination of Service on any of the foregoing, and (viii) all other terms, conditions and restrictions applicable to any Award or shares acquired pursuant thereto not inconsistent with the terms of the Plan;
(e)    to determine whether an Award will be settled in shares of Stock, cash, other property or in any combination thereof;
(f)    to approve one or more forms of Award Agreement;
(g)    to amend, modify, extend, cancel or renew any Award or to waive any restrictions or conditions applicable to any Award or any shares acquired pursuant thereto;
(h)    to accelerate, continue, extend or defer the exercisability or vesting of any Award or any shares acquired pursuant thereto, including with respect to the period following a Participant’s termination of Service;
(i)    to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt sub-plans or supplements to, or alternative versions of, the Plan, including, without limitation, as the Committee deems necessary or desirable to comply with the laws of, or to accommodate the tax policy, accounting principles or custom of, foreign jurisdictions whose residents may be granted Awards; and
(j)    to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law.
3.5    Option or SAR Repricing. Without stockholder approval, the Committee shall not approve a program providing for either (a) the cancellation of outstanding Options or SARs having exercise prices per share greater than the then Fair Market Value of a share of Stock (“Underwater Awards”) and the grant in substitution therefor of new Options or SARs having a lower exercise price, Full Value Awards or payments in cash, or (b) the amendment of outstanding Underwater Awards to reduce the exercise price thereof. This Section shall not be construed to apply to (i) “issuing or assuming a stock option in a transaction to which Section 424(a) applies,” within the meaning of Section 424 of the Code, (ii) adjustments pursuant to the assumption of or substitution for an Option or SAR in a manner that would comply with Section 409A, or (iii) an adjustment pursuant to Section 4.4.
3.6    Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Committee or as officers or employees of the Participating Company Group, to the extent permitted by applicable law, members of the Board or the Committee and any officers or employees of the Participating Company Group to whom authority to act for the Board, the Committee or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.
4.    Shares Subject to Plan.
4.1    Maximum Number of Shares Issuable. Subject to adjustment as provided in Sections 4.2, 4.3 and 4.4, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be equal to Sixteen Million Eight Hundred Seventy-Five Thousand (16,875,000) shares and shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof.
4.2    Adjustment for Unissued or Forfeited Predecessor Plan Shares. The maximum aggregate number of shares of Stock that may be issued under the Plan as set forth in Section 4.1 shall be cumulatively increased from time to time by:
(a)    the number of shares of Stock subject to that portion of any option or other award outstanding pursuant to the Predecessor Plan as of the Effective Date which, on or after the Effective Date, expires or is terminated or canceled for any reason without having been exercised or settled in full; and
(b)    the number of shares of Stock acquired pursuant to the Predecessor Plan subject to forfeiture or repurchase by the Company for an amount not greater than the Participant’s purchase price which, on or after the Effective Date, is so forfeited or repurchased; provided, however, that the aggregate number of shares of Stock authorized for issuance under the Predecessor Plan that may become authorized for issuance under the Plan pursuant to this Section 4.2 shall not exceed One Million Nine Hundred Thousand (1,900,000) shares.
4.3    Share Counting.
(a)    Each share of Stock subject to an Award shall be counted against the limit set forth in Section 4.1 as one (1) share.
(b)    If an outstanding Award for any reason expires or is terminated or canceled without having been exercised or settled in full, or if shares of Stock acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or repurchased by the Company for an amount not greater than the Participant’s purchase price, the shares of Stock allocable to the terminated portion of such Award or such forfeited or repurchased shares of Stock shall again be available for issuance under the Plan. Shares of Stock shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash. Upon payment in shares of Stock pursuant to the exercise of a SAR, the number of shares available for issuance under the Plan shall be reduced by the gross number of shares for which the SAR is exercised. If the exercise price of an Option is paid by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant, or by means of a Net-Exercise, the number of shares available for issuance under the Plan shall be reduced by the gross number of shares for which the Option is exercised. Shares purchased in the open market with proceeds from the exercise of Options shall not be added to the limit set forth in Section 4.1. Shares withheld or reacquired by the Company in satisfaction of tax withholding obligations pursuant to the exercise or settlement of Options or SARs pursuant to Section 16.2 shall not again be available for issuance under the Plan. Shares withheld or reacquired by the Company in satisfaction of tax withholding obligations pursuant to the vesting or settlement of Full Value Awards pursuant to Section 16.2 shall not again become available for issuance under the Plan.
4.4    Adjustments for Changes in Capital Structure. Subject to any required action by the stockholders of the Company and the requirements of Sections 409A and 424 of the Code to the extent applicable, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting regular, periodic cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate and proportionate adjustments shall be made in the number and kind of shares subject to the Plan and to any outstanding Awards, the Award limits set forth in Section 5.3 and Section 5.4 and Section 5.5, and in the exercise or purchase price per share under any outstanding Award in order to prevent dilution or enlargement of Participants’ rights under the Plan. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” If a majority of the shares which are of the same class as the shares that are subject to outstanding Awards are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event) shares of another corporation (the “New Shares”), the Committee may unilaterally amend the outstanding Awards to provide that such Awards are for New Shares. In the event of any such amendment, the number of shares subject to, and the exercise or purchase price per share of, the outstanding Awards shall be adjusted in a fair and equitable manner as determined by the Committee, in its discretion. Any fractional share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number and the exercise or purchase price per share shall be rounded up to the nearest whole cent. In no event may the exercise or purchase price, if any, under any Award be decreased to an amount less than the par value, if any, of the stock subject to such Award. The Committee in its discretion, may also make such adjustments in the terms of any Award to reflect, or related to, such changes in the capital structure of the Company or distributions as it deems appropriate, including modification of

Performance Goals, Performance Award Formulas and Performance Periods. The adjustments determined by the Committee pursuant to this Section shall be final, binding and conclusive.
4.5    Assumption or Substitution of Awards. The Committee may, without affecting the number of shares of Stock reserved or available hereunder, authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with Section 409A and any other applicable provisions of the Code.
5.    Eligibility, Participation and Award Limitations.
5.1    Persons Eligible for Awards. Awards may be granted only to Employees, Consultants and Directors.
5.2    Participation in the Plan. Awards are granted solely at the discretion of the Committee. Eligible persons may be granted more than one Award. However, eligibility in accordance with this Section shall not entitle any person to be granted an Award, or, having been granted an Award, to be granted an additional Award.
5.3    Incentive Stock Option Limitations.
(a)    Maximum Number of Shares Issuable Pursuant to Incentive Stock Options. Subject to adjustment as provided in Section 4.4, the maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to the exercise of Incentive Stock Options shall not exceed Sixteen Million Eight Hundred Seventy-Five Thousand (16,875,000) shares. The maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to all Awards other than Incentive Stock Options shall be the number of shares determined in accordance with Section 4.1, subject to adjustment as provided in Sections 4.2, 4.3 and 4.4.
(b)    Persons Eligible. An Incentive Stock Option may be granted only to a person who, on the effective date of grant, is an Employee of the Company, a Parent Corporation or a Subsidiary Corporation (each being an “ISO-Qualifying Corporation”). Any person who is not an Employee of an ISO-Qualifying Corporation on the effective date of the grant of an Option to such person may be granted only a Nonstatutory Stock Option.
(c)    Fair Market Value Limitation. To the extent that options designated as Incentive Stock Options (granted under all stock plans of the Participating Company Group, including the Plan) become exercisable by a Participant for the first time during any calendar year for stock having a Fair Market Value greater than One Hundred Thousand Dollars ($100,000), the portion of such options which exceeds such amount shall be treated as Nonstatutory Stock Options. For purposes of this Section, options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of stock shall be determined as of the time the option with respect to such stock is granted. If the Code is amended to provide for a limitation different from that set forth in this Section, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code. If an Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section, the Participant may designate which portion of such Option the Participant is exercising. In the absence of such designation, the Participant shall be deemed to have exercised the Incentive Stock Option portion of the Option first. Upon exercise the Option, shares issued pursuant to each such portion shall be separately identified.
5.4    Award Limits. Subject to adjustment as provided in Section 4.4, no Participant who is not a Nonemployee Director shall be granted within any fiscal year of the Company one or more Awards which in the aggregate are for more than Four Million (4,000,000) shares or with a Fair Market Value on the date of grant of more than Three Million Dollars ($3,000,000.00) per fiscal year over which the Award vests.
5.5    Nonemployee Director Award Limits. Subject to adjustment as provided in Section 4.4, no Nonemployee Director shall be granted within any fiscal year of the Company one or more Nonemployee Director Awards which in the aggregate are for more than Three Hundred Thousand (300,000) shares.
5.6    Minimum Vesting. Except with respect to five percent (5%) of the maximum aggregate number of shares of Stock that may be issued under the Plan, as provided in Section 4, no Award which vests on the basis of the Participant’s continued Service shall vest earlier than one year following the date of grant of such Award, and no Award which vests on the basis of attainment of performance goals shall provide for a performance period of less than one year; provided, that Awards to Nonemployee Directors may vest on the Company’s next annual meeting of stockholders (provided that such annual meetings are at least fifty (50) weeks apart).
6.    Stock Options.
Options shall be evidenced by Award Agreements specifying the number of shares of Stock covered thereby, in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:
6.1    Exercise Price. The exercise price for each Option shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the Option and (b) no Incentive Stock Option granted to a Ten Percent Owner shall have an exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Nonstatutory Stock Option) may be granted with an exercise price lower than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner that complies with the requirements set forth in the provisions of Section 409A or Section 424(a) of the Code.
6.2    Exercisability and Term of Options. Subject to the minimum vesting provisions of Section 5.6, Options shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such Option; provided, however, that (a) no Option shall be exercisable after the expiration of ten (10) years after the effective date of grant of such Option, and (b) no Incentive Stock Option granted to a Ten Percent Owner shall be exercisable after the expiration of five (5) years after the effective date of grant of such Option. Subject to the foregoing, unless otherwise specified by the Committee in the grant of an Option, each Option shall terminate ten (10) years after the effective date of grant of the Option, unless earlier terminated in accordance with its provisions. No Dividend Equivalent Rights will be paid with respect to Options.
6.3    Payment of Exercise Price.
(a)    Forms of Consideration Authorized. Except as otherwise provided below, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash, by check or in cash equivalent; (ii) if permitted by the Committee and subject to the limitations contained in Section 6.3(b), by means of (1) a Cashless Exercise, (2) a Stock Tender Exercise or (3) a Net Exercise; (iii) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (iv) by any combination thereof. The Committee may at any time or from time to time grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration.
(b)    Limitations on Forms of Consideration.
(i)    Cashless Exercise. A “Cashless Exercise” means the delivery of a properly executed notice of exercise together with irrevocable instructions to a broker providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System). The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a Cashless Exercise, including with respect to one or more Participants specified by the Company notwithstanding that such program or procedures may be available to other Participants.
(ii)    Stock Tender Exercise. A “Stock Tender Exercise” means the delivery of a properly executed exercise notice accompanied by a Participant’s tender to the Company, or attestation to the ownership, in a form acceptable to the Company of whole shares of Stock owned by the Participant having a Fair Market Value that does not exceed the aggregate exercise price for the shares with respect to which the Option is exercised. A Stock Tender Exercise shall not be permitted if it would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock. If required by the Company, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock unless such shares either have been owned by the Participant for a period of time determined by the Company (and not used for another option exercise by attestation during such period) or were not acquired, directly or indirectly, from the Company.
(iii)    Net Exercise. A “Net Exercise” means the delivery of a properly executed exercise notice followed by a procedure pursuant to which (1) the Company will reduce the number of shares otherwise issuable to a Participant upon the exercise of an Option by the largest whole number of shares having a Fair Market Value that does not exceed the aggregate exercise price for the shares with respect to which the Option is exercised, and (2) the Participant shall pay to the Company in cash the remaining balance of such aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued.
6.4    Effect of Termination of Service.
(a)    Option Exercisability. Subject to earlier termination of the Option as otherwise provided by this Plan and unless otherwise provided by the Committee, an Option shall terminate immediately upon the Participant’s termination of Service to the extent that it is then unvested and shall be exercisable after the Participant’s termination of Service to the extent it is then vested only during the applicable time period determined in accordance with this Section and thereafter shall terminate.
(i)    Disability. If the Participant’s Service terminates because of the Disability of the Participant, the Option, to the extent unexercised and exercisable for vested shares on the date on which the Participant’s Service terminated, may be exercised by the Participant (or the Participant’s guardian or legal representative) at any time prior to the expiration of twelve (12) months (or such longer or shorter period provided by the Award Agreement) after the date on which the Participant’s Service terminated, but in any event no later than the date of expiration of the Option’s term as set forth in the Award Agreement evidencing such Option (the “Option Expiration Date”).
(ii)    Death. If the Participant’s Service terminates because of the death of the Participant, the Option, to the extent unexercised and exercisable for vested shares on the date on which the Participant’s Service terminated, may be exercised by the Participant’s legal representative or other person who acquired the right to exercise the Option by reason of the Participant’s death at any time prior to the expiration of twelve (12) months (or such longer or shorter period provided by the Award Agreement) after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date. The Participant’s Service shall be deemed to have terminated on account of death if the Participant dies within three (3) months (or such longer or shorter period provided by the Award Agreement) after the Participant’s termination of Service.

(iii)    Termination for Cause. Notwithstanding any other provision of the Plan to the contrary, if the Participant’s Service is terminated for Cause or if, following the Participant’s termination of Service and during any period in which the Option otherwise would remain exercisable, the Participant engages in any act that would constitute Cause, the Option shall terminate in its entirety and cease to be exercisable immediately upon such termination of Service or act.
(iv)    Other Termination of Service. If the Participant’s Service terminates for any reason, except Disability, death or Cause, the Option, to the extent unexercised and exercisable for vested shares on the date on which the Participant’s Service terminated, may be exercised by the Participant at any time prior to the expiration of three (3) months (or such longer or shorter period provided by the Award Agreement) after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date.
(b)    Extension if Exercise Prevented by Law. Notwithstanding the foregoing, other than termination of Service for Cause, if the exercise of an Option within the applicable time periods set forth in Section 6.4(a) is prevented by the provisions of Section 14 below, the Option shall remain exercisable until the later of (i) thirty (30) days after the date such exercise first would no longer be prevented by such provisions or (ii) the end of the applicable time period under Section 6.4(a), but in any event no later than the Option Expiration Date.
6.5    Transferability of Options. During the lifetime of the Participant, an Option shall be exercisable only by the Participant or the Participant’s guardian or legal representative. An Option shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Committee, in its discretion, and set forth in the Award Agreement evidencing such Option, an Option shall be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form S-8 under the Securities Act or, in the case of an Incentive Stock Option, only as permitted by applicable regulations under Section 421 of the Code in a manner that does not disqualify such Option as an Incentive Stock Option.
7.    Stock Appreciation Rights.
Stock Appreciation Rights shall be evidenced by Award Agreements specifying the number of shares of Stock subject to the Award, in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:
7.1    Types of SARs Authorized. SARs may be granted in tandem with all or any portion of a related Option (a “Tandem SAR”) or may be granted independently of any Option (a “Freestanding SAR”). A Tandem SAR may only be granted concurrently with the grant of the related Option. No Dividend Equivalent Rights will be paid with respect to SARs.

7.2    Exercise Price. The exercise price for each SAR shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share subject to a Tandem SAR shall be the exercise price per share under the related Option and (b) the exercise price per share subject to a Freestanding SAR shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the SAR. Notwithstanding the foregoing, a SAR may be granted with an exercise price lower than the minimum exercise price set forth above if such SAR is granted pursuant to an assumption or substitution for another stock appreciation right in a manner that complies with the requirements set forth in the provisions of Section 409A of the Code.
7.3    Exercisability and Term of SARs.
(a)    Tandem SARs. Tandem SARs shall be exercisable only at the time and to the extent, and only to the extent, that the related Option is exercisable, subject to such provisions as the Committee may specify where the Tandem SAR is granted with respect to less than the full number of shares of Stock subject to the related Option. The Committee may, in its discretion, provide in any Award Agreement evidencing a Tandem SAR that such SAR may not be exercised without the advance approval of the Company and, if such approval is not given, then the Option shall nevertheless remain exercisable in accordance with its terms. A Tandem SAR shall terminate and cease to be exercisable no later than the date on which the related Option expires or is terminated or canceled. Upon the exercise of a Tandem SAR with respect to some or all of the shares subject to such SAR, the related Option shall be canceled automatically as to the number of shares with respect to which the Tandem SAR was exercised. Upon the exercise of an Option related to a Tandem SAR as to some or all of the shares subject to such Option, the related Tandem SAR shall be canceled automatically as to the number of shares with respect to which the related Option was exercised.
(b)    Freestanding SARs. Subject to the minimum vesting provisions of Section 5.6, freestanding SARs shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such SAR; provided, however, that no Freestanding SAR shall be exercisable after the expiration of ten (10) years after the effective date of grant of such SAR. Subject to the foregoing, unless otherwise specified by the Committee in the grant of a Freestanding SAR, each Freestanding SAR shall terminate ten (10) years after the effective date of grant of the SAR, unless earlier terminated in accordance with its provisions.
7.4    Exercise of SARs. Upon the exercise (or deemed exercise pursuant to Section 7.5) of an SAR, the Participant (or the Participant’s legal representative or other person who acquired the right to exercise the SAR by reason of the Participant’s death) shall be entitled to receive payment of an amount for each share with respect to which the SAR is exercised equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the SAR over the exercise price. Payment of such amount shall be made (a) in the case of a Tandem SAR, solely in shares of Stock in a lump sum upon the date of exercise of the SAR and (b) in the case of a Freestanding SAR, in cash, shares of Stock, or any combination thereof as determined by the Committee, in a lump sum upon the date of exercise of the SAR. When payment is to be made in shares of Stock, the number of shares to be issued shall be determined on the basis of the Fair Market Value of a share of Stock on the date of exercise of the SAR. For purposes of Section 7, an SAR shall be deemed exercised on the date on which the Company receives notice of exercise from the Participant or as otherwise provided in Section 7.5.
7.5    Deemed Exercise of SARs. If, on the date on which an SAR would otherwise terminate or expire, the SAR by its terms remains exercisable immediately prior to such termination or expiration and, if so exercised, would result in a payment to the holder of such SAR, then any portion of such SAR which has not previously been exercised shall automatically be deemed to be exercised as of such date with respect to such portion.
7.6    Effect of Termination of Service. Subject to earlier termination of the SAR as otherwise provided herein and unless otherwise provided by the Committee, a SAR shall be exercisable after a Participant’s termination of Service only to the extent and during the applicable time period determined in accordance with Section 6.4 (treating the SAR as if it were an Option) and thereafter shall terminate.
7.7    Transferability of SARs. During the lifetime of the Participant, a SAR shall be exercisable only by the Participant or the Participant’s guardian or legal representative. A SAR shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Committee, in its discretion, and set forth in the Award Agreement evidencing such Award, a Tandem SAR related to a Nonstatutory Stock Option or a Freestanding SAR shall be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form S-8 under the Securities Act.
8.    Restricted Stock Awards.
Restricted Stock Awards shall be evidenced by Award Agreements specifying whether the Award is a Restricted Stock Bonus or a Restricted Stock Purchase Right and the number of shares of Stock subject to the Award, in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:
8.1    Types of Restricted Stock Awards Authorized. Restricted Stock Awards may be granted in the form of either a Restricted Stock Bonus or a Restricted Stock Purchase Right. Restricted Stock Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 10.4. If either the grant of or satisfaction of Vesting Conditions applicable to a Restricted Stock Award is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Section 10.

8.2    Purchase Price. The purchase price for shares of Stock issuable under each Restricted Stock Purchase Right shall be established by the Committee in its discretion. No monetary payment (other than applicable tax withholding) shall be required as a condition of receiving shares of Stock pursuant to a Restricted Stock Bonus, the consideration for which shall be services actually rendered to a Participating Company or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to a Participating Company or for its benefit having a value not less than the par value of the shares of Stock subject to a Restricted Stock Award.
8.3    Purchase Period. A Restricted Stock Purchase Right shall be exercisable within a period established by the Committee, which shall in no event exceed thirty (30) days from the effective date of the grant of the Restricted Stock Purchase Right.
8.4    Payment of Purchase Price. Except as otherwise provided below, payment of the purchase price for the number of shares of Stock being purchased pursuant to any Restricted Stock Purchase Right shall be made (a) in cash, by check or in cash equivalent, (b) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (c) by any combination thereof.
8.5    Vesting and Restrictions on Transfer. Subject to the minimum vesting provisions of Section 5.6, shares issued pursuant to any Restricted Stock Award may be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. During any period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, such shares may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of other than pursuant to an Ownership Change Event or as provided in Section 8.8. The Committee, in its discretion, may provide in any Award Agreement evidencing a Restricted Stock Award that, if the satisfaction of Vesting Conditions with respect to any shares subject to such Restricted Stock Award would otherwise occur on a day on which the sale of such shares would violate the provisions of the Trading Compliance Policy, then satisfaction of the Vesting Conditions automatically shall be determined on the next trading day on which the sale of such shares would not violate the Trading Compliance Policy. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.
8.6    Voting Rights; Dividends and Distributions. Except as provided in this Section, Section 8.5 and any Award Agreement, during any period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, the Participant shall have all of the rights of a stockholder of the Company holding shares of Stock, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares; provided, however, that such dividends and distributions shall be subject to the same Vesting Conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid. In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.4, any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant is entitled by reason of the Participant’s Restricted Stock Award shall be immediately subject to the same Vesting Conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid or adjustments were made.
8.7    Effect of Termination of Service. Unless otherwise provided by the Committee in the Award Agreement evidencing a Restricted Stock Award, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then (a) the Company shall have the option to repurchase for the purchase price paid by the Participant any shares acquired by the Participant pursuant to a Restricted Stock Purchase Right which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service and (b) the Participant shall forfeit to the Company any shares acquired by the Participant pursuant to a Restricted Stock Bonus which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company.
8.8    Nontransferability of Restricted Stock Award Rights. Rights to acquire shares of Stock pursuant to a Restricted Stock Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or the laws of descent and distribution. All rights with respect to a Restricted Stock Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.
9.    Restricted Stock Units.
Restricted Stock Unit Awards shall be evidenced by Award Agreements specifying the number of Restricted Stock Units subject to the Award, in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:
9.1    Grant of Restricted Stock Unit Awards. Restricted Stock Unit Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 10.4. If either the grant of a Restricted Stock Unit Award or the Vesting Conditions with respect to such Award is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Section 10.

9.2    Purchase Price. No monetary payment (other than applicable tax withholding, if any) shall be required as a condition of receiving a Restricted Stock Unit Award, the consideration for which shall be services actually rendered to a Participating Company or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to a Participating Company or for its benefit having a value not less than the par value of the shares of Stock issued upon settlement of the Restricted Stock Unit Award.
9.3    Vesting. Subject to the minimum vesting provisions of Section 5.6, Restricted Stock Unit Awards may be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. The Committee, in its discretion, may provide in any Award Agreement evidencing a Restricted Stock Unit Award that, if the satisfaction of Vesting Conditions with respect to any shares subject to the Award would otherwise occur on a day on which the sale of such shares would violate the provisions of the Trading Compliance Policy, then the satisfaction of the Vesting Conditions automatically shall be determined on the first to occur of (a) the next trading day on which the sale of such shares would not violate the Trading Compliance Policy or (b) the last day of the calendar year in which the original vesting date occurred.
9.4    Voting Rights, Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Restricted Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Restricted Stock Unit Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date such Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date the Award is settled or the date on which it is terminated. Dividend Equivalent Rights, if any, shall be paid by crediting the Participant with a cash amount or with additional whole Restricted Stock Units as of the date of payment of such cash dividends on Stock, as determined by the Committee. The number of additional Restricted Stock Units (rounded to the nearest whole number), if any, to be credited shall be determined by dividing (a) the amount of cash dividends paid on the dividend payment date with respect to the number of shares of Stock represented by the Restricted Stock Units previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. Such cash amount or additional Restricted Stock Units shall be subject to the same terms and conditions, including vesting, and shall be settled in the same manner and at the same time as the Restricted Stock Units originally subject to the Restricted Stock Unit Award. In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.4, appropriate adjustments shall be made in the Participant’s Restricted Stock Unit Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Vesting Conditions as are applicable to the Award. Dividend Equivalent Rights shall not be paid on unvested Restricted Stock Units but may be accumulated and paid upon vesting or settlement of the Restricted Stock Units, as applicable.
9.5    Effect of Termination of Service. Unless otherwise provided by the Committee and set forth in the Award Agreement evidencing a Restricted Stock Unit Award, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then the Participant shall forfeit to the Company any Restricted Stock Units pursuant to the Award which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service.
9.6    Settlement of Restricted Stock Unit Awards. The Company shall issue to a Participant on the date on which Restricted Stock Units subject to the Participant’s Restricted Stock Unit Award vest or on such other date determined by the Committee in compliance with Section 409A, if applicable, and set forth in the Award Agreement one (1) share of Stock (and/or any other new, substituted or additional securities or other property pursuant to an adjustment described in Section 4.4) for each Restricted Stock Unit then becoming vested or otherwise to be settled on such date, subject to the withholding of applicable taxes, if any. If permitted by the Committee, the Participant may elect, consistent with the requirements of Section 409A, to defer receipt of all or any portion of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section, and such deferred issuance date(s) and amount(s) elected by the Participant shall be set forth in the Award Agreement. Notwithstanding the foregoing, the Committee, in its discretion, may provide for settlement of any Restricted Stock Unit Award by payment to the Participant in cash of an amount equal to the Fair Market Value on the payment date of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section.
9.7    Nontransferability of Restricted Stock Unit Awards. The right to receive shares pursuant to a Restricted Stock Unit Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Restricted Stock Unit Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.
10.    Performance Awards.
Performance Awards shall be evidenced by Award Agreements in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:
10.1    Types of Performance Awards Authorized. Performance Awards may be granted in the form of either Performance Shares or Performance Units. Each Award

Agreement evidencing a Performance Award shall specify the number of Performance Shares or Performance Units subject thereto, the Performance Award Formula, the Performance Goal(s) and Performance Period applicable to the Award, and the other terms, conditions and restrictions of the Award.
10.2    Initial Value of Performance Shares and Performance Units. Unless otherwise provided by the Committee in granting a Performance Award, each Performance Share shall have an initial monetary value equal to the Fair Market Value of one (1) share of Stock, subject to adjustment as provided in Section 4.4, on the effective date of grant of the Performance Share, and each Performance Unit shall have an initial monetary value established by the Committee at the time of grant. The final value payable to the Participant in settlement of a Performance Award determined on the basis of the applicable Performance Award Formula will depend on the extent to which Performance Goals established by the Committee are attained within the applicable Performance Period established by the Committee.
10.3    Establishment of Performance Period, Performance Goals and Performance Award Formula. In granting each Performance Award, the Committee shall establish in writing the applicable Performance Period (subject to the minimum vesting provisions of Section 5.6), Performance Award Formula and one or more Performance Goals which, when measured at the end of the Performance Period, shall determine on the basis of the Performance Award Formula the final value of the Performance Award to be paid to the Participant. The Company shall notify each Participant granted a Performance Award of the terms of such Award, including the Performance Period, Performance Goal(s) and Performance Award Formula.
10.4    Measurement of Performance Goals. Performance Goals shall be established by the Committee on the basis of targets to be attained (“Performance Targets”) with respect to one or more measures of business or financial performance (each, a “Performance Measure”), subject to the following:
(a)    Performance Measures. Performance Measures shall be calculated in accordance with the Company’s financial statements, or, if such measures are not reported in the Company’s financial statements, they shall be calculated in accordance with generally accepted accounting principles, a method used generally in the Company’s industry, or in accordance with a methodology established by the Committee prior to the grant of the Performance Award. As specified by the Committee, Performance Measures may be calculated with respect to the Company and each Subsidiary Corporation consolidated therewith for financial reporting purposes, one or more Subsidiary Corporations or such division or other business unit of any of them selected by the Committee. Unless otherwise determined by the Committee prior to the grant of the Performance Award, the Performance Measures applicable to the Performance Award shall be calculated prior to the accrual of expense for any Performance Award for the same Performance Period and excluding the effect (whether positive or negative) on the Performance Measures of any change in accounting standards or any unusual or infrequently occurring event or transaction, as determined by the Committee, occurring after the establishment of the Performance Goals applicable to the Performance Award. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of Performance Measures in order to prevent the dilution or enlargement of the Participant’s rights with respect to a Performance Award. Performance Measures may be based upon one or more of the following, as determined by the Committee:
(i)    revenue;
(ii)    sales;
(iii)    expenses;
(iv)    operating income;
(v)    gross margin;
(vi)    operating margin;
(vii)    earnings before any one or more of: stock-based compensation expense, interest, taxes, depreciation and amortization;
(viii)    pre-tax profit;
(ix)    net operating income;
(x)    net income;
(xi)    economic value added;
(xii)    free cash flow;
(xiii)    operating cash flow;
(xiv)    balance of cash, cash equivalents and marketable securities;
(xv)    stock price;
(xvi)    earnings per share;
(xvii)    return on stockholder equity;
(xviii)    return on capital;
(xix)    return on assets;
(xx)    return on investment;
(xxi)    total stockholder return;

(xxii)    employee satisfaction;
(xxiii)    employee retention;
(xxiv)    market share;
(xxv)    customer satisfaction;
(xxvi)    product development;
(xxvii)    research and development expenses;
(xxviii)    completion of an identified special project; and
(xxix)    completion of a joint venture or other corporate transaction.
(xxx)    growth in stockholder value relative to the moving average on the S&P 500 Index or another index.
(b)    Performance Targets. Performance Targets may include a minimum, maximum, target level and intermediate levels of performance, with the final value of a Performance Award determined under the applicable Performance Award Formula by the Performance Target level attained during the applicable Performance Period. A Performance Target may be stated as an absolute value, an increase or decrease in a value, or as a value determined relative to an index, budget or other standard selected by the Committee.
10.5    Settlement of Performance Awards.
(a)    Determination of Final Value. As soon as practicable following the completion of the Performance Period applicable to a Performance Award, the Committee shall certify in writing the extent to which the applicable Performance Goals have been attained and the resulting final value of the Award earned by the Participant and to be paid upon its settlement in accordance with the applicable Performance Award Formula.
(b)    Discretionary Adjustment of Award Formula. In its discretion, the Committee may, either at the time it grants a Performance Award or at any time thereafter, provide for the positive or negative adjustment of the Performance Award Formula applicable to a Performance Award granted to any Participant to reflect such Participant’s individual performance in his or her position with the Company or such other factors as the Committee may determine. If permitted under a Participant’s Award Agreement, the Committee shall have the discretion, on the basis of such criteria as may be established by the Committee, to reduce some or all of the value of the Performance Award that would otherwise be paid to the Participant upon its settlement notwithstanding the attainment of any Performance Goal and the resulting value of the Performance Award determined in accordance with the Performance Award Formula.

(c)    Effect of Leaves of Absence. Unless otherwise required by law or a Participant’s Award Agreement, payment of the final value, if any, of a Performance Award held by a Participant who has taken in excess of thirty (30) days in unpaid leaves of absence during a Performance Period shall be prorated on the basis of the number of days of the Participant’s Service during the Performance Period during which the Participant was not on an unpaid leave of absence.
(d)    Notice to Participants. As soon as practicable following the Committee’s determination and certification in accordance with Sections 10.5(a) and (b), the Company shall notify each Participant of the determination of the Committee.
(e)    Payment in Settlement of Performance Awards. As soon as practicable following the Committee’s determination and certification in accordance with Sections 10.5(a) and (b), but in any event within the Short-Term Deferral Period described in Section 15.1 (except as otherwise provided below or consistent with the requirements of Section 409A), payment shall be made to each eligible Participant (or such Participant’s legal representative or other person who acquired the right to receive such payment by reason of the Participant’s death) of the final value of the Participant’s Performance Award. Payment of such amount shall be made in cash, shares of Stock, or a combination thereof as determined by the Committee. Unless otherwise provided in the Award Agreement evidencing a Performance Award, payment shall be made in a lump sum. If permitted by the Committee, the Participant may elect, consistent with the requirements of Section 409A, to defer receipt of all or any portion of the payment to be made to the Participant pursuant to this Section, and such deferred payment date(s) elected by the Participant shall be set forth in the Award Agreement. If any payment is to be made on a deferred basis, the Committee may, but shall not be obligated to, provide for the payment during the deferral period of Dividend Equivalent Rights or interest.
(f)    Provisions Applicable to Payment in Shares. If payment is to be made in shares of Stock, the number of such shares shall be determined by dividing the final value of the Performance Award by the Fair Market Value of a share of Stock determined by the method specified in the Award Agreement. Shares of Stock issued in payment of any Performance Award may be fully vested and freely transferable shares or may be shares of Stock subject to Vesting Conditions as provided in Section 8.5. Any shares subject to Vesting Conditions shall be evidenced by an appropriate Award Agreement and shall be subject to the provisions of Sections 8.5 through 8.8 above.
10.6    Voting Rights; Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Performance Share Awards until the date of the issuance of such shares, if any (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Performance Share Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date the Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date on which the Performance Shares are settled or the date on which they are forfeited. Such Dividend Equivalent Rights, if any, shall be credited to the Participant either in cash or in the form of additional whole Performance Shares as of the date of payment of such cash dividends on Stock, as determined by the Committee. The number of additional Performance Shares (rounded to the nearest whole number), if any, to be so credited shall be determined by dividing (a) the amount of cash dividends paid on the dividend payment date with respect to the number of shares of Stock represented by the Performance Shares previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. Dividend Equivalent Rights, if any, shall be accumulated and paid to the extent that the related Performance Shares become nonforfeitable. Settlement of Dividend Equivalent Rights may be made in cash, shares of Stock, or a combination thereof as determined by the Committee, and may be paid on the same basis as settlement of the related Performance Share as provided in Section 10.5. Dividend Equivalent Rights shall not be paid with respect to Performance Units. In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.4, appropriate adjustments shall be made in the Participant’s Performance Share Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the Performance Share Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Performance Goals as are applicable to the Award.
10.7    Effect of Termination of Service. Unless otherwise provided by the Committee and set forth in the Award Agreement evidencing a Performance Award, the effect of a Participant’s termination of Service on the Performance Award shall be as follows:
(a)    Death or Disability. If the Participant’s Service terminates because of the death or Disability of the Participant before the completion of the Performance Period applicable to the Performance Award, the final value of the Participant’s Performance Award shall be determined by the extent to which the applicable Performance Goals have been attained with respect to the entire Performance Period and shall be prorated based on the number of months of the Participant’s Service during the Performance Period. Payment shall be made following the end of the Performance Period in any manner permitted by Section 10.5.
(b)    Other Termination of Service. If the Participant’s Service terminates for any reason except death or Disability before the completion of the Performance Period applicable to the Performance Award, such Award shall be forfeited in its entirety; provided, however, that in the event of an involuntary termination of the Participant’s Service, the Committee, in its discretion, may waive the automatic forfeiture of all or any portion of any such Award and determine the final value of the Performance Award in the manner provided by Section 10.7(a). Payment of any amount pursuant to this Section shall be made following the end of the Performance Period in any manner permitted by Section 10.5.
10.8    Nontransferability of Performance Awards. Prior to settlement in accordance with the provisions of the Plan, no Performance Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Performance Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.
11.    Cash-Based Awards and Other Stock-Based Awards.
Cash-Based Awards and Other Stock-Based Awards shall be evidenced by Award Agreements in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:
11.1    Grant of Cash-Based Awards. Subject to the provisions of the Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms and conditions, including the achievement of performance criteria, as the Committee may determine.
11.2    Grant of Other Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted securities, stock-equivalent units, stock appreciation units, securities or debentures convertible into common stock or other forms determined by the Committee) in such amounts and subject to such terms and conditions as the Committee shall determine. Other Stock-Based Awards may be made available as a form of payment in the settlement of other Awards or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may involve the transfer of actual shares of Stock to Participants, or payment in cash or otherwise of amounts based on the value of Stock and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.
11.3    Value of Cash-Based and Other Stock-Based Awards. Each Cash-Based Award shall specify a monetary payment amount or payment range as determined by the Committee. Each Other Stock-Based Award shall be expressed in terms of shares of Stock or units based on such shares of Stock, as determined by the Committee. Subject to the minimum vesting provisions of Section 5.6, the Committee may require the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. If the Committee exercises its discretion to establish performance criteria, the final value of Cash-Based Awards or Other Stock-Based Awards that will be paid to the Participant will depend on the extent to which the performance criteria are met. The establishment of performance criteria with respect to the grant or vesting of any Cash-Based Award or Other Stock-Based Award shall follow procedures substantially equivalent to those applicable to Performance Awards set forth in Section 10.
11.4    Payment or Settlement of Cash-Based Awards and Other Stock-Based Awards. Payment or settlement, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash, shares of Stock or other securities or any combination thereof as the Committee determines. The determination and certification of the final value with respect to any Cash-Based Award or Other Stock-Based Award shall comply with the requirements applicable to Performance Awards set forth in Section 10. To the extent applicable, payment or settlement with respect to each Cash-Based Award and Other Stock-Based Award shall be made in compliance with the requirements of Section 409A.
11.5    Voting Rights; Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Other Stock-Based Awards until the date of the issuance of such shares of Stock (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), if any, in settlement of such Award. However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Other Stock-Based Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date such Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date the Award is settled or the date on which it is terminated. Such Dividend Equivalent Rights, if any, shall be paid in accordance with the provisions set forth in Section 9.4. Dividend Equivalent Rights shall not be granted with respect to Cash-Based Awards. In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.4, appropriate adjustments shall be made in the Participant’s Other Stock-Based Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of such Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Vesting Conditions and performance criteria, if any, as are applicable to the Award.
11.6    Effect of Termination of Service. Each Award Agreement evidencing a Cash-Based Award or Other Stock-Based Award shall set forth the extent to which the Participant shall have the right to retain such Award following termination of the Participant’s Service. Such provisions shall be determined in the discretion of the Committee, need not be uniform among all Cash-Based Awards or Other Stock-Based Awards, and may reflect distinctions based on the reasons for termination, subject to the requirements of Section 409A, if applicable.
11.7    Nontransferability of Cash-Based Awards and Other Stock-Based Awards. Prior to the payment or settlement of a Cash-Based Award or Other Stock-Based Award, the Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. The Committee may impose such additional restrictions on any shares of Stock issued in settlement of Cash-Based Awards and Other Stock-Based Awards as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such shares of Stock are then listed and/or traded, or under any state securities laws or foreign law applicable to such shares of Stock.
12.    Standard Forms of Award Agreement.
12.1    Award Agreements. Each Award shall comply with and be subject to the terms and conditions set forth in the appropriate form of Award Agreement approved by the Committee and as amended from time to time. No Award or purported Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement, which execution may be evidenced by electronic means.
12.2    Authority to Vary Terms. The Committee shall have the authority from time to time to vary the terms of any standard form of Award Agreement either in connection with the grant or amendment of an individual Award or in connection with the authorization of a new standard form or forms; provided, however, that the terms and conditions of any such new, revised or amended standard form or forms of Award Agreement are not inconsistent with the terms of the Plan.
13.    Change in Control.
13.1    Effect of Change in Control on Awards. Subject to the requirements and limitations of Section 409A, if applicable, the Committee may provide for any one or more of the following:
(a)    Accelerated Vesting. The Committee may provide in the grant of any Award or at any other time may take such action as it deems appropriate to provide for acceleration of the exercisability, vesting and/or settlement in connection with a Change in Control of each or any outstanding Award or portion thereof and shares acquired pursuant thereto only if (i) the Award is not assumed, continued, or substituted by the Acquiror as described in Section 13.1(b), or (ii) the Award is assumed, continued, or substituted by the Acquiror as described in Section 13.1(b) and the Participant’s Service terminates as a result of Involuntary Termination; provided, however, that the vesting of Awards that are performance-based will be determined in either case based on the greater of (x) assumed achievement of the applicable performance goals at 100% of target with the result prorated based on the period of the Participant’s actual Service during the applicable full performance period, or (y) actual achievement of the applicable performance goals through the date of the Change in Control or the Involuntary Termination, as applicable.
For purposes of the foregoing, “Involuntary Termination” means, as to a particular Participant, the occurrence of any of the following upon or within a period of time established by the Committee (not exceeding twenty-four (24) months) following a Change in Control: (i) the Participant’s Service is terminated without Cause or (ii) the Participant terminates his or her Service for Good Reason; provided the Participant has given the Company written notice of the existence of a condition constituting Good Reason within sixty (60) days following the initial occurrence of such condition, the Company fails to remedy such condition within thirty (30) days following such written notice, and the Participant’s resignation from

Service is effective no later than six (6) months following the initial occurrence of such condition. Involuntary Termination shall not include any termination of the Participant’s Service which is (i) for Cause, (ii) a result of the Participant’s death or Disability, or (iii) a result of the Participant’s voluntary termination of Service other than for Good Reason.
For purposes of the foregoing, “Good Reason” means, unless such term or an equivalent term is otherwise defined by the applicable Award Agreement or a written employment or services or similar agreement between a Participant and a Participating Company applicable to an Award, any of the following with respect to a particular Participant without the Participant’s informed written consent: (i) a material diminution of the Participant’s authority, duties or responsibilities causing the Participant’s authority, duties or responsibilities to be of materially lesser rank within the Company or an equivalent business unit of its parent, as measured against the Participant’s authority, duties and responsibilities immediately prior to such diminution; (ii) a material reduction by the Company of the Participant’s base salary, other than any such material reduction that occurs in connection with a reduction that is imposed on all Participants at the time of such reduction; or (iii) the relocation of the Participant’s work place for the Company to a location that increases the Participant’s regular one-way commute distance between the Participant’s residence and work place by more than fifty (50) miles. The existence of Good Reason shall not be affected by the Participant’s temporary incapacity due to physical or mental illness not constituting a Disability.
(b)    Assumption, Continuation or Substitution. In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may, without the consent of any Participant, assume or continue the Company’s rights and obligations under each or any Award or portion thereof outstanding immediately prior to the Change in Control or substitute for each or any such outstanding Award or portion thereof a substantially equivalent award with respect to the Acquiror’s stock, as applicable. For purposes of this Section, if so determined by the Committee in its discretion, an Award denominated in shares of Stock shall be deemed assumed if, following the Change in Control, the Award confers the right to receive, subject to the terms and conditions of the Plan and the applicable Award Agreement, for each share of Stock subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of Stock on the effective date of the Change in Control was entitled (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Stock); provided, however, that if such consideration is not solely common stock of the Acquiror, the Committee may, with the consent of the Acquiror, provide for the consideration to be received upon the exercise or settlement of the Award, for each share of Stock subject to the Award, to consist solely of common stock of the Acquiror equal in Fair Market Value to the per share consideration received by holders of Stock pursuant to the Change in Control. Any Award or portion thereof which is neither assumed or continued by the Acquiror in connection with the Change in Control nor exercised or settled as of the time of consummation of the Change in Control shall terminate and cease to be outstanding effective as of the time of consummation of the Change in Control.

(c)    Cash-Out of Outstanding Stock-Based Awards. The Committee may, in its discretion and without the consent of any Participant, determine that, upon the occurrence of a Change in Control, each or any Award denominated in shares of Stock or portion thereof outstanding immediately prior to the Change in Control and not previously exercised or settled shall be canceled in exchange for a payment with respect to each vested share (and each unvested share, if so determined by the Committee) of Stock subject to such canceled Award in (i) cash, (ii) stock of the Company or of a corporation or other business entity a party to the Change in Control, or (iii) other property which, in any such case, shall be in an amount having a Fair Market Value equal to the Fair Market Value of the consideration to be paid per share of Stock in the Change in Control, reduced (but not below zero) by the exercise or purchase price per share, if any, under such Award. In the event such determination is made by the Committee, an Award having an exercise or purchase price per share equal to or greater than the Fair Market Value of the consideration to be paid per share of Stock in the Change in Control may be canceled without payment of consideration to the holder thereof. Payment pursuant to this Section (reduced by applicable withholding taxes, if any) shall be made to Participants in respect of the vested portions of their canceled Awards as soon as practicable following the date of the Change in Control and in respect of the unvested portions of their canceled Awards in accordance with the vesting schedules applicable to such Awards.
13.2    Effect of Change in Control on Nonemployee Director Awards. Subject to the requirements and limitations of Section 409A, if applicable, including as provided by Section 15.4(f), in the event of a Change in Control, each outstanding Nonemployee Director Award shall become immediately vested in full and, if applicable, exercisable and, except to the extent assumed, continued or substituted for pursuant to Section 13.1(b), shall be settled effective immediately prior to the time of consummation of the Change in Control.
13.3    Federal Excise Tax Under Section 4999 of the Code.
(a)    Excess Parachute Payment. If any acceleration of vesting pursuant to an Award and any other payment or benefit received or to be received by a Participant would subject the Participant to any excise tax pursuant to Section 4999 of the Code due to the characterization of such acceleration of vesting, payment or benefit as an “excess parachute payment” under Section 280G of the Code, then, provided such election would not subject the Participant to taxation under Section 409A, the Participant may elect to reduce the amount of any acceleration of vesting called for under the Award in order to avoid such characterization.
(b)    Determination by Independent Accountants. To aid the Participant in making any election called for under Section 13.3(a), no later than the date of the occurrence of any event that might reasonably be anticipated to result in an “excess parachute payment” to the Participant as described in Section 13.3(a), the Company shall request a determination in writing by the professional firm engaged by the Company for general tax purposes, or, if the tax firm so engaged by the Company is serving as accountant or auditor for the Acquiror, the Company will appoint a nationally recognized tax firm to make the determinations required by this Section. (the “Tax Firm”). As soon as practicable thereafter, the Tax Firm shall determine and report to the Company and the Participant the amount of such acceleration of vesting, payments and benefits which would produce the greatest after-tax benefit to the Participant. For the purposes of such determination, the Tax Firm may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Tax Firm such information and documents as the Tax Firm may reasonably request in order to make its required determination. The Company shall bear all fees and expenses the Tax Firm charge in connection with its services contemplated by this Section.
14.    Compliance with Securities Law.
The grant of Awards and the issuance of shares of Stock pursuant to any Award shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities and the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, no Award may be exercised or shares issued pursuant to an Award unless (a) a registration statement under the Securities Act shall at the time of such exercise or issuance be in effect with respect to the shares issuable pursuant to the Award, or (b) in the opinion of legal counsel to the Company, the shares issuable pursuant to the Award may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares under the Plan shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to issuance of any Stock, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.
15.    Compliance with Section 409A.
15.1    Awards Subject to Section 409A. The Company intends that Awards granted pursuant to the Plan shall either be exempt from or comply with Section 409A, and the Plan shall be so construed. The provisions of this Section 15 shall apply to any Award or portion thereof that constitutes or provides for payment of Section 409A Deferred Compensation. Such Awards may include, without limitation:
(a)    A Nonstatutory Stock Option or SAR that includes any feature for the deferral of compensation other than the deferral of recognition of income until the later of (i) the exercise or disposition of the Award or (ii) the time the stock acquired pursuant to the exercise of the Award first becomes substantially vested.
(b)    Any Restricted Stock Unit Award, Performance Award, Cash-Based Award or Other Stock-Based Award that either (i) provides by its terms for settlement of all or any portion of the Award at a time or upon an event that will or may occur later than the end of the Short-Term Deferral Period (as defined below) or (ii) permits the Participant granted the Award to elect one or more dates or events upon which the Award will be settled after the end of the Short-Term Deferral Period.
Subject to the provisions of Section 409A, the term “Short-Term Deferral Period” means the 2½ month period ending on the later of (i) the 15th day of the third month following the end of the Participant’s taxable year in which the right to payment under the applicable portion of the Award is no longer subject to a substantial risk of forfeiture or (ii) the 15th day of the third month following the end of the Company’s taxable year in which the right to payment under the applicable portion of the Award is no longer subject to a substantial risk of forfeiture. For this purpose, the term “substantial risk of forfeiture” shall have the meaning provided by Section 409A.
15.2    Deferral and/or Distribution Elections. Except as otherwise permitted or required by Section 409A, the following rules shall apply to any compensation deferral and/or payment elections (each, an “Election”) that may be permitted or required by the Committee pursuant to an Award providing Section 409A Deferred Compensation:
(a)    Elections must be in writing and specify the amount of the payment in settlement of an Award being deferred, as well as the time and form of payment as permitted by this Plan.
(b)    Elections shall be made by the end of the Participant’s taxable year prior to the year in which services commence for which an Award may be granted to the Participant.
(c)    Elections shall continue in effect until a written revocation or change in Election is received by the Company, except that a written revocation or change in Election must be received by the Company prior to the last day for making the Election determined in accordance with paragraph (b) above or as permitted by Section 15.3.
15.3    Subsequent Elections. Except as otherwise permitted or required by Section 409A, any Award providing Section 409A Deferred Compensation which permits a subsequent Election to delay the payment or change the form of payment in settlement of such Award shall comply with the following requirements:
(a)    No subsequent Election may take effect until at least twelve (12) months after the date on which the subsequent Election is made.
(b)    Each subsequent Election related to a payment in settlement of an Award not described in Section 15.4(a)(ii), 15.4(a)(iii) or 15.4(a)(vi) must result in a delay of the payment for a period of not less than five (5) years from the date on which such payment would otherwise have been made.
(c)    No subsequent Election related to a payment pursuant to Section 15.4(a)(iv) shall be made less than twelve (12) months before the date on which such payment would otherwise have been made.

(d)    Subsequent Elections shall continue in effect until a written revocation or change in the subsequent Election is received by the Company, except that a written revocation or change in a subsequent Election must be received by the Company prior to the last day for making the subsequent Election determined in accordance the preceding paragraphs of this Section 15.3.
15.4    Payment of Section 409A Deferred Compensation.
(a)    Permissible Payments. Except as otherwise permitted or required by Section 409A, an Award providing Section 409A Deferred Compensation must provide for payment in settlement of the Award only upon one or more of the following:
(i)    The Participant’s “separation from service” (as defined by Section 409A);
(ii)    The Participant’s becoming “disabled” (as defined by Section 409A);
(iii)    The Participant’s death;
(iv)    A time or fixed schedule that is either (i) specified by the Committee upon the grant of an Award and set forth in the Award Agreement evidencing such Award or (ii) specified by the Participant in an Election complying with the requirements of Section 15.2 or 15.3, as applicable;
(v)    A change in the ownership or effective control or the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 409A; or
(vi)    The occurrence of an “unforeseeable emergency” (as defined by Section 409A).
(b)    Installment Payments. It is the intent of this Plan that any right of a Participant to receive installment payments (within the meaning of Section 409A) shall, for all purposes of Section 409A, be treated as a right to a series of separate payments.
(c)    Required Delay in Payment to Specified Employee Pursuant to Separation from Service. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, except as otherwise permitted by Section 409A, no payment pursuant to Section 15.4(a)(i) in settlement of an Award providing for Section 409A Deferred Compensation may be made to a Participant who is a “specified employee” (as defined by Section 409A) as of the date of the Participant’s separation from service before the date (the “Delayed Payment Date”) that is six (6) months after the date of such Participant’s separation from service, or, if earlier, the date of the Participant’s death. All such amounts that would, but for this paragraph, become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date.

(d)    Payment Upon Disability. All distributions of Section 409A Deferred Compensation payable pursuant to Section 15.4(a)(ii) by reason of a Participant becoming disabled shall be paid in a lump sum or in periodic installments as established by the Participant’s Election. If the Participant has made no Election with respect to distributions of Section 409A Deferred Compensation upon becoming disabled, all such distributions shall be paid in a lump sum upon the determination that the Participant has become disabled.
(e)    Payment Upon Death. If a Participant dies before complete distribution of amounts payable upon settlement of an Award subject to Section 409A, such undistributed amounts shall be distributed to his or her beneficiary under the distribution method for death established by the Participant’s Election upon receipt by the Committee of satisfactory notice and confirmation of the Participant’s death. If the Participant has made no Election with respect to distributions of Section 409A Deferred Compensation upon death, all such distributions shall be paid in a lump sum upon receipt by the Committee of satisfactory notice and confirmation of the Participant’s death.
(f)    Payment Upon Change in Control. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, to the extent that any amount constituting Section 409A Deferred Compensation would become payable under this Plan by reason of a Change in Control, such amount shall become payable only if the event constituting a Change in Control would also constitute a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A. Any Award which constitutes Section 409A Deferred Compensation and which would vest and otherwise become payable upon a Change in Control as a result of the failure of the Acquiror to assume, continue or substitute for such Award in accordance with Section 13.1(b) shall vest to the extent provided by such Award and shall be converted automatically at the effective time of such Change in Control into a right to receive, in cash on the date or dates such award would have been settled in accordance with its then existing settlement schedule (or as required by Section 15.4(c)), an amount or amounts equal in the aggregate to the intrinsic value of the Award at the time of the Change in Control.
(g)    Payment Upon Unforeseeable Emergency. The Committee shall have the authority to provide in the Award Agreement evidencing any Award providing for Section 409A Deferred Compensation for payment pursuant to Section 15.4(a)(vi) in settlement of all or a portion of such Award in the event that a Participant establishes, to the satisfaction of the Committee, the occurrence of an unforeseeable emergency. In such event, the amount(s) distributed with respect to such unforeseeable emergency cannot exceed the amounts reasonably necessary to satisfy the emergency need plus amounts necessary to pay taxes reasonably anticipated as a result of such distribution(s), after taking into account the extent to which such emergency need is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by cessation of deferrals under the Award. All distributions with respect to an unforeseeable emergency shall be made in a lump sum upon the Committee’s determination that an unforeseeable emergency has occurred. The Committee’s decision with respect to whether an unforeseeable emergency has occurred and the manner in which, if at all, the payment in settlement of an Award shall be altered or modified, shall be final, conclusive, and not subject to approval or appeal.
(h)    Prohibition of Acceleration of Payments. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, this Plan does not permit the acceleration of the time or schedule of any payment under an Award providing Section 409A Deferred Compensation, except as permitted by Section 409A.
(i)    No Representation Regarding Section 409A Compliance. Notwithstanding any other provision of the Plan, the Company makes no representation that Awards shall be exempt from or comply with Section 409A. No Participating Company shall be liable for any tax, penalty or interest imposed on a Participant by Section 409A.
16.    Tax Withholding.
16.1    Tax Withholding in General. The Company shall have the right to deduct from any and all payments made under the Plan, or to require the Participant, through payroll withholding, cash payment or otherwise, to make adequate provision for, the federal, state, local and foreign taxes (including social insurance), if any, required by law to be withheld by any Participating Company with respect to an Award or the shares acquired pursuant thereto. The Company shall have no obligation to deliver shares of Stock, to release shares of Stock from an escrow established pursuant to an Award Agreement, or to make any payment in cash under the Plan until the Participating Company Group’s tax withholding obligations have been satisfied by the Participant.
16.2    Withholding in or Directed Sale of Shares. The Company shall have the right, but not the obligation, to deduct from the shares of Stock issuable to a Participant upon the exercise or settlement of an Award, or to accept from the Participant the tender of, a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to all or any part of the tax withholding obligations of any Participating Company. The Fair Market Value of any shares of Stock withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable maximum statutory withholding rates (or such other rate as may be necessary to avoid an adverse accounting consequence or cost). The Company may require a Participant to direct a broker, upon the vesting, exercise or settlement of an Award, to sell a portion of the shares subject to the Award determined by the Company in its discretion to be sufficient to cover the tax withholding obligations of any Participating Company and to remit an amount equal to such tax withholding obligations to such Participating Company in cash.
17.    Amendment, Suspension or Termination of Plan.
The Committee may amend, suspend or terminate the Plan at any time. However, without the approval of the Company’s stockholders, there shall be (a) no increase in the maximum aggregate number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Sections 4.2, 4.3 and 4.4), (b) no change in the class of persons eligible to receive Incentive Stock Options, and (c) no other amendment of the Plan that would require approval of the Company’s stockholders under any applicable law, regulation or rule, including the rules of any stock exchange or quotation system upon which the Stock may then be listed or quoted. No amendment, suspension or termination of the Plan shall affect any then outstanding Award unless expressly provided by the Committee. Except as provided by the next sentence, no amendment, suspension or termination of the Plan may have a materially adverse effect on any then outstanding Award without the consent of the Participant. Notwithstanding any other provision of the Plan or any Award Agreement to the contrary, the Committee may, in its sole and absolute discretion and without the consent of any Participant, amend the Plan or any Award Agreement, to take effect retroactively or otherwise, as it deems necessary or advisable for the purpose of conforming the Plan or such Award Agreement to any present or future law, regulation or rule applicable to the Plan, including, but not limited to, Section 409A.
18.    Miscellaneous Provisions.
18.1    Repurchase Rights. Shares issued under the Plan may be subject to one or more repurchase options, or other conditions and restrictions as determined by the Committee in its discretion at the time the Award is granted. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.
18.2    Forfeiture Events.
(a)    The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of Service for Cause or any act by a Participant, whether before or after termination of Service, that would constitute Cause for termination of Service, or any accounting restatement due to material noncompliance of the Company with any financial reporting requirements of securities laws as a result of which, and to the extent that, such reduction, cancellation, forfeiture, or recoupment is required by applicable securities laws.
(b)    If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, any Participant who knowingly or through gross negligence engaged in the misconduct, or who knowingly or through gross negligence failed to prevent the misconduct, and any Participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, shall reimburse the Company for (i) the amount of any payment in settlement of an Award received by such Participant during the twelve- (12-) month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement, and (ii) any profits realized by such Participant from the sale of securities of the Company during such twelve- (12-) month period.
18.3    Provision of Information. Each Participant shall be given access to information concerning the Company equivalent to that information generally made available to the Company’s common stockholders.
18.4    Rights as Employee, Consultant or Director. No person, even though eligible pursuant to Section 5, shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant. Nothing in the Plan or any Award granted under the Plan shall confer on any Participant a right to remain an Employee, Consultant or Director or interfere with or limit in any way any right of a Participating Company to terminate the Participant’s Service at any time. To the extent that an Employee of a Participating Company other than the Company receives an Award under the Plan, that Award shall in no event be understood or interpreted to mean that the Company is the Employee’s employer or that the Employee has an employment relationship with the Company.
18.5    Rights as a Stockholder. A Participant shall have no rights as a stockholder with respect to any shares covered by an Award until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 4.4 or another provision of the Plan.
18.6    Delivery of Title to Shares. Subject to any governing rules or regulations, the Company shall issue or cause to be issued the shares of Stock acquired pursuant to an Award and shall deliver such shares to or for the benefit of the Participant by means of one or more of the following: (a) by delivering to the Participant evidence of book entry shares of Stock credited to the account of the Participant, (b) by depositing such shares of Stock for the benefit of the Participant with any broker with which the Participant has an account relationship, or (c) by delivering such shares of Stock to the Participant in certificate form.
18.7    Fractional Shares. The Company shall not be required to issue fractional shares upon the exercise or settlement of any Award.
18.8    Retirement and Welfare Plans. Neither Awards made under this Plan nor shares of Stock or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under any Participating Company’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.
18.9    Beneficiary Designation. Subject to local laws and procedures, each Participant may file with the Company a written designation of a beneficiary who is to receive any benefit under the Plan to which the Participant is entitled in the event of such Participant’s death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. If a married Participant designates a beneficiary other than the Participant’s spouse, the effectiveness of such designation may be subject to the consent of the Participant’s spouse. If a Participant dies without an effective designation of a beneficiary who is living at the time of the Participant’s death, the Company will pay any remaining unpaid benefits to the Participant’s legal representative.
18.10    Severability. If any one or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan shall not in any way be affected or impaired thereby.
18.11    No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s or another Participating Company’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (b) limit the right or power of the Company or another Participating Company to take any action which such entity deems to be necessary or appropriate.
18.12    Unfunded Obligation. Participants shall have the status of general unsecured creditors of the Company. Any amounts payable to Participants pursuant to the Plan shall be considered unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974. No Participating Company shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Committee or any Participating Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of any Participating Company. The Participants shall have no claim against any Participating Company for any changes in the value of any assets which may be invested or reinvested by the Company with respect to the Plan.
18.13    Choice of Law. Except to the extent governed by applicable federal law, the validity, interpretation, construction and performance of the Plan and each Award Agreement shall be governed by the laws of the State of Nevada, without regard to its conflict of law rules.

IN WITNESS WHEREOF, the undersigned Secretary of the Company certifies that the foregoing sets forth the Everi Holdings Inc. Amended and Restated 2014 Equity Incentive Plan as duly adopted by the Board on March 4, 2021, and approved by the stockholders of the Company on May 19, 2021.

Kate C. Lowenhar-Fisher, Secretary

Appendix C
SUPPLEMENT TO PRESENT REQUIRED INFORMATION IN SEARCHABLE FORMAT
Code of Business Conduct, Standards and Ethics – page
We have recently adopted an updated version of our Code of Business Conducts, Standards and ethics to place greater emphasis on diversity and inclusion, privacy, safety and health, sustainability, and corporate social responsibility. Our Code of Business Conduct applies to all our employees, officers, directors, consultants, vendors, suppliers, and agents of the Company.
Our Code of Business Conduct addresses among other things:
•Speaking up and reporting concerns;
•Potential conflicts of interest;
•Compliance and adherence to laws, rules, and regulations;
•Privacy and data protection;
•Company assets and property;
•Environmental Sustainability;
•Social Responsibility;
•Diversity and Inclusion / prohibited harassment;
•Human rights;
•Supplier diversity;
•Workplace safety and health;
•Charitable contributions;
•Political activities; and
•Responsible gaming.
Material amendments to this Code of Business Conduct must be approved by the Board. To the extent required by law, any substantive amendment to, or waiver of this Code of Business Conduct will be promptly disclosed to the public. The Code of Business Conduct will be posted and maintained on the Company’s website at: https://www.everi.com/investor-relations/business-summary/governance-documents.
Board Role in Risk Oversight – page
Our Board is responsible for oversight of our risk assessment process. The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of our management team with respect to material risks that the Company faces, including, but not limited to: our credit, liquidity, cybersecurity, compliance and legal and regulatory, strategic, and reputational risks. The Board, or the applicable committee of the Board, regularly receives these reports from members of our management team to enable it to identify material risks and assess management’s risk management and mitigation strategies, including recent risks that the Company has focused on, including various enterprise risks, market impacts, and other risks driven by COVID-19. The Board engages with the Company’s Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, and Chief Legal Officer, along with other with members of management, to determine the Company’s risk tolerance and endeavors to see that management identifies, evaluates, and properly manages and mitigates the overall risk profile of the Company.
Audit Committee
•Assesses risks relating to the Company’s financial statements and cybersecurity matters, including information technology risks (inclusive of but not limited to data privacy and security issues); and
•Oversees both the Company’s external and internal audit functions and oversees the Company’s compliance with applicable laws and regulations.
Compensation Committee
•Oversees the management of risks relating to the Company’s executive compensation plans and arrangements; and
•Oversees the Company’s Employee Equity Plan and issuance of equity to employees.
Nom Gov Committee
•Reviews, no less than annually, the independence of our Board and potential conflicts of interest concerning our Board and senior executives; and
•Oversees the Company’s Environmental Sustainability, Social Responsibility, and Corporate Governance initiatives.
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